PROSPECTUS PURSUANT TO 424(b)(3) OF THE SECURITIES ACT OF 1933
                              DATED APRIL 11, 2006
                          CANWEST PETROLEUM CORPORATION
                        10,442,408 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 10,442,408 shares of our common stock, including up to 4,188,148 shares of common stock underlying convertible notes in a principal amount of $2,860,373 (plus interest and penalties), up to 4,188,148 shares issuable upon the exercise of common stock purchase warrants, an allocation of 400,872 shares which have been accrued and will be issued for interest and penalties pursuant to the notes and 1,665,240 shares of common stock currently outstanding.

The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "CWPC". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on March 28, 2006, was $7.52.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 11, 2006.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by CanWest Petroleum Corporation with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

                                TABLE OF CONTENTS



Summary Information and Risk Factors...........................................3
Use of Proceeds...............................................................11
Selling Security Holders......................................................11
Plan of Distribution..........................................................18
Legal Proceedings.............................................................19
Directors, Executive Officers, Promoters and Control Persons..................19
Security Ownership of Beneficial Owners and Management........................22
Description of Securities.....................................................24
Legal Matters.................................................................25
Experts.......................................................................25
Indemnification for Securities Act Liabilities................................25
Business......................................................................26
Management's Discussion and Analysis of Financial Condition and
Plan of Operations............................................................46
Property......................................................................57
Certain Relationships and Related Transactions................................61
Market for Common Equity and Related Stockholder Matters......................62
Executive Compensation........................................................64
Available Information.........................................................66
Financial Statements.........................................................F-1

              CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This Prospectus includes certain statements that may be deemed to be "forward-looking statements." All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that CanWest Petroleum Corporation's management expects, believes or anticipates will or may occur in the future are forward looking statements. Examples of forward-looking statements may include discussion of such matters as:

      o The amount and nature of future capital, development and exploration expenditures;
      o     Business strategies and development of new business plan; and
      o Other similar matters such as those discussed in Management's and Analysis and its Plan of Operations.

These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, including such factors as the volatility and level of oil and natural gas prices, uncertainties in cash flow, expected acquisition benefits, production rates and reserve replacement, reserve estimates, drilling and operating risks, competition, litigation, environmental matters, the potential impact of government regulations, and other matters discussed under the caption "Risk Factors," many of which are beyond our control. Readers are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements.


                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the secured convertible notes to the financial statements.

                          CANWEST PETROLEUM CORPORATION

We are engaged in the exploration for and mining of oil shale in Pasquia Hills, Saskatchewan and the refining of certain petrochemical feedstocks derived from oil shale. We also are continuing to evaluate certain technology involving the separation of hydrocarbons from sand and oil shale.

For the fiscal year ended April 30, 2005, we generated no revenue and had a net loss of $5,109,073. As a result of recurring losses from operations and a working capital deficit of $1,765,711, our auditors, in their report dated July 22, 2005, have expressed substantial doubt about our ability to continue as a going concern.


Our principal offices are located at 206-475 Howe Street, Vancouver, British Columbia V6C 2B, Canada, and our telephone number is (604) 685-8355. We are a Colorado corporation.

The Offering


      Common stock offered by selling stockholders: Up to 10,442,408 common shares, including the following:

            o 4,188,148 shares of common stock underlying convertible notes in the principal amount of $2,860,373 plus conversion of interest and penalties.
            o up to 4,188,148 shares of common stock issuable upon the exercise of common stock purchase warrants.
            o     1,665,240 shares of common stock outstanding.
            o Up to 400,872 shares of common stock which has accrued and will be issued pursuant to the interest and penalty provisions of the notes.
      o The 10,442,408 common shares represent 9.86% of our current outstanding common stock.
      o Common stock to be outstanding after the offering: Up to 114,653,753 common shares
      o Use of proceeds. We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.
      o     Over-The-Counter Bulletin Board Symbol: CWPC


The above information regarding common stock to be outstanding after the offering is based on 105,876,586 shares of common stock outstanding as of March 28, 2006 and assumes the subsequent conversion of our issued convertible notes and exercise of warrants by our selling stockholders.

To finance the acquisition of the Eagles Nest Parcel (see description below under Business) the Company entered into a private placement of its securities whereby the Company issued 8% Convertible Notes (the "Original Notes") with stock purchase warrants for aggregate principal amount of $5,200,000 (the "Original Offering"), all pursuant to a Subscription Agreement (the "Subscription Agreement") with the purchasers. Under the terms of the Original Offering, the Original Notes are convertible to shares of the Company's common stock (the "Common Stock") at $0.40 per share of Common Stock. However, pursuant to the Subscription Agreement, amounts not expended on successful bids, associated costs and first year rentals were to be refunded on a pro-rata basis. The refunded amount totals $4,472,813, as only $727,187 was used in connection with the acquisition of the Eagles Nest Parcel and related costs. Under the terms of the Original Offering, the purchasers were to receive bonus shares equal to 10% of the refunded amount allocable to the respective purchasers, which bonus shares were issued at the rate of $0.40 per share ("Bonus Shares"). Also, purchasers were to receive warrants ("Original Warrants") based on one warrant per $0.40 invested by a purchaser, after the refunded amount was to be distributed to the purchaser. The Original Warrants are exercisable for two years from the issue date at an exercise price of $0.55 per share.

Effective August 31, 2005, some of the purchasers elected not to receive their pro-rata portion of the refund amount. Rather, those purchasers elected to be included under amended terms to the Original Offering (the "Amended Offering"). Under the terms of the Amended Offering, a purchaser received a new convertible promissory note in the amount of their principal investment not refunded (the "New Note"), which New Note is convertible into shares of the Company's common stock at a per share conversion price of $0.90 per share. The purchaser also received one warrant ("Amended Warrant") for each $0.90 of principal invested in the Amended Offering. Each Amended Warrant is exercisable to purchase one share of common stock at an exercise price of $1.30 per share for one year.

Of the total $5,200,000 raised in the Original Offering, $727,187 Original Notes were issued under the Original Offering along with 1,817,967 Original Warrants to purchase that same number of common shares at $0.55 until September 19, 2007, $2,339,602 was refunded along with 584,878 Bonus Shares, $2,133,186 Amended Notes were issued pursuant to the Amended Offering along with 2,370,206 Amended Warrants to purchase that same number of common shares at $1.30 until September 19, 2006, Finders fees totaling 755,670 common shares were issued in the aggregate as finders fees on the Original Offering and Amended Offering.

Interest and penalty shares, for failure to file this registration statement by October 23, 2005 and for its failing to go effective by February 20, 2006, totaling 400,871 shares of common stock are included in this registration statement.


RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATED TO OUR BUSINESS

DUE TO OUR HISTORY OF OPERATING LOSSES, WE ARE UNCERTAIN THAT WE WILL BE ABLE TO CONTINUE AS A GOING CONCERN.

The consolidated financial statements have been prepared assuming that we will continue as a going concern. During the fiscal years ended April 30, 2005 and 2004 we suffered net losses of $5,109,073 and $1,581,054, respectively. At April 30, 2005 there was stockholders' equity and a working capital deficit of $3,728,042 and $1,765,711, respectively. At April 30, 2004 there was a stockholders' deficit and a working capital deficit of $2,026,926 and $2,405,505 respectively. The report of the independent registered public accounting firm issued in conjunction with the consolidated financial statements for the year ended April 30, 2005 contains an explanatory paragraph indicating that the foregoing matters raise substantial doubt about our ability to continue as a going concern. There is no assurance that we can generate net income, increase revenues or successfully expand our operation in the future.

See "Plan of Operation" for a description of management's plans in regard to this issue. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should we be unsuccessful in implementing these plans, or otherwise unable to continue as a going concern.

OUR BUSINESS PLAN IS HIGHLY SPECULATIVE AND ITS SUCCESS DEPENDS, IN PART, ON UNPROVEN TECHNOLOGY.

Our business plan involves the exploration for oil shale in the Pasquia Hills area of Saskatchewan and in the Athabasca Region of Alberta, Canada. The exploration itself is highly speculative. In addition, mining for oil shale has historically been a very expensive process. The costs for drilling, mining and ore extraction must be significantly reduced to make the amounts of oil shale extracted worth the expenditures. Once extracted, we are relying on our ability to cost effectively obtain certain by-products through the retorting process. Our cost-effective retorting process involves the use of unproven technologies. If the technologies on which we rely cannot produce the by-products cost effectively, this would adversely affect our plan of operations.

THE BUSINESS OF MINING IS SUBJECT TO MANY RISKS.

The business of mining is subject to a number of risks and hazards, including but not limited to:

      - unanticipated ground and water conditions and adverse claims to water rights;

      -     geological problems;

      -     metallurgical and other processing problems;

      - the occurrence of unusual weather or operating conditions and other force majeure events;

      -     lower than expected ore grades;

      -     accidents;

      - delays in the receipt of or failure to receive necessary government permits;

      -     delays in transportation;

      -     labor disputes;

      -     unavailability of materials and equipment; and

      - the failure of equipment or processes to operate in accordance with specifications or expectations.

The risks associated with mining described above could cause personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. We are not currently engaged in mining operations (because we are in the exploration phase) and do not presently carry property and liability insurance. We have in the past carried property and liability insurance when actively engaged in mining operations which covered certain of these risks and plan to do so again in the future. However, cost effective insurance contains exclusions and limitations on coverage and may be unavailable in some circumstances.

ENVIRONMENTAL AND REGULATORY COMPLIANCE MAY IMPOSE SUBSTANTIAL COSTS ON US.

Our operations are or will be subject to stringent federal, provincial and local laws and regulations relating to improving or maintaining environmental quality. Our global operations are also subject to many environmental protection laws. Environmental laws often require parties to pay for remedial action or to pay damages regardless of fault. Environmental laws also often impose liability with respect to divested or terminated operations, even if the operations were terminated or divested many years ago.

Our mining operations and exploration activities are or will be subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, mine safety, toxic substances and other matters. Mining is also subject to risks and liabilities associated with pollution of the environment and disposal of waste products occurring as a result of mineral exploration and production. Compliance with these laws and regulations will impose substantial costs on us and will subject us to significant potential liabilities.

Costs associated with environmental liabilities and compliance have increased over time, and we expect these costs to continue to increase in the future. We will be required to book reserves for the costs of environmental obligations on our financial statements for such liabilities as our mining operations proceed.

THE LOSS OF CURRENT MANAGEMENT MAY MAKE IT DIFFICULT FOR US TO OPERATE.

Our prospects for success currently are greatly dependent upon the efforts and active participation of its management team, including its President and Chief Executive Officer, Thornton Donaldson, Todd Montgomery, a key employee of Western Petrochemicals Corporation ("WPC"), Dale Loewen, a consultant and manager of its Eagle Nest Oilsands Prospect and Keith McCrae, P. Eng., a consultant and manager of its Pasquia Hills Oil Shale Project, Mr. Christopher Hopkins, Oilsands Quest Inc. ("OQI") President, and Mr. Karim Hirji, OQI's Chief Financial Officer. We do not have employment contracts with Mr. Donaldson or Mr. Montgomery and Mr. Loewen and Mr. McCrae are paid based on time spent on the project at a rate of $730 ($1,000 CDN) per day. The loss of the services of Mr. Donaldson, Mr. Montgomery, Mr. Loewen, Mr. McCrae, Mr. Hopkins or Mr. Hirji could be expected to have an adverse effect on us. The Company does not maintain key person insurance on any of the above named key management.

FLUCTUATIONS IN U.S. AND CANADIAN DOLLAR EXCHANGE RATES MAY HAVE A MATERIAL ADVERSE IMPACT

Commodity prices and costs related to the Company's activities, if and when applicable, will generally be based on a U.S. dollar market price. Fluctuations in the U.S. and Canadian dollar exchange rate may cause a negative impact on revenue and costs and could have a material adverse impact on the Company.

ACCESS TO MARKETS AND COMPETITION

By the time any of the Company's projects achieve startup, they will have been preceded by other projects. The Company will compete with other companies and individuals, some of which have greater financial, human and other resources than the Company. The Canadian and international natural resource industry is highly competitive in all aspects, including the distribution and marketing of petroleum products. As a result, these issues could have a material adverse effect on these projects and cause delays or abandonment of them entirely.

RISKS RELATING TO OUR CURRENT FINANCING ARRANGEMENT:


THE ISSUANCE OF SHARES UPON CONVERSION OR EXERCISE OF ANY OF OUR OUTSTANDING NOTES OR WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION OF VOTING POWER TO OUR EXISTING STOCKHOLDERS.


The issuance of shares upon conversion of the notes and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

IN THE EVENT THAT OUR STOCK PRICE DECLINES, THE SHARES OF COMMON STOCK ALLOCATED FOR CONVERSION OR EXERCISE OF ANY OF OUR OUTSTANDING NOTES OR WARRANTS REGISTERED PURSUANT TO THIS PROSPECTUS MAY NOT BE ADEQUATE AND WE MAY BE REQUIRED TO FILE A SUBSEQUENT REGISTRATION STATEMENT COVERING ADDITIONAL SHARES. IF THE SHARES WE HAVE ALLOCATED AND ARE REGISTERING HEREWITH ARE NOT ADEQUATE AND WE ARE REQUIRED TO FILE AN ADDITIONAL REGISTRATION STATEMENT, WE MAY INCUR SUBSTANTIAL COSTS IN CONNECTION THEREWITH.

Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the notes and exercise of warrants, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the notes and exercise of warrants. Accordingly, we will allocate and register 8,376,296 shares to cover the conversion of the notes and exercise of warrants and 400,871 shares pursuant to the interest and penalty provisions in the notes. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the notes and exercise of warrants and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY OUR OUTSTANDING NOTES, WE WOULD SUBSTANTIALLY REDUCE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE NOTES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS.

Any event of default under the Notes could require the early repayment of the Notes, including the accruing of interest on the outstanding principal balance of the Notes if the default is not cured with the specified grace period. We anticipate that the full amount of the Notes will be converted into shares of our common stock, in accordance with the terms of the Notes.

If we are required to repay the Notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the Notes when required, the Note holders could commence legal action against us to recover the amounts due. Any such action would require us to curtail or cease operations.


VOTING CONTROL OF OQI MAY NOT CONTINUE DUE TO DILUTION

We currently hold 11,729,313 common shares of OQI representing 65.6% of the issued and outstanding shares of OQI and a 63.1% interest in OQI on a fully diluted basis, assuming the conversion and exercising of all existing warrants. There is, however, no assurance that the Company will have the financial resources to exercise its 647,688 warrants to purchase that same number of OQI common shares at $1.70 ($2.00 CDN) or 1,250,000 warrants to purchase that same number of OQI common shares at $8.50 ($10.00 CDN)in order to maintain its voting control of OQI.

Also while it is the Company's intention to maintain and or increase its interest in OQI, through its right of first offer, there can be no assurance that the Company will have the financial resources in the future to be able to do so and as such may lose voting control over OQI.


RISKS RELATING TO OUR COMMON STOCK:

WE HAVE NUMEROUS OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE DEBENTURES AND COMMITMENTS TO ISSUE SHARES, WHICH MAY ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.


We have reserved 19,671,504 shares for issuance upon exercise of outstanding options under plans and warrants at prices as low as $0.27 per share. The Company has also reserved for issuance 4,589,019 shares for issuance upon conversion of the principal and interest under the Notes. The Company has also agreed to issue 1,961,900 shares to certain creditors of API and 1,136,483 shares to other creditors of the Company. Any sale into the public market of Shares purchased privately at prices below the current market price could be expected to have a depressive effect on the market price of our Common Stock. See "Description of Securities."


FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE

Our stock price may decline by future sales of our shares or the perception that such sales may occur. If we issue additional shares of common stock in private financings under an exemption from the registration laws, then those shares will constitute "restricted shares" as defined in Rule 144 under the Securities Act. The restricted shares may only be sold if they are registered under the Securities Act, or sold under Rule 144, or another exemption from registration under the Securities Act.

Some of our outstanding restricted shares of common stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders. We are unable to estimate the amount, timing, or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market may cause the stock's market price to decline. See "Description of Securities."

WE DO NOT EXPECT TO PAY DIVIDENDS.

We have not paid dividends since inception on our common stock, and we do not contemplate paying dividends in the foreseeable future on our common stock in order to use all of our earnings, if any, to finance expansion of our business plans.

LACK OF TRADING MARKET MAY MAKE IT DIFFICULT TO SELL OUR COMMON STOCK.

The only trading in our common stock is conducted on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock. In addition, our common stock is defined as a "penny stock" by rules adopted by the Commission. In such event, brokers and dealers effecting transactions in the common stock with or for the account of a customer must obtain the written consent of a customer prior to purchasing the common stock, must obtain certain information from the customer and must provide certain disclosures to such customer. These requirements may have the effect of reducing the level of trading in the secondary market, if any, of the common stock and reducing the liquidity of the common stock.

OUR STOCK PRICE CAN BE EXTREMELY VOLATILE.

Our common stock is traded on the OTC Bulletin Board. There can be no assurance that an active public market will continue for the common stock, or that the market price for the common stock will not decline below its current price. Such price may be influenced by many factors, including, but not limited to, investor perception of us and our industry and general economic and market conditions. The trading price of the common stock could be subject to wide fluctuations in response to announcements of our business developments or our competitors, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our common stock.

ISSUANCE OF PREFERRED STOCK AND OUR ANTI-TAKEOVER PROVISIONS COULD DELAY OR PREVENT A CHANGE IN CONTROL AND MAY ADVERSELY AFFECT OUR COMMON STOCK.

We are authorized to issue 10,000,000 shares of preferred stock which may be issued in series from time to time with such designations, rights, preferences and limitations as our board of directors may determine by resolution. The rights of the holders of our common stock will be subject to and may be adversely affected by the rights of the holders of any of our preferred stock that may be issued in the future. Issuance of a new series of preferred stock, or providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring our outstanding shares of common stock and make removal of the Board of Directors more difficult. We have no shares of Preferred Stock currently issued and outstanding, however, our Board of Directors adopted a shareholders rights plan in March 2006 and reserved 250,000 shares of Series A Junior Participating Preferred Stock. This shareholders rights plan could have the effect of discouraging, delaying or preventing an acquisition. The Company has no present plans to issue any additional shares of preferred stock.

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

CERTAIN OF OUR COMMON STOCK MAY STILL BE SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. As of March 28, 2006, our common stock has a market price greater than $5.00 per share. However, the current market price may decrease below $5.00 and then our common stock to be subject to the penny stock rules. For any transaction involving a penny stock, unless exempt, the rules require:


      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

      o obtain financial information and investment experience objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.


                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

                            SELLING SECURITY HOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants unless the selling stockholders exercise the warrants on a cashless basis. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                           A            B            C            D            E             F            G            H
                      ------------  -----------  -----------  -----------  -----------  ------------  -----------  -----------
Name                   Outstanding    Shares        Shares      Shares        Shares    Total Shares    Shares       Shares
                      Shares Owned   Underlying   Underlying   Underlying   Underlying    (Based on     Offered       Owned
                                      Original     Original     Amended       Amended    Columns A,     Hereby        After
                                      Warrants      Notes       Warrants       Notes       B, C, D    (1) (2) (4)    Offering
                                                  (including                (including      and E)                   (1) (4)
                                                   interest                  interest   Beneficially
                                                     and                       and      Owned Prior
                                                  penalties)                penalties)   to Offering
                                                                                           (1)(2)

Steven Mantel                    0      104,883      113,598      286,718      316,936       822,135      822,135            0

511919 NB Inc. (5)               0      104,883      113,598      286,718      316,936       822,135      822,135            0

Ted Woodrow                  8,601       13,984       15,146                                  37,731       37,731            0

Tom Kobayashi                8,601       13,984       15,146                                  37,731       37,731            0

Dennis Burdett              32,254       52,441       56,799                                 141,494      141,494            0

John B Zaozirny              8,601       13,984       15,146                                  37,731       37,731            0
Professional
Corporation (5)

Chris Oddleifson             4,300        6,992        7,573                                  18,865       18,865            0

Doris Seabolt                    0        3,496        3,787        9,557       10,564        27,404       27,404            0

Wat Capital                  4,300        6,992        7,573                                  18,865       18,865            0
Corporation (5)

                           A            B            C            D            E             F            G            H
                      ------------  -----------  -----------  -----------  -----------  ------------  -----------  -----------
Chris G. Hampson             4,300        6,992        7,573                                  18,865       18,865            0

Morquest Trading            17,203       27,968       30,292                                  75,463       75,463            0
Company (5)

Anthony Drescher            12,902       20,976       22,719                                  56,597       56,597            0

Pacific Atlantic             4,300        6,992        7,573                                  18,865       18,865            0
Trust Ltd. (5)

Muhamud Verjee               4,300        6,992        7,573                                  18,865       18,865            0

Ken Fielding In              4,300        6,992        7,573                                  18,865       18,865            0
Trust (5)

677953 BC Ltd. (5)           2,150        3,496        3,787                                   9,433        9,433            0

Bradley T Aelicks            4,300        6,992        7,573                                  18,865       18,865            0

Karla H. Muir                4,300        6,992        7,573                                  18,865       18,865            0

Suzanne Wallster                 0       10,488       11,360       28,671       31,693        82,212       82,212            0

Nicholas Cohen                   0       10,488       11,360       28,671       31,693        82,212       82,212            0
Productions (5)

CLD Financial                    0       43,701       47,332      119,466      132,057       342,556      342,556            0
Opportunities (5)

                           A            B            C            D            E             F            G            H
                      ------------  -----------  -----------  -----------  -----------  ------------  -----------  -----------
MacLachlan                  26,880       43,701       47,332                                 117,913      117,913            0
Investments
Corporation (5)

Pasquale DiCapo            600,000       52,441       56,799      143,359      158,468     1,011,067      411,067      600,000

Sheldon                    700,000       34,961       37,866       95,572      105,645       974,044      274,044      700,000
Inwentash (6)(8)

Pinetree (Barbados)        500,000      209,766      227,197      573,437      633,874     2,144,274    1,644,274      500,000
Inc. (5)

Robert Pollock               8,599       13,980       15,142                                  37,721       37,721            0

Gloria Patricio                  0        6,992        7,573       19,114       21,129        54,808       54,808            0

Steven Palmer                    0       31,465       34,080       86,015       95,081       246,641      246,641            0

EAM Inc. (5)                     0       17,480       18,933       47,786       52,822       137,021      137,021            0

Parkwood GP Inc. (5)             0       17,480       18,933       47,786       52,822       137,021      137,021            0

Philip O'Neill               5,372        8,735        9,461                                  23,568       23,568            0

Novadan                     59,135       96,143      104,132                                 259,410      259,410            0
Capital, LP (5)

Ennio D'Angela (6)               0       96,143      104,132      262,825      290,525       753,625      753,625            0

Romeo D'Angela             800,000       96,143      104,132      262,825      290,525     1,553,625      753,625      800,000
(3) (6) (7)

                           A            B            C            D            E             F            G            H
                      ------------  -----------  -----------  -----------  -----------  ------------  -----------  -----------
John Hanemaayer                  0        8,740        9,466       23,893       26,411        68,510       68,510            0

DCDG, LLC (5)                5,375        8,740        9,466                                  23,581       23,581            0

Carpe Diem                   2,150        3,496        3,787                                   9,433        9,433            0
Investments Ltd.

Joan Walsh                   2,150        3,496        3,787                                   9,433        9,433            0

Doug Johnson                19,353       31,465       34,080                                  84,898       84,898            0

James R. Meyers              5,375        8,740        9,466                                  23,581       23,581            0

Mary-Ellen Meyers           16,665       27,094       29,345                                  73,104       73,104            0

Renita Narayan               1,612        2,622        2,840                                   7,074        7,074            0

J. Roderick Matheson        13,977       22,724       24,612                                  61,313       61,313            0

Stephen Mullie              13,977       22,724       24,612                                  61,313       61,313            0

Nor-west Rotors Ltd.        32,255       52,441       56,799                                 141,495      141,495            0

C. Channing Buckland        21,502       34,960       37,865                                  94,327       94,327            0

Rolf Tevely                 10,751       17,480       18,933                                  47,164       47,164            0

SDS Capital                 75,263      122,363      132,531                                 330,157      330,157            0
Group SPC, Ltd. (5)

                           A            B            C            D            E             F            G            H
                      ------------  -----------  -----------  -----------  -----------  ------------  -----------  -----------
Little Wing, LP (5)        117,005      190,228      206,035                                 513,268      513,268            0

Tradewinds                  22,769       37,018       40,094                                  99,881       99,881            0
Fund, Ltd.

Clariden                         0       17,480       18,933       47,786       52,822       137,021      137,021            0
Investments,
Ltd. (5)

Murdock Capital            106,860                                                           106,860      106,860            0
Partners Corp.(5)

Woodstone Capital            5,343                                                             5,343        5,343            0
Inc. (5)

Bolder Investment           69,459                                                            69,459       69,459            0
Partners

Novadan                  1,213,718                                                         1,213,718      213,718    1,000,000
Capital, Ltd. (5)

1091096 Ontario            158,773                                                           158,773      158,773            0
Inc. (5)

Primary Venture            158,773                                                           158,773      158,773            0
Corp. (5)

Canaccord Capital           42,744                                                            42,744       42,744            0
Corporation (6)

                           A            B            C            D            E             F            G            H
                      ------------  -----------  -----------  -----------  -----------  ------------  -----------  -----------
Viscount                   210,678                                                           210,678      210,678            0
Investments, Ltd.

  Triple 7 Energy,          38,005                                                            38,005       38,005            0
  Inc. (5)

  West Peak                 38,005                                                            38,005       38,005            0
  Ventures of
  Canada LTD (5)

  Dr. Michael Ranger        38,005                                                            38,005       38,005            0
                      ------------  -----------  -----------  -----------  -----------  ------------  -----------  -----------
      TOTAL              5,265,240    1,817,949    1,969,017    2,370,199    2,620,003    14,042,408   10,442,408    3,600,000
                      ============  ===========  ===========  ===========  ===========  ============  ===========  ===========

The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock outstanding may increase prior to the effectiveness of this registration statement due to penalty shares which may be issued.

(1) Includes the shares issuable upon conversion of the Notes and upon exercise of the Warrants, plus our estimate of the number of shares that we may be required to issue based on penalties that may continue to accrue.

(2) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the Notes and exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. The beneficial ownership of the common stock by the selling stockholder set forth in the table is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3) Mr. Romeo D'Angela is a Director of the Company since October 2005.

(4) Assumes that all securities registered will be sold.

(5) These entities are controlled by the following individuals: 511919 N.B. Inc. is controlled by Frank Giostra; the John B. Zaozirny Professional Corporation is controlled by John B. Zaozirny; Wat Capital Corporation is controlled by Bill Trimble; Morquest Trading Company is controlled by A. Morishita and S. Nyquvest; Pacific Atlantic Trust Ltd. is controlled by Errol Fisher; Ken Fielding in Trust is controlled by Ken Fielding; 677953 BC Ltd. is controlled by Noreen Gaudet; Nicholas Cohen Productions is controlled by Mark and Lisa Cohen; CLD Financial Opportunities is controlled by Canaccord Capital; the MacLachlan Investments Corporation is controlled by Peter M. Brown; Pinetree (Barbados) Inc. is controlled by the board of directors consisting of Dr. J. Gordon Murphy, Joseph
W. Ward, E. Adrian Meyer and Larry A Goldberg; EAM Inc. is controlled by Gregory Galanis; Parkwood GP Inc. is controlled by Daniel Sternberg; Novadan Capital LP is controlled by Ennio D'Angela and Romeo D'Angela; DCDG, LLC is controlled by Douglas Casey and David Garland; SDS Capital Group SPC, Ltd. is controlled by Steve Derby; Little Wing LP is controlled by Betty Evans and Riverview Multi-Series Fund LLC - Series D; Clariden Investments Ltd. is controlled by Roland Hartmann; Murdock Capital Partners Corp. is controlled by Thomas M. Dean and Luis J. Mejia; Woodstone Capital, Inc. is controlled by Fareed Ahamed, Mahmood Ahamed and Auslao Transportation (BVI) Limited; Novadan Capital Ltd. is controlled by Romeo D'Angela, Beatrice D'Angela, Ennio D'Angela and Anne D'Angela.; 1091096 Ontario Inc. is controlled by Donald G. Padgett; Primary Ventures Corporation is controlled by Malcolm Burger and Patrick Lawlass; Triple 7 Energy Inc. is controlled by Todd Montgomery; West Peak Ventures Ltd. is controlled by Tim Brock.

(6) Sheldon Iwentash is the CEO and a director of Pinetree Capital Ltd., owner of Pinetree (Barbados) Inc.; Ennio D'Angela and Romeo D'Angela own and control Novadan Capital LP and Novadan Capital Ltd.; Cannacord Capital Corporation owns and controls CLD Financial Opportunities.

(7) Includes options to purchase 600,000 common shares at $2.58 per share and expiring on January 11, 2008 and options to purchase 200,000 common shares at $1.50 per share and expiring on October 20, 2007.

(8) Includes options to purchase 200,000 common shares at $1.50 per share and expiring on October 20, 2007.

                              PLAN OF DISTRIBUTION

Each Selling Stockholder (the "Selling Stockholders") of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
      o an exchange distribution in accordance with the rules of the applicable exchange;
      o     privately negotiated transactions;
      o settlement of short sales entered into after the date of this prospectus;
      o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
      o     a combination of any such methods of sale;
      o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
      o     any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

We are required to pay certain fees and expenses incurred by our company incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration pursuant to Rule 144 under the Securities Act or (ii) the date all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                LEGAL PROCEEDINGS


We were issued a Cease Trade Order by the British Columbia Securities Commission on January 27, 2006 because we did not file trading reports with the B.C. Securities Commission disclosing distributions to B.C. residents. The Cease Trade Order was removed on February 27, 2006 and it did not apply to our securities trading through a market outside Canada.




             DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         Executive officers of the Company are elected by the Board of Directors, and serve for a term of one year and until their successors have been elected and qualified or until their earlier resignation or removal by the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

         The following table sets forth the names and ages of all executive officers and directors whose terms will not expire prior to the annual meeting, and all persons nominated to serve as directors and the positions and offices that each person hold with the Company:

Name of  Director or Officer and     Officer or
Position in the Company             Director Since     Age        Office(s) Held and Other Business Experience
--------------------------------    --------------     ---        --------------------------------------------


Thornton J. Donaldson               1998-2002, 2003    75         President of the Company from April, 1998 to
President, Chief Financial                                        May 16, 2002 and from September 15, 2003
Officer and Director                                              until present. President of Rich Coast,
                                                                  Inc., an industrial waste treatment company
                                                                  located in Dearborn, Michigan from 1984 to
                                                                  1993, and a Director of Rich Coast, Inc.
                                                                  from 1993 to 1999. Director of Lorex
                                                                  Resources, Ltd., a mineral exploration
                                                                  company located in Vancouver, B.C. since
                                                                  July 1999. President and sole director of
                                                                  United Corporate Advisers Ltd., a geological
                                                                  and financial consulting business founded by
                                                                  Mr. Donaldson in 1970. Self-employed as a
                                                                  consulting geologist and financial advisor
                                                                  from 1978 through the present.

William G. Timmins                  1998               67         Secretary of the Company since July 1998.
Secretary and Director                                            Self-employed as President of WGT
                                                                  Consultants, Ltd. from 1983 to present as a
                                                                  geological consultant for numerous mining
                                                                  companies in Canada, the United States,
                                                                  Central and South America, Australia and New
                                                                  Zealand. Director of Monalta Resources Ltd.,
                                                                  a mineral exploration company located in
                                                                  West Vancouver, B.C. from April 1998 to
                                                                  present.

Romeo D'Angela
Director                            2005               47         Director of the Company since October 2005.
                                                                  President and Director of Novadan Capital
                                                                  Ltd, an investment management company,
                                                                  located in Toronto, Ontario, from March 2004
                                                                  to present. Portfolio Manager of the
                                                                  following companies: (i) Empire Financial
                                                                  Group from December 1998 to October 2003;
                                                                  (ii) of Bona Visa Asst Mgt Ltd. from
                                                                  December 1997 to November 1998; (iii) of
                                                                  Hospitals of Ontario Pension Plan (HOOPP)
                                                                  Inv. Mgt Ltd. from July 1995 to November
                                                                  1997; and (iv) Scotia Investment Mgt Ltd.
                                                                  from December 1993 to June 1995.


Ronald Phillips
Director                            2006               39         Director of the Company since February 2006.
                                                                  Mr. Phillips is a managing member of Saturn
                                                                  Capital Management LLC and the Portfolio
                                                                  Manager for the DKR Saturn Event Driven
                                                                  Program from July 2002 to present. DKR
                                                                  Saturn Event Driven is a $125 million hedge
                                                                  fund affiliated with DKR Capital Inc.,
                                                                  located in Stamford, Connecticut. Mr.
                                                                  Phillips is also a director of Admiral Bay
                                                                  Resources, Inc., a Coal Bed Methane company
                                                                  incorporated in British Columbia.

Roderick Haverslew
Director                            2006               60         Director of the Company since March 2006.
                                                                  Mr. Haverslew is Vice President of
                                                                  Exploration and a director of Primary
                                                                  Petroleum Corporation, a Canadian Oil and
                                                                  Gas Exploration Company located in Calgary,
                                                                  Alberta, from June 2005 to present. With
                                                                  over 25 years of diverse oil and gas
                                                                  experience, Mr. Haverslew has participated
                                                                  in senior management for oil and gas
                                                                  companies, including his position as
                                                                  President of Altamin Resources (1978) Ltd.
                                                                  from February 1978 to present, and Vice
                                                                  President of Exploration at American Leduc
                                                                  Petroleums, Ltd. from January 1994 to
                                                                  February 2000. Mr. Haverslew also served on
                                                                  the Board of Directors of a Toronto Stock
                                                                  Exchange listed company for fifteen years.



Christopher Hopkins                 2004               51         Mr. Hopkins has been the President and Chief
Oilsands Quest, Inc. President                                    Executive Officer of Oilsands Quest Inc., a
and Director                                                      subsidiary of the Company since November 10,
                                                                  2004. Prior thereto, Mr. Hopkins was the
                                                                  Executive Vice President of Synenco Energy
                                                                  Inc. ("Synenco"), an oil sands exploration
                                                                  company, from October 1999 to September 2004
                                                                  and was a director of Synenco from October
                                                                  1999 until August 2003. Prior thereto, Mr.
                                                                  Hopkins was a founder, director and Vice
                                                                  President, Finance of Thunder Road Resources
                                                                  Ltd., a private oil and gas production
                                                                  company, from June 1996 to June 2000. Mr.
                                                                  Hopkins is a management professional and
                                                                  businessman with 25 years of Canadian and
                                                                  international energy and mining experience.
                                                                  He has held executive positions in corporate
                                                                  planning and business development with
                                                                  Suncor Inc.'s Oil Sands Group, Pembina
                                                                  Corporation and Amoco Canada and has
                                                                  additional management experience in
                                                                  environmental control and regulatory affairs
                                                                  in the mining industry. Mr. Hopkins holds a
                                                                  B.Sc. (Chemistry and Biology) from Carleton
                                                                  University and a MBA from Queen's
                                                                  University.


Karim Hirji                         2004               42         Mr. Hirji has been the Chief Financial
Oilsands Quest, Inc. Chief                                        Officer of Oilsands Quest Inc., a subsidiary
Financial Officer and Director                                    of the Company, since November 10, 2004.
                                                                  Prior thereto, Mr. Hirji was the Vice
                                                                  President, Finance and Chief Financial
                                                                  Officer of Synenco from November 2001 to
                                                                  June 2004. Prior thereto, Mr. Hirji was the
                                                                  Vice President, Finance and Chief Financial
                                                                  Officer of Anadime Corporation, a public
                                                                  oilfield services company, from September
                                                                  2000 to October 2001. Prior to April 2000,
                                                                  Mr. Hirji was the Manager of Financial
                                                                  Reporting at Enbridge Inc. Mr. Hirji was
                                                                  employed at AGRA Inc. (a public engineering
                                                                  company) from 1994 to January 2000 and held
                                                                  the position of Corporate Controller since
                                                                  1999 and Assistant Corporate Controller
                                                                  prior to that. Mr. Hirji brings to the
                                                                  Corporation over fifteen years of experience
                                                                  in financial management, including
                                                                  significant treasury, project management and
                                                                  corporate finance skills. As Vice-President
                                                                  and Chief Financial Officer of Anadime
                                                                  Corporation, Mr. Hirji led and coordinated
                                                                  all financial matters including shareholder
                                                                  communications in the sale of Anadime
                                                                  Corporation to Newalta Corporation. Mr.
                                                                  Hirji received his B.Comm from the
                                                                  University of Calgary and CA while articling
                                                                  with Deloitte & Touche LLP.


Except as indicated in the above table, no director of the Company is a director of an entity that has its securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.



             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of March 28, 2006, the number of shares of the Company's outstanding $0.001 par value common stock beneficially owned by each of the Company's current directors and the Company's executive officers and the number of shares beneficially owned by all of the Company's current directors and named executive officers as a group:



                                                       Amount and       Percent
                                                        Nature of         of
Name and Address of                                    Beneficial       Common
Beneficial Owner                     Position           Ownership        Stock
-----------------------------        -------------    -------------      -------

Thornton J. Donaldson                President and    2,512,000(1)       2.4%
206 - 475 Howe Street                Director
Vancouver, B.C. V6C 2B3
Canada

William G. Timmins                   Secretary and     510,000(2)        0.6%
410 - 455 Granville Street           Director
Vancouver, B.C. V6C 1T1
Canada

Romeo D'Angela                       Director         2,383,075(3)       2.3%
357 Bay Street, Suite 905
Toronto, Ontario M5H 2T7
Canada

Ronald Phillips                      Director          500,000 (4)       0.5%
6 Stillwater Lane
Weston, CT  06883

Roderick Haverslew                   Director          250,000  (5)      0.2%
243173 Range Rd. 31A
Calgary, Alberta T3Z 3L5
Canada

All current directors and                             6,155,075(6)       6.0%
executive officers as a group
(five persons)

(1) Includes: (i) 22,000 shares owned by Mr. Donaldson's spouse; (ii) options to acquire 100,000 common shares at $0.36 until November 1, 2006; (iii) 780,000 shares underlying warrants; and (iv) 955,000 shares owned by United Corporate Advisors, Ltd., of which Mr. Donaldson is the President, a Director and shareholder.

(2) Includes options to acquire 50,000 common shares at $0.36 until November 1, 2006 and 150,000 shares owned by Mr. Timmins' spouse.

(3) Includes: (i) Options to acquire 200,000 common shares at $1.50 until October 20, 2007; (ii) 96,143 common shares underlying warrants; (iii) 262,825 common shares underlying warrants; (iv) convertible notes to acquire 96,143 common shares at $0.40; (v) and convertible notes to acquire 262,825 common shares at $0.90. Also includes: (i) 59,135 common shares held by Novadan Capital LP, of which Mr. D'Angela is a control person; (ii) 96,143 common shares underlying warrants, held by Novadan Capital LP; (iii) convertible notes to acquire 96,143 common shares at $0.40, held by Novadan Capital, LP; and (iv) 1,213,718 common shares held by Novadan Capital, Ltd., of which Mr. D'Angela has a 25% direct ownership.

(4) Includes options to acquire 250,000 common shares at $4.62 until February 8, 2008 and options to acquire 250,000 common shares at $4.57 until February 17, 2009.

(5) Options to acquire 250,000 common shares at $4.60 until March 9, 2008.

(6) Includes securities reflected in footnotes 1 - 5.

b) Security Ownership of Certain Beneficial Owners

         The following table sets forth as of March 28, 2006, the number of shares of the Company's Common Stock beneficially owned by each person who owned of record, or was known to own beneficially, more than 5% of the Company's outstanding shares of Common Stock:

Name and Address of                 Amount and Nature of        Percentage of
Beneficial Owner                    Beneficial Ownership        Common Stock
-------------------------------     --------------------        -------------
October Sun(1)
241 Ridge Street, Fourth Floor,         7,150,000(2)                6.8%
Reno, Nevada 89501

Goodman & Company                       9,000,000(3)                8.5%
Investment Counsel Ltd.
55th Floor, Scotia Plaza
40 King Street West
Toronto, Ontario Canada
M5H 4A9

----------

(1) Voting and investment power for this entity is controlled by Morris E. Schorn, 1247-235 Keith Road, West Vancouver, B.C., Canada, V7P-1L5.
(2)  Includes warrants to purchase 1,600,000 shares of common stock.
(3)  Includes warrants to purchase 4,000,000 shares of common stock.



                            DESCRIPTION OF SECURITIES

Common Stock

The following summary description of our securities is not complete and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws.


Our authorized capital stock consists of 250,000,000 shares of $.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock, which we may issue in one or more series as determined by our Board of Directors. As of March 28, 2006 there were 105,879,586 shares of common stock issued and outstanding that are held of record by approximately 136 shareholders.

Each holder of record of shares of our common stock is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote. Cumulative voting in the election of directors is not authorized by the Articles of Incorporation.

Holders of outstanding shares of our common stock are entitled to those dividends declared by the Board of Directors out of legally available funds, and, in the event of our liquidation, dissolution or winding up of our affairs, holders are entitled to receive ratably our net assets available to the shareholders. Holders of our outstanding common stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of our common stock are, and all unissued shares of our common stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional shares of our common stock may be issued in the future, the relative interests of the then existing shareholders may be diluted.


Preferred Stock

Our Board of Directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series, any or all of the authorized but unissued shares of our preferred stock with such dividend, redemption, conversion and exchange provisions as may be provided by the Board of Directors with regard to such particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of our common stock. The rights of the holders of our common stock will be subject to and may be adversely affected by the rights of the holders of any of our preferred stock that may be issued in the future. Issuance of a new series of preferred stock, or providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring our outstanding shares of common stock and make removal of the Board of Directors more difficult. We have no shares of Preferred Stock currently issued and outstanding, however, our Board of Directors adopted a shareholders rights plan in March 2006 and reserved 250,000 shares of Series A Junior Participating Preferred Stock. This shareholders rights plan could have the effect of discouraging, delaying or preventing an acquisition. The Company has no present plans to issue any additional shares of preferred stock.


Dividends

We have never declared or paid any dividends or distributions on our common stock. We anticipate that for the foreseeable future all earnings will be retained for use in our business and no cash dividends will be paid to stockholders. Any payment of cash dividends in the future on our common stock will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant.

                                  LEGAL MATTERS

Burns, Figa & Will, P.C., Greenwood Village, Colorado has issued an opinion with respect to the validity of the shares of common stock being offered hereby.


                                     EXPERTS

Pannell Kerr Forster, Vancouver, Canada, Independent Registered Public Accounting Firm, have audited, as set forth in their report thereon appearing elsewhere herein, CanWest Petroleum Corporation's (f/k/a Uranium Power Corporation) financial statements as of April 30, 2005 and 2004 and for each of three years and cumulative periods ending April 30, 2005 that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the registered independent public accounting firm's opinion based on their expertise in accounting and auditing.

                    INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that we shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person's actions resulting in the liabilities: (i) were taken in good faith;
(ii) were reasonably believed to have been in our best interest with respect to actions taken in the person's official capacity; (iii) were reasonably believed not to be opposed to our best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified. A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                    BUSINESS

Business Background

We are a Colorado corporation formed on April 3, 1998 as Uranium Power Corporation and on November 2, 2004 we changed our name to CanWest Petroleum Corporation. On April 30, 2002 we acquired our wholly-owned subsidiary, Anhydride Petroleum (USA) Inc. ("Anhydride USA"), and Anhydride USA's wholly-owned subsidiary, Anhydride Petroleum (Canada) Inc. ("API Canada"), until October 31, 2005 when Anhydride Canada was sold to a third party for nominal cash proceeds. On September 24, 2004, we acquired all of the issued and outstanding shares of 808099 Alberta Ltd., which was previously inactive, and on November 3, 2004 changed its name to Oilsands Quest Inc. ("OQI"). As of December 19, 2005 we held a 61.1% interest in OQI. On April 21, 2005 we acquired a 97.53% interest in Western Petrochemcials Corp. ("WPC") through the issuance of 10,728,124 common shares.

Our primary business activity had been in the exploration for uranium and petroleum in Canada, however, during the year ended April 30, 2003 we wrote off our investments in the resource properties that we were then holding, as we had no further plans to develop them. We then began to actively seek new business opportunities in the oil and gas sectors and our business plan is now focused on the Pasquia Hills Oil Shale prospect and the Firebag East Oilsands prospect. In conjunction with our Pasquia Hills Oil Shale prospect and the Firebag East Oilsands prospect we are also continuing to evaluate certain technologies involving the separation of hydrocarbons from oil sand and oil shale. The Company has an interest in Energy 51 Inc. ("Energy 51"), a conventional oil and gas company, and is currently participating in two of its oil and gas projects. Finally, the Company continues to maintain a small interest in some uranium property through its interest in Uranium Holdings Corporation.

Pasquia Hills Prospect, Oil Shale Exploration


In October 2003, we entered into a preliminary agreement with WPC. The agreement, which was subject to many contingencies, granted the Company the right to acquire a 60% joint venture interest from WPC in the Pasquia Hills Oil Shale Project, covering approximately 700,000 acres located in the Pasquia Hills area of Saskatchewan. Pursuant to the agreement, we made a payment of $26,090 to WPC on October 3, 2003 and which resulted in our business plan now involving the exploration for and mining of oil shale in Pasquia Hills, Saskatchewan and the refining of certain petrochemical feedstocks derived from oil shale.
In December 2003, we reached a second preliminary agreement with WPC and its major shareholders to acquire all of the issued and outstanding shares of WPC, which was entered into on December 5, 2003. WPC and its major shareholders agreed that we would acquire all of the issued and outstanding shares of WPC for the equivalent of up to 900,000 shares of preferred stock, which were to be convertible into 9,000,000 common shares, and 2,000,000 common shares of the Company with certain registration rights. WPC's major shareholders committed their shares of WPC in the transaction in December 2003. On April 21, 2005 the Company issued 10,728,124 common shares (no preferred shares were issued) to the major shareholders of WPC and acquired a 97.53% interest in it.

On April 23, 2004 we acquired from Powermax Energy Inc. ("Powermax") all of its rights and obligations under a March 1, 2003 Farmout and Joint Venture Agreement between WPC and Powermax for 92,600 common shares with a cost of $36,114 and $29,923 cash. This Farmout and Joint Venture Agreement pertained to certain of WPC's western lands.

On April 21, 2005 the Company issued 10,728,124 common shares (in lieu of Series A and common shares, as previously described) to the major shareholders of WPC and acquired a 97.53% interest in WPC. At the time the shares were issued WPC's liabilities exceeded its assets by $926,200 and this along with $2,209,219 for the common shares issued has been recorded as Pasquia Hills property acquisition costs. As at April 30, 2005 the Company through its interest in WPC controls the Pasquia Hills Oil Shale prospect.

Overview of Petrochemical Industry

The term petrochemical refers to "a chemical that is produced from petroleum or gas products, but which is not used for fuel purposes"(Hanson, 1958). Within this broad category, there are further distinctions between primary petrochemicals and higher order derivatives. Primary petrochemicals are products manufactured directly from some petroleum or natural gas based feedstock. Higher order derivatives are formed through chemically altering primary petrochemicals, producing a new product that in turn can be altered again.

A chain of chemical processes are involved. For example, derivatives upgraded from primary petrochemicals would be ethylene oxide, ethylene dichloride, and polyethylene. Those derivatives would in turn yield ammonium nitrate, which can then be altered to produce fertilizer or explosives. Additionally, ethylene glycol can be upgraded to antifreeze or a fiber material. The end result of this chain is often a raw material that serves in the manufacture of an array of common retail items like detergents, drugs, cosmetics, and insecticides (Motamen, 1986).

The process chain begins with feedstock hydrocarbons. Historically, feedstocks have come from stripping (add-on) or fractionation processes that represent a small percentage of the entire petroleum or gas stream. Examples of common feedstocks are methane, ethane, aphtha, gas, oil, and butane which are subject to world price fluctuations.

The analytical data for the WPC shale oil indicate that it includes an unusually large percentage of attractive petrochemical feedstock components. This supports WPC's unique vision of creating a facility that solely produces petrochemical feedstocks and primary petrochemicals.

Petrochemical Markets

Petrochemicals represent a $162 billion plus industry in North America alone. The United States utilizes about 3.5% of its total oil and gas production for petrochemicals (Worldbook Encyclopedia). Extensive markets also exist throughout South America, Europe, the Middle East, and Asia. At present, there are countless intra-industry competitors dealing in an array of petrochemicals and derivative products.

Overall industry profitability has created a significant influx of capital, increasing global petrochemical production capacities (Chang, 2000). In the year 2000 alone there were four major capacity projects completed:
-- India Petrochemicals Corp. Ltd. commissioned a 300,000-tonnes/year ethylene plant in February;

-- Borealis AB completed a 150,000 tonnes/year cracker in February;
-- Haldia Petrochemicals Ltd. would bring on-line a 420,000-tonnes/year ethylene plant in February; and
-- Copesul started a 450,000-tonnes/year ethylene plant in March. (Oil & Gas
   Journal, April 2000 p. 57)

This industry is a mature and competitive environment. However, there is a competitive advantage gained by resource pooling. Petrochemical producers endure a difficult economic situation, as both their suppliers and customers maintain significant leveraging/bargaining power and the suppliers to the petrochemical industry are the producers of petrochemical feedstock. The petrochemical industry has limited product alternatives.

A niche feedstock producer with stable production costs can establish long term delivery contracts that mirror the pooling concepts this industry is attempting to implement. We hope to be this company in the future, offering a stable supply of petrochemicals independent from world petroleum price volatility. Pasquia Hills Feedstocks

The WPC shale oil fractional composition suggests production of both petrochemical feedstock and primary petrochemicals. Assuming that the compositional data for the WPC oil shale is accurate, the expected feedstock production would be: toluene, styrene, benzene, aphtha, and ethylbenzene. Each of these petrochemicals and petrochemical feedstock are characterized by unique properties. These unique properties result in unique market uses.

Benzene is a simple aromatic feedstock with an output in 2000 of 2.4 billion gallons worldwide (Chemicals: Basic Industry Survey, 2001). It can be combined with ethane to make ethylbenzene, which, in turn, is rendered to styrene (plastics). In addition, it is combined with methane to make methylbenzene or toluene. Benzene is also utilized as raw material in the manufacture of several additional derivatives including phenolic resins, polycarbonate and epoxy resins, polyurethanes, nylons, synthetic rubbers, and detergents. Worldwide the major producers of benzene include Exxon-Mobil, Chevron-Phillips, BP, Equistar Chemicals, Koch Industries Inc., Shell, and Dow Chemicals.

As a petrochemical feedstock for such a diverse group of derivatives, benzene will likely offer significant future potential, given population and marketplace growth. There are other factors that will play a role in the overall demand for benzene, such as the future price of oil and the current productive capacity in the industry. Purvin & Gertz (PR Newswire, August 2, 2001) claim that benzene derivatives will average just over 4% growth per year through 2020. They also indicate that this growth would be, predominantly, a factor of consumption in the styrene chain.

Ethylbenzene. Ethylbenzene is a primary petrochemical produced from benzene and ethane which becomes a raw material in styrene production. In the year 2000, roughly 13 billion pounds of ethylbenzene were produced worldwide. As a member of the benzene derivatives family and a raw material of styrene, it also stands to reason that ethylbenzene will maintain a healthy demand curve for the foreseeable future (Chemical: Basic Industry Survey, 2001).

Toluene. Toluene, which is also referred to as methylbenzene, is another benzene family constituent. Toluene is used as a raw material to produce benzoic acid. Benzoic acid is used as a preservative for foods, beverages, and cosmetics. An antiseptic known as chloramine-T is also made from toluene. Makers of explosives use toluene to make TNT. Paint manufacturers use toluene as a lacquer solvent. Toluene is also used in the manufacture of many dyes and perfumes (Chemical:
Basic Industry Survey, 2001).

Joint Venture with a Canadian Chemical Company

On November 24, 2004, we entered into a joint venture with a Canadian chemical company to jointly determine the commercial value of the shale oil in the Pasquia Hills prospect. This agreement is made up of a number of phases and each party may decide not to proceed at any time by giving notice. Phase one consists of research at an estimated cost of $50,000, which along with the information learned, is to be split equally between the parties. Subsequent phases involve further research and feasibility geared ultimately towards a production contract where the Canadian chemical company would purchase petrochemical feedstock from our further processing. To date the Company is still involved in phase one and as had not reached any conclusions.

Business objectives over the next twelve months

The Company plans to continue to work with its joint venture partner to determine the commercial value of the oil shale in the Pasquia Hills prospect and in this regard intends to conduct an exploration program budgeted at $100,000.

Firebag, East Oil Sands Prospect

During the year ended April 30, 2005 the Company acquired a 49% interest in the Firebag, Saskatchewan prospect that covers approximately 2,000 square miles in northwestern Saskatchewan along the Alberta border. The prospective lands host Fort McMurray and Wabiskaw Palo channel zones containing Athabasca Oil Sands. This interest was acquired for $769,125 ($1 million CDN), 50,000 common shares with a deemed value of $19,000 and a 2.5% gross overriding royalty.

In November, 2004 the Company entered into another agreement with the shareholders of Western Canadian Mint Inc. ("WCM") to purchase the remaining 51% interest through the indirect purchase of 100% of the issued and outstanding shares of American Oilsands Company Inc. ("AOC'), a private Alberta, Canada, company, for $1,202,131 ($1,500,000 CDN), 2 million common shares and $0.11 per barrel in royalties. During the year ended April 30, 2005 the Company had made a non-refundable payment of $437,962 ($550,000 CDN) and issued 2 million common shares. Included in property costs for the year ended April 30, 2005 is the $437,962 plus $640,000 related to the issuance of the 2 million common shares.


The 49% interest in the Firebag Saskatchewan prospect is held by the Company's subsidiary OQI. The Company, acquired OQI on September 24, 2004 and held all 100 of the issued and outstanding shares. In order to finance the purchase OQI borrowed $849,545 ($1 million CDN) from the Company by way of a convertible note. This convertible note is due September 29, 2008, bears interest at 3%. During the nine months ended January 31, 2006 the principal and interest were converted into 788,769 common shares of OQI.


In order to secure management, raise funds for the exploration of the project and the payment required for the remaining 51% of the project OQI issued 3 million OQI shares to OQI management and 6,999,900 OQI shares to the Company at $.001 per share.

Additional private placements by OQI during the year ended April 30, 2005 are as follows:

    - Raised by way of a private placement $166,852 ($210,000 CDN) through the sale of 420,000 common shares;

    - OQI issued 315,000 common shares, pursuant to which income tax deductions pertaining to exploration equal to the proceeds are claimable by the investors ("Flow-through Common Shares"), for proceeds of $500,556 ($630,000 CDN) and 5,875 warrants to finders in relation to the sale of these shares whereby each warrant maybe converted into one common share at $1.59 ($2.00 CDN) until June 30, 2006; and

    - OQI issued 15,000 common shares and 37,500 Flow-through Common Shares for proceeds of $78,659 ($99,000 CDN), 375 warrants to finders in relation to the sale of these shares whereby each warrant maybe converted into one common share at $1.28 ($1.60 CDN) until October 1, 2006 and 625 warrants to finders in relation to the sale of these shares whereby each warrant maybe converted into one common share at $1.59 ($2.00 CDN) until October 1, 2006.


OQI also issued $876,073 ($1,100,000 CDN) 3% unsecured convertible debentures which mature as to $238,929 ($300,000 CDN) on February 28, 2008, $79,643
($100,000 CDN) on April 1, 2008 and $557,501 ($700,000 CDN) on April 15, 2008.
The notes are convertible into common shares of OQI at a rate of $0.99 ($1.25
CDN) for one year following their issuance and then at $1.27 ($1.60 CDN) per share until maturity. In conjunction with this offering the OQI also issued 343,750 warrants to purchase that same number of common shares at a price of $1.27 ($1.60 CDN) until the earlier of i) the Company being listed for trading on a recognized stock exchange or ii) the maturity date.


In conjunction with the above noted convertible debentures and warrant issuances the Company incurred $404,812 in non-cash financing expense.

OQI issued 300,000 options to acquire that same number of shares at $0.42 ($0.50
CDN) until November 12, 2009, subject to a vesting period of one year. During the nine months ended January 31, 2006 100,000 of these options expired and were cancelled and 100,000 new options were issued at $2.55 ($3.00 CDN) exercisable until August 15, 2010, subject to a vesting period of one year. Included in consulting expense is stock option compensation expense of $58,539 related to these options.


From the proceeds of the share issuances and convertible debentures OQI made non-refundable property payments of $406,629 ($500,000 CDN) towards the purchase of the remaining 51% of the project leaving a commitment to pay $357,540 ($450,000 CDN) as at April 30, 2005.

OQI reached agreement with its President and Chief Financial Officer whereby, subject to certain conditions, they each have agreed to provide their services to OQI in return for $66,741 ($84,000 CDN) per year until certain business targets are met and thereafter at $139,043 ($175,000 CDN) per year which subsequent to April 30, 2005 have been met. These agreements also contain termination clauses whereby OQI has agreed to pay the officers, subject to certain conditions, an amount of up to one and one-half times their annual pay should they be terminated for reasons other than cause.


The Company has the right of first offer on future financings.

As at April 30, 2005 the Company held 7,000,000 common shares, representing 64.89% of the issued and outstanding shares of OQI. The non-controlling shareholders 35.11% interest in OQI represented $448,224 of its net assets.


On May 3, 2005 OQI completed the purchase of the remaining 51% interest in the property by paying $357,540 ($450,000 CDN) to the shareholders of WCM. AOC was then wound up into its parent company WCM and WCM wound up into its parent company OQI so that as at May 12, 2005 OQI has a direct 100% interest in Saskatchewan oil shale exploration permits nos. PS00205, PS00206, PS00207, PS00208, PS00209, PS00210, PS00211, PS00212, PS00213, PS00214, PS00215, PS00216,
PS00217, PS0018, PS00219, PS00220 and PS00221 granted on June 9, 2004 under the provisions of the Oil Shale Regulations (collectively the "Exploration Permits"), subject to the above noted royalties.

During the nine months ended January 31, 2006, OQI issued 1,524,875 Flow-through Common Shares and 767,628 units under a private placement for gross proceeds of $3,490,464. Each unit consisted of one common share and warrant entitling the holder to acquire one common share at $1.70 ($2.00 CDN). These warrants expire as to 717,628 warrants on May 31, 2007 and 50,000 warrants on June 15, 2007. In conjunction with this financing OQI also issued agents warrants whereby the agent may acquire up to 146,475 common shares and 14,000 common shares both at $1.49 ($1.75 CDN) until May 31, 2008 and June 15, 2008 respectively and 146,475 common shares and 14,000 common shares both at $1.70 ($2.00 CDN) until May 31, 2008 and June 15, 2008 respectively. The Company has recorded a non-cash financing expense of $125,605 relating to these warrants. During January 2006 OQI issued 320,950 common shares on the exercise of certain of these agents warrants.

Also during the nine months ended January 31, 2006, the Company agreed to convert the non-refundable payment of $437,962 that the Company made towards the purchase of the 51% interest in the property into 297,688 common shares and a warrant to acquire up to an additional 647,688 common shares at $1.70 ($2.00
CDN) until June 13, 2007. The Company also entered into a financing agreement with OQI whereby it purchased 2,500,000 units for $13,732,047, of which $4,607,468 has been allocated to property costs. Each unit consisted of one common share on one share purchase warrant. Every two share purchase warrants will entitle the Company to purchase an additional common share at $8.50 ($10
CDN) until October 31, 2006. The Company also purchased 571,428 units from a third party for $4,932,482 plus 1,500,000 share purchase warrants which entitle the holder to purchase an additional common share of the Company at $2.00 until December 12, 2007, of which $4,069,297 has been allocated to property costs. Each unit consisted of one common share of OQI and a warrant to purchase an additional share. The Company exercised these warrants at a cost of $992,063 and was issued an additional 571,428 common shares.

During January 2006 OQI issued 400,000 options to its directors to acquire that number of common shares at $5.23 ($6 CDN) for five years. In conjunction with this issuance of options the Company has recorded a $234,393 stock option compensation benefit.

As at January 31, 2006 the Company held 11,729,313 common shares, representing 66.8% of the issued and outstanding shares of OQI. The non-controlling shareholders 33.2% interest in OQI represented $4,744,388 of its net assets.

Subsequent to January 31, 2006 OQI issued 328,969 common shares on the conversion of $400,000 CDN of its convertible debt. We currently hold 11,729,313 common shares of OQI representing 65.6% of the issued and outstanding shares of OQI and a 63.1% interest in OQI on a fully diluted basis.


Pursuant to the Company's right of first offer on future financings it intends, subject to financing and exploration results, to maintain and or increase its interest in OQI.

Prior to December 2005 OQI's business has been related to the acquisition of the exploration permits and securing related financing for an anticipated exploration program. During December 2005 OQI commenced a twenty-five hole drill program on the Firebag Tar Sands Prospect and in doing so has incurred exploration costs of $3,303,533 to January 31, 2006. To date OQI has completed twenty of the core holes. The results from this drilling program will be released upon completion of the program. OQI has also received regulatory approval to proceed with a 150 core hole drilling program, known as Phase II, on its Firebag Tar Sands Prospect which is expected to start later this year at a cost of approximately $13 million.

Exploration Permits

The Exploration Permits provide for the right to explore and develop oil sands deposits in the Province of Saskatchewan and, in total, comprise an area of approximately 850,000 acres of land. These lands are situated entirely in the Province of Saskatchewan and encompass the northeastern edge of the Athabasca Oil Sands Deposit, adjacent to the Alberta provincial border. The Exploration Permits provide for the right to license, explore and work the lands for a maximum of 5 years or until a lease has been granted for their development. In accordance with the terms of the application for the exploration permits, the OQI will have to relinquish 40% of the total acreage covered by the exploration permits by the June 9, 2006. The conversion of the Exploration Permits to lease is subject to certain levels of expenditure on the applicable lands, pursuant to the Province of Saskatchewan Oil Shale Regulations (the "Oil Shale Regulations"). Although subject to the Oil Shale Regulations, oil sands are specifically defined therein. The required exploration expenditures to hold the permits for the current year are 2(cent) per acre (increasing to 4(cent)/acre in the second year).

Government Regulation

      Our business is subject to various federal, provincial and local laws and governmental regulations that may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, pooling of properties, taxation and environmental protection. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas.

      The Company's operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. We could be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, and the payment of such liabilities could have a material adverse effect on our financial condition and results of operations. At such time as we commence operations we shall obtain and maintain insurance coverage for our operations, including limited coverage for sudden environmental damages, but we do not believe that insurance coverage for environmental damage that occurs over time is available at a reasonable cost. Moreover, we do not believe that insurance coverage for the full potential liability that could be caused by sudden environmental damages is available at a reasonable cost. Accordingly, we may be subject to liability or may lose substantial portions of our properties in the event of certain environmental damages. The Company could incur substantial costs to comply with environmental laws and regulations.

      Energy Regulations. With respect to federal energy regulation, the transportation and sale for resale of natural gas in inter-provincial commerce have historically been regulated pursuant to several laws enacted by Federal and Provincial regulations. In the past the federal government has regulated the prices at which gas and/or oil could be sold.

      Should we establish the existence of natural gas on our properties, our sales of natural gas are affected by the availability, terms and cost of transportation. The price and terms of access to pipeline transportation are subject to extensive federal and provincial regulation.

      Should we establish the existence of oil reserves on our properties, our sales of crude oil, condensate and natural gas liquids would be made at market prices. However, in a number of instances the ability to transport and sell such products are dependent on pipelines whose rates, terms and conditions of service are subject to Federal and Provincial jurisdiction which could result in an increase in the cost of transportation service on certain petroleum product pipelines. We do not believe that these regulations affect us any differently than other producers of these products.

        Certain operations we intend to conduct are on Provincial oil and gas licenses that are administered by the Alberta Government through Alberta Department of Energy ("ADE"). ADE issues such licenses through competitive bidding. These licenses contain relatively standardized terms and require compliance with detailed rules and regulations and lessees must obtain ADE approval for exploration plans and development and production plans prior to the commencement of such operations. In addition to permits required from other agencies, lessees must obtain a permit prior to the commencement of drilling. Lessees must also comply with detailed regulations governing, among other things:

      o     safety procedures;

      o     flaring of production;

      o     plugging and abandonment of wells;

      o calculation of royalty payments and the valuation of production for this purpose; and

      o     removal of facilities.

      The Province of Alberta in which we conduct our oil and gas drilling and production activities regulate such activities by requiring, among other things, drilling permits and bonds and reports concerning operations. The laws also govern a number of environmental and conservation matters, including the handling and disposing of waste material, plugging and abandonment of wells, restoration requirements, unitization and pooling of natural gas and oil properties and establishment of maximum rates of production from natural gas and oil wells. The Alberta Government also prorates production to the market demand for oil and natural gas.

      Environmental Regulations. Our operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from our operations.

      Public interest in the protection of the environment has increased dramatically in recent years. Onshore and offshore drilling in some areas has been opposed by environmental groups and, in some areas, has been restricted. We believe that we are in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements would not have a material adverse impact on us.

      Violation of environmental laws and regulations can lead to the imposition of administrative, civil or criminal penalties; remedial obligations; and in some instances injunctive relief. In addition, violations of environmental laws or the discharge of hazardous materials or oil could result in liability for personal injuries, property damage, remediation and cleanup costs, and other environmental damages. As a result, substantial liabilities to third parties or governmental entities may be incurred, and the payment of such liabilities could have a material adverse effect on our financial condition and results of operations.

      In order to commence exploration on the Firebag Sask, Oilsands and Pasquia Hills oil shale prospects, the Company must obtain an exploration permit, which can involve a lengthy approval process. When the Company approaches the production stage of developing its properties, the Company will be required to obtain both Canadian and provincial governmental approval of the tailings process, mining methods and environmental consequences of the mine production, which approval process can take up to two years. The environmental impact study that must be obtained on each property in order to obtain governmental approval to mine on the properties is a part of the overall operating costs of a mining company, and will not by itself have an adverse effect on the Company.

Resource Potential Report

OQI engaged Dr. Michael Ranger, PhD, to conduct an assessment of the bitumen potential based upon historical drilling data on the Exploration Permits. Dr. Ranger is a leading, independent geological consultant specializing exclusively in the oil sands industry. The Ranger Report was prepared in October 2004 and in his study, Dr. Ranger concludes that the bitumen-bearing east-west valley trends observed in northeast Alberta's Athabasca Oilsands (e.g. Suncor's Firebag project and others) are assumed to extend onto the Firebag East prospect. Reports from cores taken from two historical wells drilled on the exploration permits assayed bitumen content at up to 11 wt% with porosities over 35%. The Ranger Report recommends that exploration work consisting primarily of core well, stratigraphic testing should be undertaken, with initial work recommended on the western half of the exploration permits adjacent to Suncor's Firebag project area.

The Oil Sands Industry

Oil sands contain bitumen, a tar-like, viscous form of oil, normally having a density of 8(degree) to 15(degree) API. The oil sands-bearing Fort McMurray Formation and its associated bitumen can be situated near the surface, or hundreds of feet below. The recovery of this resource is either by mining or in-situ recovery methods. Open pit mining is used for surface deposits of up to 250 feet deep. In situ recovery is used for deeper reserves where heat, steam or another substance is injected enabling the bitumen to flow and allowing it to be pumped to surface. Following its production, it can be marketed as bitumen blend (when mixed with adilutent) - sharing many characteristics, including price with conventional heavy oil, or as synthetic crude oil. Depending on the level of upgrading, synthetic crude oil will be similar in character and price to conventional medium to light oil.

The Canadian National Energy Board ("NEB") has determined that Canada has about 315 billion barrels of potentially recoverable bitumen (NEB 2003 Annual Report), an amount that is approximately equivalent in size to Saudi Arabia's proved conventional reserves. According to the Canadian Association of Petroleum Producers ("CAPP"), oil from oil sands now accounts for approximately 50% of Canada's total oil production. In Canada, the growth in oil sands production will more than offset the decline in conventional production now taking place. By 2015, CAPP expects this to account for nearly 75% of Western Canadian oil production.

OQI Business objectives for the next twelve months


OQI's business objectives for the next twelve months are focused on confirming oil sands prospectivity on the Exploration Permits. During December 2005 it began a 25 core hole drill program which it has just completedThe results from this drilling program will be released upon completion of the program. OQI has also received regulatory approval to proceed with a 150 core hole drilling program, known as Phase II, on its Firebag Tar Sands Prospect which is expected to start later this year at a cost of approximately $13 million.

Other Business Activities

Investment in Energy 51 Inc.

On April 7, 2004, the Company entered into an equity participation and farmout agreement with Energy 51 Inc. ("Energy 51") pursuant to this agreement the Company purchased 750,000 common shares of Energy 51 of its issued and outstanding share capital for $152,800. Energy 51 is a privately held Alberta company engaged in the exploration and development of oil and gas primarily in Alberta. The agreement granted the Company the right to purchase a further 750,000 common shares for $157,491, to bring its interest in Energy 51 to 25%, which the Company exercised during year ended April 30, 2005. Subsequent to April 30, 2005 Energy 51 completed a share financing in which it raised $14,182,425 ($17,850,000 CDN) and the Company's interest in Energy 51 was reduced to 2%.


During the year ended April 30, 2004 Energy 51 had not yet begun operations. Our purpose for the investment was to diversify our core business, to possibly receive a stream of future cash flow from oil and gas exploration and to have the opportunity to review and invest in oil and gas exploration prospects of merit. As part of this agreement the Company must be offered the right to participate on all prospects generated by Energy 51 until April 1, 2006. In this regard, the Company agreed to participate as to 25% working interest in the Sylvan Lake in return for, after royalties, a 20% net revenue interest. The Company has also agreed to participate in the Barrhead oil and gas prospect as to 33% cost for a 25% working interest. Included in exploration costs as at April 30, 2005 is $53,428 pertaining to the Sylvan Lake exploration and $78,428 relating to Barrhead. During the nine months ended January 31, 2006 the Company incurred exploration costs pertaining to the Sylvan Lake and Barrhead oil and gas prospects of $438,574 and $108,073, respectively. Subsequent to January 31, 2006 the Sylvan Lake well was abandoned. The Company intends to review prospects of merit as they come along and to invest in them provided that financing is available.

Sulfoxy Joint Venture

During April 2005, the Company has entered into a joint venture agreement whereby it has agreed to fund research and development relating to the improvement of bitumen recovery from surface mineable oil sands ore and in-situ recovery of bitumen and heavy oils by oxidation and sulfonation of asphaltens as to $163,054 ($205,220 CDN) to obtain a 60% interest. Upon earning a 60% interest in the joint venture the Company may elect to purchase an additional 15% joint venture interest for $1,191,800 ($1,500,000 CDN). During the nine months ended January 31, 2006 the Company spent $210,331 on the project and has earned its 60% interest.

Earth Energy License Agreement

On August 12, 2003, the Company became party to an exclusive license agreement for Canada, Central and South America with Earth Energy Resources Ltd. ("Earth Energy") and West Peak Ventures of Canada Ltd. ("West Peak") for the use of Earth Energy's proprietary catalytic process. The process includes a proprietary Catalyst in conjunction with processing equipment to separate hydrocarbons from sand, shale or oil. Under the terms of the underlying license agreement with Earth Energy, the Company was to have paid $375,799, subject to certain conditions, of which it paid $106,508 ($150,000 CDN). The Company was also to pay a royalty of 5% and had the right to purchase catalyst and processing equipment from Earth Energy Resources Ltd. for cost plus 25%. In conjunction with this agreement the Company also had a three-year option, on the same terms, on a Central and South American license agreement with the exception that the license fee is a one-time payment of $500,000 US.

During the year ended April 30, 2005 the above noted license agreement was cancelled and replaced with a new agreement whereby the Company is to receive a 2.5% of gross revenue and 12.5% of net profits from product sold and income earned (the "Royalty") from products and processes related to certain patented chemical formulations utilized for applications related to the extraction of oil from surface mines tar sands, oil shale and soil reclamation (the "Catalyst") in Canada. The Company may also elect to receive a similar Royalty from Central and South America, subject to a payment of $500,000 that may be paid by way of offset and forfeiture of the first $500,000 in Royalties. Earth Energy has the right to name four entities and their affiliates upon which the Company will only receive 50% of the Royalty. The Company also has the right purchase the Catalyst, at cost, and equipment from Earth Energy, at cost plus 25%, on any properties that the Company has a greater than 15% interest.

As the present value of this agreement is currently undeterminable, the previously recorded license costs have been written down by $106,507 and the license as at April 30, 2005 was recorded as $1. Pursuant to the revised agreement we are not obligated to any further funding and do not expect to do so. Should the Earth Energy process prove to be economically feasible this may become a core business of the Company.

Uranium Property

We were initially formed as a result of management's perception of an upcoming worldwide shortage of uranium. However, due to a lack of funding for its uranium properties, we decided during the year ended April 30, 2002 to focus our attention on our oil and gas prospects. We retained an indirect interest in the Henday Lake Uranium property through our 20% equity investment in Uranium Holdings Corporation ("UHC"), however, we do not view this property to be of substantial merit. We plan to continue to hold our investment in UHC and as such spent $4,207 (2004 - $59,525) during the year ended April 30, 2005, on Henday Lake exploration, to maintain our 20% equity interest in UHC. This 20% equity interest in UHC may be diluted if we are unable or elect not to meet exploration expenditures on a timely basis.

Eagles Nest Prospect

The Company entered into an agreement with three third parties (collectively the Triple 7 Joint Venture) to post, acquire, develop and produce oil sands deposits located in the Athabasca Region of Alberta, Canada (the Triple 7 Joint Venture Agreement) whereby in consideration for the expertise and industry experience provided by Triple 7 Joint Venture the Company has agreed to pay the Triple 7 Joint Venture $127,432 ($150,000 CDN) payable in common shares for any leases acquired pursuant to a specific Alberta Crown sale of leases, paid during the nine months ended January 31, 2006. The Company has also agreed to pay the Triple 7 Joint Venture partners, as ongoing fees, $127,432 ($150,000 CDN) in cash or common shares (at the discretion of the Company) on the first and second anniversary dates of the Agreement. Shares issued under the agreement are subject to "piggyback" registration rights. On the third anniversary date of the agreement the Company shall pay to the Triple 7 Joint Venture $382,295 ($450,000
CDN) per parcel of acquired leases that have not been surrendered, or for which no commercial project has been identified. In the event that the Company receives a feasibility study, conducted by an independent third party, that indicates that a commercial project on one or more of the leases is economic and wishes to construct a commercial project, the Company is required to notify the Triple 7 Joint Venture. Upon commencement of construction of such a commercial project the Company shall pay to the Triple 7 Joint Venture the sum of $5,097,272 ($6,000,000 CDN). In addition to such payments the Company has granted each of the Triple 7 Joint Venture partners a royalty in the acquired leases of $0.03 Canadian on each barrel of crude bitumen produced, saved and sold from the Acquired Leases, or $382,295 ($450,000 CDN) per year, whichever is greater. Such royalty is governed by the royalty procedure, which stipulates, among other things, that the royalty will be secured by a lien, first charge or security interest on the royalty lands, and that the royalty is assignable or transferable subject to a right of first offer to Township.

On August 24, 2005 the Company through its wholly owned subsidiary, Township, acquired one lease pursuant to the Triple 7 Joint Venture at a cost of $727,187. This prospect is known as the Eagles Nest Project. To finance the acquisition of the project the Company issued convertible notes pursuant to which it also granted royalties of $0.0073 Canadian on each barrel of crude bitumen produced, saved and sold from the project. The Company then bought back $0.0015 Canadian of the royalties for 200,000 common shares at a deemed cost $80,000 which has been recorded as an exploration expense.

The Company plans to do a drill program on the Eagles Nest Prospect which is estimated to cost around $2,000,000 and has incurred $153,654 in related costs to January 31, 2006.


Business Strategy

Our objective is to pursue existing opportunities in the oil and gas field, which may include exploration of properties of merit and or development and marketing of new technologies to the industry. The principal elements of our strategy are as follows.


      o Pursue Exploration Projects - We intend to continue our efforts at reviewing oil and gas exploration prospects of merit that have the potential of significant reserves and production revenue. During the year ended April 30, 2004 we reached an agreement to acquire the Pasquia Hills, oil shale prospect which was completed during the year ended April 30, 2005. During the year ended April 30, 2005 the Company acquired a 49% interest in the Firebag East Oil Sands prospect and completed the purchase of the remaining 51% subsequent to April 30, 2005. The Company also identified two oil and gas projects of merit through its agreement with Energy 51. During the nine months ended January 31, 2006 the company acquired its Eagles Nest Oil Sands Prospect. During the next twelve month we expect to conduct and complete exploration programs the Pasquia Hills oil shale prospect, Eagles Nest Prospect and Firebag East Oil Sands prospect of $100,000, $2,000,000 and $13,000,0000 respectively.


      o Pursue New Technologies - We intend to continue efforts to pursue and understand new technologies for the oil and gas industry that have the potential for wide marketplace acceptance and significant revenues. As part of our efforts to pursue new technologies, during the year ended April 30, 2004, we entered into an exclusive license agreement for Canada, Central and South America with Earth Energy for the use of Earth Energy's proprietary catalytic process. During the year ended April 30, 2005 have entered into a joint venture with a Canadian Chemical Company to evaluate the potential of the Pasquia Hills Oil Shale and have entered into the Sulfoxy Joint Venture.

      o Selective Expenditures - We intend to minimize the risk of our limited financial resources by wherever possible targeting our expenditures towards earning interests in projects. This, therefore, limits the risk to us should a project prove to be uneconomic. In this regard we made an investment in Energy 51, a private oil and gas exploration company and have entered into joint ventures with industry partners to conduct our research into emerging oil and gas technologies.

      o Control Operations - We believe that it is important to control operational decisions as well as the timing of those decisions. Therefore, it is our intention wherever possible to be the operator of any project that we are involved in.

Significant Developments

      o On September 24, 2002 we issued a convertible note to October Sun, a Nevada corporation in the principal amount of $400,000 and on the same date we issued a convertible note to United Corporate Advisors in the principal amount of $195,000. The notes become due on September 30, 2003, bear interest at 6% per annum and may be converted into units at a price per share equal to the lower of i) $0.25 per share or ii) the market price of one share of our common stock on the date of conversion. Each unit is to consist of one common share and a warrant to purchase one common share at a price equal to 133% of the conversion price for a period of one year following the date of conversion. During the year ended April 30, 2004, these notes were extended to December 31, 2004 and then during the year ended April 30, 2005 converted pursuant to which 2,380,000 common shares were issued. In addition, warrants to purchase an additional 2,380,000 common shares at $.34 until September 14, 2005 were also issued. The warrants were subsequently extended to September 14, 2006.

      o We agreed to settle $336,037 ($416,484 Cdn.) of API Canada debt through the issuance of 2,776,560 common shares. During the year ended April 30, 2004 we issued 287,638 common shares pursuant to these agreements and during the year ended April 30, 2005 we issued another 493,493 common shares and subsequent to that an additional 33,529 common shares were issued.

      o We agreed to acquire the Athabasca property working interests, which were written off during the year ended April 30, 2003, from a Limited Partnership for 3,220,000 common shares, of which 886,666 common shares were issued during the year ended April 30, 2005 and the balance subsequently issued.

      o On August 12, 2003, the Company became party to an exclusive license agreement for Canada, Central and South America with Earth Energy Resources Ltd. ("Earth Energy") and West Peak Ventures of Canada Ltd. ("West Peak") for the use of Earth Energy's proprietary catalytic process. The process includes a proprietary Catalyst in conjunction with processing equipment to separate hydrocarbons from sand, shale or oil. Under the terms of the underlying license agreement with Earth Energy, the Company was to have paid $375,799, subject to certain conditions, of which it paid $106,508 ($150,000
            CDN). The Company was also to pay a royalty of 5% and had the right to purchase catalyst and processing equipment from Earth Energy Resources Ltd. for cost plus 25%. In conjunction with this agreement the Company also had a three-year option, on the same terms, on a Central and South American license agreement with the exception that the license fee is a one-time payment of $500,000 US. During the year ended April 30, 2005 the above noted license agreement was cancelled and replaced with a new agreement whereby the Company is to receive a 2.5% of gross revenue and 12.5% of net profits from product sold and income earned (the "Royalty") from products and processes related to certain patented chemical formulations utilized for applications related to the extraction of oil from surface mines tar sands, oil shale and soil reclamation (the "Catalyst") in Canada. The Company may also elect to receive a similar Royalty from Central and South America, subject to a payment of $500,000 that may be paid by way of offset and forfeiture of the first $500,000 in Royalties. Earth Energy has the right to name four entities and their affiliates upon which the Company will only receive 50% of the Royalty. The Company also has the right purchase the Catalyst, at cost, and equipment from Earth Energy, at cost plus 25%, on any properties that the Company has a greater than 15% interest. As the present value of this agreement is currently undeterminable, the previously recorded license costs have been written down by $106,507 and the license is now recorded as $1.

      o In October 2003, we entered into a preliminary agreement with WPC. The agreement, which subject to many contingencies, granted the Company the right to acquire a 60% joint venture interest from WPC in the Pasquia Hills Oil Shale Project, covering approximately 700,000 acres located in the Pasquia Hills area of Saskatchewan. Pursuant to the agreement, we made a payment of $26,090 to WPC on October 3, 2003 and which resulted in our business plan now involving the exploration for and mining of oil shale in Pasquia Hills, Saskatchewan and the refining of certain petrochemical feedstocks derived from oil shale. In December 2003, we reached a second preliminary agreement with WPC and its major shareholders to acquire all of the issued and outstanding shares of WPC, which was entered into on December 5, 2003. WPC and its major shareholders agreed that we would acquire all of the issued and outstanding shares of WPC for the equivalent of up to 900,000 Series A Shares, which were to be convertible into 9,000,000 common shares, and 2,000,000 common shares of the Company with certain registration rights. On April 23, 2004 we acquired from Powermax Energy Inc. ("Powermax") all of its rights and obligations under a March 1, 2003 Farmout and Joint Venture Agreement between WPC and Powermax for 92,600 common shares and $29,923 cash. This Farmout and Joint Venture Agreement pertained to certain of WPC's western lands. On April 21, 2005 the Company issued 10,728,124 common shares (in lieu of 900,000 Series A Shares plus 2,000,000 common shares previously agreed upon) to the major shareholders of WPC and acquired a 97.53% interest in it. At the time the shares were issued WPC's liabilities exceeded its assets by $926,200 and this along with $2,209,219 for the common shares issued has been recorded as Pasquia Hills property acquisition costs.

      o On April 7, 2004, the Company entered into an equity participation and farmout agreement with Energy 51 pursuant to this agreement the Company purchased 750,000 common shares of Energy 51 of its issued and outstanding share capital for $152,800. Energy 51 is a privately held Alberta company engaged in the exploration and development of oil and gas primarily in Alberta. The agreement granted the Company the right to purchase a further 750,000 common shares for $157,491 to bring its interest in Energy 51 to 25% which the Company exercised during year ended April 30, 2005. Subsequent to April 30, 2005, Energy 51 completed a share financing in which it raised $14,182,425 ($17,850,000 CDN) and the Company's interest in Energy 51 was reduced to 2%. As part of this agreement, the Company must be offered the right to participate on all prospects generated by Energy 51 until April 1, 2006. In this regard, the Company agreed to participate as to 25% working interest in the Sylvan Lake in return for, after royalties, a 20% net revenue interest. The Company has also agreed to participate in the Barrhead oil and gas prospect as to 33% cost for a 25% working interest. Included in exploration costs as at April 30, 2005 is $53,428 pertaining to the Sylvan Lake exploration and $78,428 relating to Barrhead. The Sylvan Lake prospect was subsequently abandoned.

      o     During the year ended April 30, 2005 the Company spent $4,207 (2004
            - $59,525) on Henday Lake exploration to maintain its 20% equity interest in UHC.

      o During the year ended April 30, 2004, we issued $1,000,000 of 6% secured convertible debentures and during the year ended April 30, 2005 $1,500,000 of 6% secured convertible debentures. These debentures, including interest and penalties, were converted into 11,827,668 common shares during the year ended April 30, 2005 and no amount remains outstanding.

      o Pursuant to the issuance of $1,000,000 of 6% secured convertible debentures the Company also issued 2,666,666 warrants. Each warrant entitles its holder to purchase an additional common share of the Company during the period January 6, 2004 to January 6, 2005 at $0.35 per share. The holder of the warrants may elect a cashless exercise of the warrants based on the market value of the Company's common shares at the time of exercise. During the year ended April 30, 2005 as an inducement to have the holders exercise the Company agreed to reduce the exercise price on 2,222,222 of these warrants and they were exercised for cash. The Company also agreed to re-issue 2,222,2222 warrants at $0.35 and extend the expiry date on the remaining 444,444 both until November 3, 2005. Of these re-issued and lengthen expiry dated warrants 875,039 were exercised for cash. As of April 30, 2005, 1,791,627 of these warrants remained outstanding until November 3, 2005. Subsequent to April 30, 2005 451,855 of the $0.35 November 3, 2005 expiry date warrants were exercised for cash. Holders of the November 3, 2005 expiry date warrants also exercised cashless conversion rights whereby 1,339,217 warrants were exercised and the Company issued 841,454 common shares. A total of 555 of these warrants expired unexercised.

      o During the year ended April 30, 2005, pursuant to the issuance of $1,500,000 6% secured Convertible Debentures the Company also issued 5,666,166 warrants. Each warrant entitles its holder to purchase an additional common share of the Company at $0.35 until September 14, 2006. The holder of the warrants may elect a cashless exercise of the warrants based on the market value of the Company's common shares at the time of exercise. During the year ended April 30, 2005, 604,711 of these warrants were exercised for cash and 5,061,455 remain outstanding. Subsequent to April 30, 2005 512,300 of the $0.35 September 14, 2006 warrants were exercised for cash. Likewise holders of 4,549,155 warrants with September 14, 2006 exercised their cashless conversion rights and the Company issued 2,813,960 common shares to them.

      o Subsequent to April 30, 2005 the Company also issued, as an inducement for early exercising of the warrants with expiry dates of November 3, 2005 and September 14, 2006, 1,945,750 warrants to purchase that same number of common shares at $0.35 until April 30, 2006. After issuance all of these warrants were exercised for cash.

      o On September 13, 2004, we also entered into three private placements whereby for the settlement of $476,500 of debt we issued 1,906,000 common shares and 1,586,508 warrants to purchase that same number of common shares at $0.35 each until September 14, 2006.

      o On November 24, 2004, we entered into a joint venture with a Canadian chemical company to jointly determine the commercial value of the shale oil in the Pasquia Hills prospect. This agreement is made up of a number of phases and each party may decide not to proceed at any time by giving notice. Phase one consists of research at an estimated cost of $50,000 which along with the information learned are to be split equally between the parties. Subsequent phases involve further research and feasibility geared ultimately towards a production contract where the Canadian chemical company would purchase petrochemical feedstock from the Company for further processing.

      o During April 2005, the Company has entered into a joint venture agreement whereby it has agreed to fund research and development relating to the improvement of bitumen recovery from surface mineable oil sands ore and in-situ recovery of bitumen and heavy oils by oxidation and sulfonation of asphaltens as to $163,054 ($205,220 CDN) to obtain a 60% interest. Upon earning a 60% interest in the joint venture the Company may elect to purchase an additional 15% joint venture interest for $1,191,800 ($1,500,000 CDN). Subsequent to April 2005 the Company earned its 60% joint venture interest.

      o During the year ended April 30, 2005 the Company's subsidiary OQI also issued $876,073 ($1,100,000 CDN) 3% unsecured convertible debentures which mature as to $238,929 ($300,000 CDN) on February 28, 2008, $79,643 ($100,000 CDN) on April 1, 2008 and $557,501
            ($700,000 CDN) on April 15, 2008. The notes are convertible into common shares of OQI at a rate of $0.99 ($1.25 CDN) for one year following their issuance and then at $1.27 ($1.60 CDN) per share until maturity. In conjunction with this offering the OQI also issued 343,750 warrants to purchase that same number of common shares at a price of $1.27 ($1.60 CDN) until the earlier of i) the Company being listed for trading on a recognized stock exchange or
            ii) the maturity date.

      o During June 2005 the Company issued 7% convertible notes for an aggregate principal amount of $2,000,000. The Company has agreed to make monthly payments equal to one-twelfth of the initial principal amount of the note plus any other amounts due, including interest. The monthly payments for the first three months may be deferred until the fourth month and are payable in either shares, subject to an effective registration statement, or cash. Should the Company elect to make the monthly payment in cash then it must pay 130% of the principal plus 100% of any other amounts due, including interest. If the Company elects to have the monthly payment paid in shares than the note holders may convert at anytime thereafter into common shares of the Company at the lesser of i) $0.60, ii) 135% of the average of the five lowest closing bid prices of the Company's common stock for the ten trading days preceding the effective date of a registration statement registering the underlying shares and warrants for resale and iii) 70% of the average of the five lowest closing bid prices of the Company's common stock for the ten trading days preceding the date of conversion. Should the Company fail to make a timely election to pay in cash or shares or to actually make the cash payment then the holders of the notes may determine whether they want to be paid in cash or shares on the terms noted above. Pursuant to this offering the Company issued 500,000, warrants to purchase that same number of common shares at $0.45 until June 9, 2007, 5,000,000 warrants to purchase that same number of common shares at $0.55 per share until June 9, 2007 and 2,5000,000 warrants to purchase that same number of common shares at $1.50 until June 9, 2007. In conjunction with this offering the Company has paid $200,000 in finders fees and has agreed to pay a finders fee of 10% from any of the 5,000,000 warrants to purchase that same number of common shares at $0.55 per share until June 9, 2007 that are exercised. The agreement contains certain registration rights for the underlying shares of common stock and warrants and the Company will incur a 2% penalty if the registration statement is not filed by July 24, 2005 with a 2% penalty each 30 days thereafter until filed and a 2% penalty if the registration statement is not effective by December 6, 2005 with a 2% penalty each 30 days thereafter until effective.

      o On August 9, 2005 CanWest Petroleum Corporation ("CanWest") and its wholly owned subsidiary, Township Petroleum Corporation, ("Township") entered into a Joint Venture Agreement (the "Agreement") with three unrelated parties (collectively the "Triple 7 Joint Venture"). The Agreement sets out the understanding of the parties to acquire certain leases located in Alberta, Canada and establishes payment and royalty procedures with regards to any leases acquired under the Agreement. Township, an Alberta corporation wholly owned by CanWest, shall own and administer the rights under the leases acquired (the "Acquired Leases"), and shall explore and evaluate, or cause to be explored or evaluated, the Acquired Leases. CanWest has agreed to pay the Triple 7 Joint Venture $150,000 Canadian payable in common shares, to be shared equally between the parties to the Triple 7 Joint Venture, upon acquisition of the Acquired Leases. CanWest shall also pay to the Triple 7 Joint Venture partners, as ongoing fees, $150,000 in cash or common shares (at the discretion of CanWest) on the first and second anniversary dates of the Agreement. Shares issued under the Agreement are subject to "piggyback" registration rights. On the third anniversary date of the Agreement CanWest shall pay to the Triple 7 Joint Venture $450,000 Canadian per parcel of Acquired Leases that have not been surrendered, or for which no commercial project has been identified. Subject to certain conditions, if Township determines that a commercial project on one or more of the leases is economic and wishes to construct a commercial project, Township is required to notify the Triple 7 Joint Venture. Upon commencement of construction of such a commercial project Township shall pay to the Triple 7 Joint Venture the sum of $6,000,000 Canadian. In addition to such payments Township has granted each of the Triple 7 Joint Venture partners a royalty in the Acquired Leases of $0.03 Canadian per barrel, or $450,000 Canadian per year, whichever is greater.


      o On August 24, 2005 the Company through its wholly owned subsidiary, Township, acquired one lease pursuant to the Triple 7 Joint Venture at a cost of $727,187 ($864,625 CDN). This prospect will be known as the Eagles Nest Prospect.


            To finance the acquisition of the Eagles Nest Prospect the Company entered into a private placement of its securities whereby the Company will be issuing 8% Convertible Notes (the "Notes") with stock purchase warrants for aggregate principal amount of $5,200,000 (the "Original Offering"), all pursuant to a Subscription Agreement (the "Subscription Agreement") with the purchasers. Under the terms of the Original Offering, the Notes are convertible to shares of the Company's common stock (the "Common Stock") at $0.40 per share of Common Stock. However, pursuant to the Subscription Agreement, amounts not expended on successful bids, associated costs and first year rentals are to be refunded on a pro-rata basis. The refunded amount totals $4,472,813, as only $727,187 was used in connection with the acquisition of the Eagles Nest Parcel and related costs. Under the terms of the Original Offering, the purchasers will also receive bonus shares equal to 10% of the refunded amount allocable to the respective purchasers, which bonus shares will be issued at the rate of $0.40 per share. Also, purchasers will receive warrants based on one warrant per $0.40 invested by a purchaser, after the refunded amount has been distributed to the purchaser. The warrants are exercisable for two years from the issue date at an exercise price of $0.55 per share.

      o Effective August 31, 2005, some of the purchasers elected not to receive their pro-rata portion of the refund amount. Rather, those purchasers elected to be included under amended terms to the Original Offering (the "Amended Offering"). Under the terms of the Amended Offering, a purchaser will receive a new convertible promissory note in the amount of their principal investment not refunded (the "New Note"), which New Note is convertible into shares of the Company's common stock at a per share conversion price of $0.90 per share. The purchaser will also receive one warrant for each $0.90 of principal invested in the Amended Offering. Each warrant is exercisable to purchase one share of common stock at an exercise price of $1.30 per share for one year. Of the total $5,200,000 raised in the Original Offering, purchasers of $2,240,706 principal amount have elected to be included in the Amended Offering.

      o On October 31, 2005 Anhydride Canada was sold to a third party for nominal cash proceeds. As a result of the disposal of Anhydride Canada the Company recorded a $736,782 recovery of exploration expenses pertaining to accounts payable of Anhydride Canada.


      o During November 2005 the Company and its subsidiary OQI entered into a financing agreement whereby the Company may purchase up to $12,743,182 ($15 million CDN) units prior to January 31, 2006. Each unit is to be priced at $5.10 ($6 CDN) and will consist of one common share on one share purchase warrant. Every two share purchase warrants will entitle the Company to purchase an additional common share at $8.50 ($10 CDN) for a period ending nine months from the closing date. Pursuant to this agreement the Company has committed to financing OQI as to a minimum of $2,123,864 ($2.5 million CDN) on or before January 31, 2006, of which it has funded $135,927 ($160,000 CDN), through the purchase of these units or by way of exercising existing securities. The Company subsequently completed the purchase of $12,743,182 ($15 million CDN) units prior to January 31, 2006.


      o Also during November 2005 the Company converted its $849,545 ($1 million CDN) convertible note plus interest in OQI into 788,769 common shares.

      o During December 2005 the Company completed a private placement of 15,268,000 units at $1.50 per unit whereby each unit consisted of one common share and one share purchase warrant. Each two warrants will entitle the holder to purchase an additional common share of the Company at $2.00 until December 12, 2007. The Company has paid finders $390,870 cash plus 260,580 warrants, whereby each warrant will allow the finder to purchase an additional common share at $2.00 until December 12, 2007. In conjunction with this financing the Company has also granted the investors and finders certain registration rights whereby the Company has undertaken to file a resale registration statement covering the shares and shares underlying the warrants within sixty days of closing, otherwise it shall pay a 2% penalty for each month and part of month that it is late in doing so. In addition, the Company must respond to any queries to that resale registration statement within two weeks of receipt or else be subject to an additional penalty as to 2% for each two weeks thereafter. The penalties shall be payable in either shares at a deemed price of $1.50 USD or cash at the unit holders election. Any penalty shares will also be qualified for resale by the same SB2 registration statement.


      o Also during December 2005 in a private transaction the Company purchased 571,428 common shares of OQI and 571,428 share purchase warrants to purchase that same number of OQI common shares at $1.70 ($2.00 CDN) until May 31, 2007 for $4,854,540 ($5,714,280 CDN) plus
            1,500,000 share purchase warrants which entitle the holder to purchase an additional common share of the Company at $2.00 until December 12, 2007.

            o As at March 9, 2006 the Company adopted a shareholders right plan and reserved 250,000 of its preferred shares for issuance pursuant to the exercise of the rights. The rights are designed to have certain anti-takeover effects and as such they will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on a substantial number of rights being acquired, or in a manner or on terms not approved by the board of directors of the Company. The rights, however, should not deter any prospective offeror willing to negotiate in good faith with the board of directors, nor should the rights interfere with any merger or other business combination approved by the board of directors. To effect the shareholders rights plan the Company declared a distribution of one right to each outstanding share of common stock, payable to shareholders of record on March 23, 2006. This right will be attached to the underlying common share and remain with the common should the common share be sold or transferred.



EMPLOYEES

We have no full time employees and instead rely on the services of officers and directors, who are compensated from time to time through the issuance of options and cash bonuses, and part time employees and consultants on an as needed basis at market rates.

Our subsidiary, OQI reached agreement with Mr. Christopher Hopkins, its President, and Mr. Karim Hirji, Chief Financial Officer, whereby, subject to certain conditions, they each have agreed to provide their services to OQI in return for $66,741 ($84,000 CDN) per year until certain business targets are met and thereafter at $139,043 ($175,000 CDN) per year which subsequent to April 30, 2005 have been met. These agreements also contain termination clauses whereby OQI has agreed to pay them, subject to certain conditions, an amount of up to one and one-half times their annual pay should they be terminated for reasons other than cause.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                               PLAN OF OPERATIONS

Plan of Operation. (All amounts are in US dollars unless otherwise indicated.)

The Company is in the exploration stage and does not currently have any income from operating activities. The Company expects to use a majority of its existing working capital on exploration activities Management intends to raise additional capital through the issuance of equity and or debt to finance operations and invest in other business opportunities, however, no assurance can be given that the Company will be successful in its exploration activities, in raising additional capital or that other business opportunities will be found.

During the nine months ended January 31, 2006 the Company's subsidiary OQI completed the purchase of the remaining 51% interest in the Firebag Tar Sands Project by paying $357,540. OQI now has a 100% interest in the property, subject to certain royalties, whereby it may explore and develop oil sands deposits in an area comprising approximately 850,000 acres in the Province of Saskatchewan.

Also during the nine months ended January 31, 2006, OQI issued 1,524,875 Flow-through Common Shares and 767,628 units under a private placement for gross proceeds of $3,490,464. Each unit consisted of one common share and warrant entitling the holder to acquire one common share at $1.70 ($2.00 CDN). These warrants expire as to 717,628 warrants on May 31, 2007 and 50,000 warrants on June 15, 2007. In conjunction with this financing OQI also issued agents warrants whereby the agent may acquire up to 146,475 common shares and 14,000 common shares both at $1.49 ($1.75 CDN) until May 31, 2008 and June 15, 2008 respectively and 146,475 common shares and 14,000 common shares both at $1.70 ($2.00 CDN) until May 31, 2008 and June 15, 2008 respectively. The Company has recorded a non-cash financing expense of $125,605 relating to these warrants. During January 2006 OQI issued 320,950 common shares on the exercise of certain of these agents warrants.

The Company agreed, during the nine months ended January 31, 2006, to convert the non-refundable payment of $437,962 that the Company made towards the purchase of the 51% interest in the property into 297,688 common shares and a warrant to acquire up to an additional 647,688 common shares at $1.70 ($2.00
CDN) until June 13, 2007. The Company also entered into a financing agreement with OQI whereby it purchased 2,500,000 units for $13,732,047, of which $4,607,468 has been allocated to property costs. Each unit consisted of one common share on one share purchase warrant. Every two share purchase warrants will entitle the Company to purchase an additional common share at $8.50 ($10
CDN) until October 31, 2006. The Company also purchased 571,428 units from a third party for $4,932,482, of which $4,069,297 has been allocated to property costs. Each unit consisted of one common share of OQI and a warrant to purchase an additional share. The Company exercised these warrants at a cost of $992,063 and was issued an additional 571,428 common shares.

As at January 31, 2006 the Company held 11,729,313 common shares, representing 66.8% of the issued and outstanding shares of OQI. The non-controlling shareholders 33.2% interest in OQI represented $4,744,388 of its net assets.

During December 2005 OQI commenced a twenty-five hole drill program on the Firebag Tar Sands Prospect and in doing so has incurred exploration costs of $3,303,533 to January 31, 2006. To date OQI has completed twenty of the core holes. The results from this drilling program will be released upon completion of the program. OQI has also received regulatory approval to proceed with a 150 core hole drilling program, known as Phase II, on its Firebag Tar Sands Prospect which is expected to start later this year at a cost of approximately $13 million.

The Company entered into an agreement with three third parties (collectively the Triple 7 Joint Venture) to post, acquire, develop and produce oil sands deposits located in the Athabasca Region of Alberta, Canada (the Triple 7 Joint Venture Agreement) whereby in consideration for the expertise and industry experience provided by Triple 7 Joint Venture the Company has agreed to pay the Triple 7 Joint Venture $127,432 ($150,000 CDN) payable in common shares for any leases acquired pursuant to a specific Alberta Crown sale of leases, paid during the nine months ended January 31, 2006. The Company has also agreed to pay the Triple 7 Joint Venture partners, as ongoing fees, $127,432 ($150,000 CDN) in cash or common shares (at the discretion of the Company) on the first and second anniversary dates of the Agreement. Shares issued under the agreement are subject to "piggyback" registration rights. On the third anniversary date of the agreement the Company shall pay to the Triple 7 Joint Venture $382,295 ($450,000
CDN) per parcel of acquired leases that have not been surrendered, or for which no commercial project has been identified. In the event that the Company receives a feasibility study, conducted by an independent third party, that indicates that a commercial project on one or more of the leases is economic and wishes to construct a commercial project, the Company is required to notify the Triple 7 Joint Venture. Upon commencement of construction of such a commercial project the Company shall pay to the Triple 7 Joint Venture the sum of $5,097,272 ($6,000,000 CDN). In addition to such payments the Company has granted each of the Triple 7 Joint Venture partners a royalty in the acquired leases of $0.03 Canadian on each barrel of crude bitumen produced, saved and sold from the Acquired Leases, or $382,295 ($450,000 CDN) per year, whichever is greater. Such royalty is governed by the royalty procedure, which stipulates, among other things, that the royalty will be secured by a lien, first charge or security interest on the royalty lands, and that the royalty is assignable or transferable subject to a right of first offer to Township.

On August 24, 2005 the Company through its wholly owned subsidiary, Township, acquired one lease pursuant to the Triple 7 Joint Venture at a cost of $727,187. This prospect will be known as the Eagles Nest Project. To finance the acquisition of the project the Company issued convertible notes pursuant to which it also granted royalties of $0.0073 Canadian on each barrel of crude bitumen produced, saved and sold from the project. The Company then bought back $0.0015 Canadian of the royalties for 200,000 common shares at a deemed cost $80,000 which has been recorded as an exploration expense.

The Company plans to do a drill program on the Eagles Nest Prospect which is estimated to cost around $2,000,000 and has incurred $153,654 in related costs to January 31, 2006.

To finance the acquisition of the Eagles Nest Prospect the Company entered into a private placement of its securities whereby the Company issued 8% Convertible Notes (the "Notes") with stock purchase warrants for aggregate principal amount of $5,200,000 (the "Original Offering"), all pursuant to a Subscription Agreement (the "Subscription Agreement") with the purchasers. Under the terms of the Original Offering, the Notes are convertible to shares of the Company's common stock (the "Common Stock") at $0.40 per share of Common Stock. However, pursuant to the subscription agreement, amounts not expended on successful bids, associated costs and first year rentals are to be refunded on a pro-rata basis. The refunded amount totals $4,472,813, as only $727,187 was used in connection with the acquisition of the Eagles Nest Parcel and related costs. Under the terms of the Original Offering, the purchasers will also receive bonus shares equal to 10% of the refunded amount allocable to the respective purchasers, which bonus shares will be issued at the rate of $0.40 per share. Also, purchasers will receive warrants based on one warrant per $0.40 invested by a purchaser, after the refunded amount has been distributed to the purchaser. The warrants are exercisable for two years from the issue date at an exercise price of $0.55 per share.

Effective August 31, 2005, some of the purchasers elected not to receive their pro-rata portion of the refund amount. Rather, those purchasers elected to be included under amended terms to the Original Offering (the "Amended Offering"). Under the terms of the Amended Offering, a purchaser will receive a new convertible promissory note in the amount of their principal investment not refunded (the "New Note"), which New Note is convertible into shares of the Company's common stock at a per share conversion price of $0.90 per share. The purchaser will also receive one warrant for each $0.90 of principal invested in the Amended Offering. Each warrant is exercisable to purchase one share of common stock at an exercise price of $1.30 per share for one year.

Of the total $5,200,000 raised in the Original Offering, $727,187 convertible notes were issued under the Original Offering along with 1,817,967 warrants to purchase that same number of common shares at $0.55 until September 19, 2007, $2,339,602 was refunded along with 584,878 common shares at a deemed cost of $233,951 which has been recorded as a non-cash financing expense, $2,133,186 convertible notes were issued pursuant to the amended terms along with 2,370,206 warrants to purchase that same number of common shares at $1.30 until September 19, 2006 and 555,670 common shares were issued as finders fees at a deemed cost of $222,268 which were included in consulting expenses. In conjunction with these convertible notes and warrants the Company has recorded a non-cash financing expense of $1,493,096.

The subscription agreements relating to the Original Offering and Amended offering contains certain registration rights for the shares of common stock issuable upon conversion of the notes, the exercise of the underlying warrants, bonus shares issued and finders fee shares issued. The Company has filed its registration statement, but it is not yet effective; as such $238,247 in penalties has been accrued as at January 31, 2006.

During the nine months ended January 31, 2006 the Company continued to evaluate its Pasquia Hill Oil Shale Prospect and has spent $326,674 on a small drill program related to the prospect and expects to expend an additional $100,000 on drilling during the next three months.

During the nine months ended January 31, 2006 Energy 51, a privately held oil and gas exploration and development company, in which the Company held a 25% interest completed an equity financing whereby it raised $14,182,000 and the Company's interest was reduced to around 2%.

As part of the Company's investment in Energy 51, the Company must be offered the right to participate on all prospects generated by Energy 51 until April 2006. The Company has elected to participate in the Sylvan Lake and Barrhead oil and gas prospects and included in exploration costs is $438,574 and $108,073, respectively, in related exploration costs. Subsequent to January 31, 2006 the Sylvan Lake well was abandoned. The Company intends to review prospects of merit as they come along and to invest in them provided that financing is available.


Also during the nine months ended January 31, 2006 the company was focused on raising funding for general working capital purposes and issued 7% convertible notes for an aggregate principal amount of $2,000,000. The Company has agreed to make monthly payments equal to one-twelfth of the initial principal amount of the note plus any other amounts due, including interest. The monthly payments for the first three months may be deferred until the fourth month and are payable in either shares, subject to an effective registration statement, or cash. Should the Company elect to make the monthly payment in cash then it must pay 130% of the principal plus 100% of any other amounts due, including interest. If the Company elects to have the monthly payment paid in shares then the note holders may convert at anytime thereafter into common shares of the Company at the lesser of i) $0.60, ii) 135% of the average of the five lowest closing bid prices of the Company's common stock for the ten trading days preceding the effective date of a registration statement registering the underlying shares and warrants for resale and iii) 70% of the average of the five lowest closing bid prices of the Company's common stock for the ten trading days preceding the date of conversion. Should the Company fail to make a timely election to pay in cash or shares or to actually make the cash payment then the holders of the notes may determine whether they want to be paid in cash or shares on the terms noted above. Pursuant to this offering the Company issued 500,000, warrants to purchase that same number of common shares at $0.45 until June 9, 2007, 5,000,000 warrants to purchase that same number of common shares at $0.55 per share until June 9, 2007 and 2,500,000 warrants to purchase that same number of common shares at $1.50 until June 9, 2007. In conjunction with this offering the Company has paid $200,000 in finders fees and has agreed to pay a finders fee of 10% from any of the 5,000,000 warrants to purchase that same number of common shares at $0.55 per share until June 9, 2007 that are exercised. In conjunction with these convertible notes and warrants the Company has recorded a non-cash financing expense of $1,722,950. The balance outstanding pursuant to these convertible notes as at January 31, 2006 is $59,234 as a result of the conversion of $2,397,134 of principal and interest into 3,995,224 common shares.

During the nine months ended January 31, 2006 the Company completed a private placement of 15,068,000 units at $1.50 per unit whereby each unit consisted of one common share and one share purchase warrant. Each two warrants will entitle the holder to purchase an additional common share of the Company at $2.00 until December 12, 2007. Pursuant to this placement the Company paid finders $528,870 cash, which is included in consulting expenses, plus 260,580 warrants and as yet have not but may issue an additional 92,000 warrants. The warrants issued to the finders are on similar terms as the issued warrants. The Company has recorded a non-cash financing expense of $407,294 related to the issuance of the warrants under this private placement. In conjunction with this financing the Company has also granted the investors and finders certain registration rights whereby the Company has undertaken to file a resale registration statement covering the shares and shares underlying the warrants within sixty days of closing, otherwise it shall pay a 2% penalty for each month and part of month that it is late in doing so. In addition, the Company must respond to any queries to that resale registration statement within two weeks of receipt or else be subject to an additional penalty as to 2% for each two weeks thereafter. The penalties shall be payable in either shares at a deemed price of $1.50 USD or cash at the unit holders election. Any penalty shares will also be qualified for resale by the same SB2 registration statement. To date the Company has not yet filed the registration statement and has began accruing penalties.

On March 3, 2006, the board of directors declared a dividend distribution of one Right for each outstanding share of common stock of the Company, payable to stockholders of record on March 15, 2006. Each Right, when exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock at a price of $20 per one one-thousandth share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of March 3, 2006, between the Company and Computershare Investor Services, Inc., as Rights Agent.

Initially, the Rights will be attached to all certificates representing shares of Common Stock then outstanding, and no separate certificates evidencing the Rights will be distributed. The Rights will separate from the Common Stock and a distribution of Rights Certificates (as defined below) will occur upon the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date") or (ii) 10 business days (or such later date as the Board of Directors of the Company may determine) following the commencement of, or the first public announcement of the intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person of 20% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date").

Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates, and will be transferred with and only with the Common Stock certificates, and (ii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

The Rights are not exercisable until the Distribution Date and will expire either (i) at the close of business on March 3, 2007 if the Company's shareholders have not approved the Rights Agreement; or (ii) at the close of business on March 3, 2016, unless such date is extended, the Rights Agreement is terminated, or the Rights are earlier redeemed or exchanged by the Company as described below. The Rights will not be exercisable by a holder in any jurisdiction where the requisite qualification to the issuance to such holder, or the exercise by such holder, of the Rights has not been obtained or is not obtainable.

As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will evidence the Rights. Except as otherwise determined by the Board of Directors of the Company, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

In the event that a Person becomes the beneficial owner of 20% or more of the then outstanding shares of Common Stock, except pursuant to an offer for all outstanding shares of Common Stock which the Directors determine to be fair to and otherwise in the best interests of the Company and its stockholders, each holder of a Right will, after the end of a redemption period referred to below, have the right to exercise the Right by purchasing, for an amount equal to the Purchase Price, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times such amount. Notwithstanding any of the foregoing, following the occurrence of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

In the event that at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction (other than a merger that follows a Qualifying Offer), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall, after the expiration of the redemption period referred to below, have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right.

At any time after a person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such person of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock (or, in certain circumstances, other equity securities of the Company that are deemed by the Board of Directors of the Company to have the same value as shares of Common Stock) per Right (subject to adjustment).

The Purchase Price payable, and the number of one one-thousandths of a share of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution under certain circumstances.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

In general, the Board of Directors of the Company, may cause the Company to redeem the Rights in whole, but not in part, at any time during the period commencing on March 3, 2006 and ending on the tenth business day following the Stock Acquisition Date (the "Redemption Period") at a price of $0.001 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors of the Company). Under certain circumstances set forth in the Rights Agreement, the decision to redeem the Rights will require the concurrence of a two-thirds vote of the Board of Directors. After the Redemption Period has expired, the Company's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company and there are no other Acquiring Persons. Immediately upon the action of the Board of Directors of the Company ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.001 redemption price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be subject to federal taxation to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

Except with respect to the Redemption Price of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board of Directors of the Company in order to cure any ambiguity, defect or inconsistency or to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided however, no amendment to adjust the time period governing redemption may be made at such time as the Rights are not redeemable.


The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on a substantial number of Rights being acquired, or in a manner or on terms not approved by the Board of Directors of the Company. The Rights, however, should not deter any prospective offeror willing to negotiate in good faith with the Board of Directors of the Company, nor should the Rights interfere with any merger or other business combination approved by the Board of Directors of the Company.

Changes in Financial Condition
------------------------------

During the nine months ended January 31, 2006 the primary focus of the Company was on completing the purchase of the Firebag Tar Sands Prospect, obtaining funding for exploration programs and accessing and acquiring other possible investment opportunities within the Athabasca Tar Sands region which resulted in the Eagles Nest prospect. During the nine months ended January 31, 2005 the primary focus of the Company was on the exploration of its Pasquia Hills, Oil Shale prospect, completing agreements to purchase the Firebag Sask., Tar Sands prospect and finding funding for the Company.

As a result of the above noted financing the Company incurred non-cash financing expenses of $6,094,908 (2005 - $1,593,502) for the nine months ended January 31, 2006. The Company also agreed during the nine months ended January 31, 2006 to extend the expiry date of 2,380,000 warrants for one year to September 14, 2006 and as a result recorded an non-cash financing expense of $2,112,012 (2005 - $nil).

Consulting expenses for the nine months ended January 31, 2006 of $8,237,411 (2005 - $1,341,829) included stock option compensation expenses of $3,795,062 (2005 - $28,395) related to the issuance of options to employees and consultants. Consulting fees also included fees related to successful financing attempts that were paid in stock and cash and totaled $1,055,993 (2005 - $nil). The Company paid its directors $364,125 (2005 - $147,500). OQI had consulting expenses of $579,022 that did not occur during the nine months ended January 31, 2005. Also included in consulting expenses is $2,026,667 (2005 - $ nil) pertaining to agreements with financial advisors.

Exploration costs for the nine months ended January 31, 2006 were $4,885,393 (2005 - $360,234) and included payments related to the Sylvan Lake and Barrhead oil and gas prospects as to $438,574 and $108,073, respectively. Included in exploration costs is $210,331 in conjunction with its interest in the Sulfoxy Joint Venture, $153,564 in costs associated with the Eagles Nest prospect, $326,674 in costs associated with the Pasquia Hills Oil Shale prospect and $3,303,533 in costs incurred by OQI related to the Firebag Tar Sands prospect. Also in included in exploration is $233,333 related to property acquired from the Anhydride Limited Partnership which was subsequently written off and $80,000 pertaining to the repurchase of a royalty on the Eagles Nest prospect. The Company's exploration costs during the nine months ended January 31, 2005 were primarily related to the exploration of its Pasquia Hills Oil Shale Project.

Advertising and promotion costs during the nine months ended January 31, 2006 of $1,617,775 were up significantly from the nine months ended January 31, 2005 where they were $186,204 as a result of the engagement of consulting firm whereby they agreed to be paid in common shares of the Company. Pursuant to this agreement the Company issued 2,000,000 common shares at a deemed cost of $860,000 of which $645,000 has been expensed during the nine months ended January 31, 2006 and the balance is in prepaid expenses. Also included in advertising and promotional expenses for the nine months ended January 31, 2006 is $375,750 in finder's fees paid in conjunction with the Company's financings and $82,731 in advertising and promotion paid by OQI.

Professional fees for the nine months ended January 31, 2006 of $405,877 (2005 - $199,969) continues to be major expense of the Company as it inures costs related to business evaluation and financing issues.

As the Company is now significantly more active and is maintaining two separate offices, one in Calgary and one in Vancouver, its office costs for the nine months ended January 31, 2006 of $203,223 (2005 - $45,073) have increased substantially. Likewise its rent costs for the nine months ended January 31, 2006 of $58,597 (2005 - $19,754) have increased as a result of maintaining the two offices.

Interest and bank charges of $461,147 (2005 - $124,516) for the nine months ended January 31, 2006 are higher as a result of the timing when various convertible notes and interest were issued. Also during the nine months ended January 31, 2006 the Company had a significant cash balance on hand as it has pre-funded its exploration programs which resulted in interest income of $109,835 (2005 - $nil).

During the nine months ended January 31, 2006 the Company sold its interest in its subsidiary Anhydride Petroleum (Canada) Inc. for nominal proceeds which resulted in the Company recording a $736,782 recovery of exploration expenses pertaining to accounts payable of the subsidiary.

In total the Company experienced a net loss of $19,725,307 or $0.27 per share for the nine months ended January 31, 2006, compared to a net loss of $3,916,775 or $0.14 per share for the nine months ended January 31, 2005. The Company expects to continue to incur operating losses and will continue to be dependent on additional equity or debt sales and or property joint ventures to fund its activities in the future.

We have no revenues, and our operating results, profitability and future rate of growth depend solely on our ability to successfully implement our business plan and our ability to raise further funding, as well as OQI's ability to raise funding for its projects. We currently have approximately $20,700,000 in cash on hand which we plan to utilize for current and or upcoming exploration programs and general working capital purposes. It is expected that the Company will continue to need further funding and we plan to fund future operations by way of joint venture agreements and or other forms of financing, including the public offering or private placement of equity or debt securities. However, we cannot assure you that joint venture partners, debt or equity financing will be available to us on acceptable terms to meet these requirements. The Company has no revenues.


For the fiscal year ended April 30, 2005.

We are in the exploration stage and we do not currently have any income from operating activities. We are currently exploring the possible development of the Pasquia Hills Oil Shale prospect we acquired in connection of with our purchase of WPC, the Firebag Sask. Tar Sands prospect through our subsidiary OQI and exploration work on two oil and gas prospects generated through our Energy 51 agreement. At April 30, 2005, we had a working capital deficit of $1,765,711 (2004 - $2,405,505), minimal other capital resources available to meet obligations which normally can be expected to be incurred by similar companies and had a accumulated stockholder's equity of $3,728,042. At April 30, 2004, we had a stockholder's deficiency of $2,026,926. Management intends to raise additional capital through share and debt issuances to finance operations and invest in other business opportunities, however, no assurance can be given that we will be successful in raising additional capital or that other business opportunities will be found.

During the year ended April 30, 2004, the primary focus of the Company was on finding a business plan and/or project of significant merit for the Company and in dealing with the creditor and other issues related to failure of the Company's exploration program.

During the year ended April 30, 2005 the primary focus of the Company was on the exploration of its Pasquia Hills Oil Shale prospect, completing agreements to purchase the Firebag Sask. Tar Sands prospect and Pasquia Hills Oil Shale prospect and finding funding for the Company.

Total exploration costs for the year ended April 30, 2005 were $505,098 (2004 - $99,685) and primarily involved the expenditure of $245,365 (2004 - $40,160) to do a pre-feasibility study and evaluation, which the Company is still in the process of on the Pasquia Hills property. The Company also spent $37,004 (2004 - $0) on exploration work pertaining to its Firebag Sask., Tar Sands prospect. Pursuant to the agreement the Company has with Energy 51 it agreed to participate in two oil and gas wells and has incurred exploration expenditures of $131,856 (2004 - $0) related to their exploration. The Company is still awaiting the results of the exploration work on both of these oil and gas wells. Also included in exploration costs was $86,666 (2004 - $0) pursuant to an agreement to an interest in a property that was written off in prior years and finally $4,207 (2004 - $59,525) in exploration work to maintain the Company's 20% interest in its uranium property.

To fund the acquisition of the Firebag Sask. Tar Sands prospect, to conduct the above noted exploration and to provide working capital the Company issued $1,000,000 of 6% convertible secured debentures and 2,666,666 warrants to purchase that same number of common shares during the year ended April 30, 2004 and $1,500,000 of 6% convertible secured debentures and 5,666,166 warrants to purchase that same number of common shares during the year ended April 30, 2005. Both of these convertible debentures and related interest and penalties were converted into 11,827,668 common shares and no amount remained outstanding at April 30, 2005. The Company also re-priced and re-issued certain of the above noted warrants during the year ended April 30, 2005. OQI the Company's subsidiary issued $876,073 ($1,100,000 CDN) 3% unsecured convertible debentures which mature as to $238,360 ($300,000 CDN) on February 28, 2008, $79,453
($100,000 CDN) on April 1, 2008 and $556,173 ($700,000 CDN) on April 15, 2008.
The notes are convertible into common shares of OQI at a rate of $0.99 ($1.25
CDN) for one year following their issuance and then at $1.27 ($1.60 CDN) per share until maturity. In conjunction with this offering OQI also issued 343,750 warrants to purchase that same number of common shares at a price of $1.27 ($1.60 CDN) until the earlier of i) the Company being listed for trading on a recognized stock exchange or ii) the maturity date.

As a result of the issuance of the convertible debentures, notes, warrants and re-issuance and re-pricing thereof the Company had a non-cash financing charge of $1,959,557 (2004 - $464,598) for the year ended April 30, 2005.

Consulting expense of $1,660,055 (2004 - $391,577) was up significantly as the Company tried to conserve its cash resources by paying consultants with bonus shares. Included in consulting expenses as of April 30, 2005 is $151,500 paid to directors of the Company and used to exercise 650,000 shares under option plans and $4,611 paid to them in cash.

Advertising and promotion costs of $338,428 (2004 - $211,561) were up as a result of the Company actively seeking financing for the Firebag Sask. Tar Sands prospect, exploration and related working capital needs.

Professional fees of $296,941 (2004 - $176,807) continued to be a major expense to the Company as it incurred costs related to evaluating various business proposals, dealing with Anhydride Canada's creditor situation and legal work pertaining to the convertible debenture and note financing.

As a result of convertible debenture and note financing the Company's interest and bank charges were $131,597 (2004 - $31,797), the change from the prior year is a direct result of the average outstanding balance between the two years.

Owing to uncertainty as to present value of the Earth Energy Inc. license agreement the Company wrote it down to $1, which resulted in a charge to operations of $106,507 (2004 - $0).

Management fees for the year ended April 30, 2005 of $72,000 (2004 - $126,857) decreased as the former president of the Company resigned and the new president of the Company is not paid a management fee.

The Company's office costs are significantly higher at $68,606 (2004 - $12,869) as a result of a significantly higher Canadian dollar relative to the United States dollar, an increase volume of office related costs as a result of the financing activity and the inclusion of OQI's office costs.

The Company incurred transfer agent fees of $41,311 (2004 - $13,775) an increase due to the result of calling an annual general meeting.

Rent costs of the Company have increased to $34,741 (2004 - $14,916) a result of a significantly higher Canadian dollar relative to the United States dollar and the addition of rental costs of OQI.

Travel costs of $29,103 (2004 - $36.612) are directly related to costs associated with financing attempts and meetings pertaining to the development of the Company's projects.

In total, the Company experienced a net loss of $5,109,073 or $0.16 per share for the year ended April 30, 2005, compared to a net loss of $1,581,054 or $0.09 per share for the year ended April 30, 2004. The Company expects to continue to incur operating losses and will continue to be dependent on additional equity or debt sales and or property joint ventures to fund its activities in the future.

The Company's subsidiary, Anhydride Canada has incurred significant trade payables in pursuit of its exploration activities, which totaled to $718,462 as at April 30, 2003. In an attempt to settle these liabilities, the Company made an offer to Anhydride Canada creditors to settle outstanding debts for shares of the Company at $0.10 per share for each $0.15 CDN of debt. The Company has received acceptances from creditors totaling $336,037 ($416,484 CDN), which represents 2,776,560 common shares and during the year ended April 30, 2004 and issued 287,638 common shares pursuant to these agreements, during the year ended April 2005 an additional 493,493 common shares and subsequent to April 30, 2005 an additional 33,529 common shares were issued.. Certain of the creditors have rejected this offer and threatened receivership proceedings against Anhydride Canada unless they are paid in full. Anhdydride Canada does not have the resources to meet these demands and the Company has determined that it will not commit further resources to Anhdydride Canada or defend such action should the creditors take it. On October 31, 2005 Anhydride Canada was sold to a third party for nominal cash proceeds. As a result of the disposal of Anhydride Canada the Company recorded a $736,782 recovery of exploration expenses pertaining to accounts payable of Anhydride Canada.

During the year ended April 30, 2004, rather than exercising a call option to acquire the Athabasca and Firebag prospect interests of Anhydride Limited Partnership the Company agreed to purchase them for 3,220,000 common shares of the Company. The Athabasca and Firebag prospects were written off as of April 30, 2003. As noted above during the year ended April 30, 2005, 886,666 of these common shares were issued and charged to exploration and subsequent to April 30, 2005 the balance were issued.

On April 21, 2005 the Company issued 10,728,124 common shares to the major shareholders of WPC and acquired a 97.53% interest in it. At the time the shares were issued WPC's liabilities exceeded its assets by $926,200 and this along with $2,209,219 for the common shares issued has been recorded as Pasquia Hills property acquisition costs. During the next twelve months the Company expects to settle the outstanding payables of WPC through the issuance of common shares, however, there are no assurances that it will be successful or at what price levels this can be done by.


During the year ended April 30, 2005, the Company's subsidiary OQI also issued $876,073 ($1,100,000 CDN) 3% unsecured convertible debentures which mature as to $238,360 ($300,000 CDN) on February 28, 2008, $79,453 ($100,000 CDN) on April 1,
2008 and $556,173 ($700,000 CDN) on April 15, 2008. The notes are convertible into common shares of OQI at a rate of $0.99 ($1.25 CDN) for one year following their issuance and then at $1.27 ($1.60 CDN) per share until maturity. In conjunction with this offering OQI also issued 343,750 warrants to purchase that same number of common shares at a price of $1.27 ($1.60 CDN) until the earlier of i) the Company being listed for trading on a recognized stock exchange or ii) the maturity date.

On June 9, 2005 the Company issued 7% convertible notes for an aggregate principal amount of $2,000,000. The Company has agreed to make monthly payments equal to one-twelfth of the initial principal amount of the note plus any other amounts due, including interest. The monthly payments for the first three months may be deferred until the fourth month and are payable in either shares, subject to an effective registration statement, or cash. Should the Company elect to make the monthly payment in cash then it must pay 130% of the principal plus 100% of any other amounts due, including interest. If the Company elects to have the monthly payment paid in shares then the note holders may convert at anytime thereafter into common shares of the Company at the lesser of i) $0.60, ii) 135% of the average of the five lowest closing bid prices of the Company's common stock for the ten trading days preceding the effective date of a registration statement registering the underlying shares and warrants for resale and iii) 70% of the average of the five lowest closing bid prices of the Company's common stock for the ten trading days preceding the date of conversion. Should the Company fail to make a timely election to pay in cash or shares or to actually make the cash payment then the holders of the notes may determine whether they want to be paid in cash or shares on the terms noted above. Pursuant to this offering the Company issued 500,000, warrants to purchase that same number of common shares at $0.45 until June 9, 2007, 5,000,000 warrants to purchase that same number of common shares at $0.55 per share until June 9, 2007 and 2,500,000 warrants to purchase that same number of common shares at $1.50 until June 9, 2007. In conjunction with this offering the Company has paid $200,000 in finders fees and has agreed to pay a finders fee of 10% from any of the 5,000,000 warrants to purchase that same number of common shares at $0.55 per share until June 9, 2007 that are exercised. In conjunction with these convertible notes and warrants the Company has recorded a non-cash financing expense of $1,722,950. The balance outstanding pursuant to these convertible notes as at October 31, 2005 is $755,434 as a result of the conversion of $1,297,199 of principal and interest into 2,776,712 common shares. Subsequent to October 31, 2005, $447,862 of principal and interest was converted into 746,436 common shares.

To finance the acquisition of the Eagles Nest Prospect the Company entered into a private placement of its securities whereby the Company issued 8% Convertible Notes (the "Notes") with stock purchase warrants for aggregate principal amount of $5,200,000 (the "Original Offering"), all pursuant to a Subscription Agreement (the "Subscription Agreement") with the purchasers. Under the terms of the Original Offering, the Notes are convertible to shares of the Company's common stock (the "Common Stock") at $0.40 per share of Common Stock. However, pursuant to the subscription agreement, amounts not expended on successful bids, associated costs and first year rentals are to be refunded on a pro-rata basis. The refunded amount totals $4,472,813, as only $727,187 was used in connection with the acquisition of the Eagles Nest Parcel and related costs. Under the terms of the Original Offering, the purchasers will also receive bonus shares equal to 10% of the refunded amount allocable to the respective purchasers, which bonus shares will be issued at the rate of $0.40 per share. Also, purchasers will receive warrants based on one warrant per $0.40 invested by a purchaser, after the refunded amount has been distributed to the purchaser. The warrants are exercisable for two years from the issue date at an exercise price of $0.55 per share.

Effective August 31, 2005, some of the purchasers elected not to receive their pro-rata portion of the refund amount. Rather, those purchasers elected to be included under amended terms to the Original Offering (the "Amended Offering"). Under the terms of the Amended Offering, a purchaser will receive a new convertible promissory note in the amount of their principal investment not refunded (the "New Note"), which New Note is convertible into shares of the Company's common stock at a per share conversion price of $0.90 per share. The purchaser will also receive one warrant for each $0.90 of principal invested in the Amended Offering. Each warrant is exercisable to purchase one share of common stock at an exercise price of $1.30 per share for one year.

Of the total $5,200,000 raised in the Original Offering, $727,187 convertible notes were issued under the Original Offering along with 1,817,967 warrants to purchase that same number of common shares at $0.55 until September 19, 2007, $2,339,602 was refunded along with 584,878 common shares at a deemed cost of $233,951 which has been recorded as a non-cash financing expense, $2,133,186 convertible notes were issued pursuant to the amended terms along with 2,370,206 warrants to purchase that same number of common shares at $1.30 until September 19, 2006 and 555,670 common shares were issued as finders fees at a deemed cost of $222,268 which were included in consulting expenses. In conjunction with these convertible notes and warrants the Company has recorded a non-cash financing expense of $1,493,096.

The subscription agreements relating to the Original Offering and Amended offering contains certain registration rights for the shares of common stock issuable upon conversion of the notes, the exercise of the underlying warrants, bonus shares issued and finders fee shares issued. To date he Company has not filed its registration statement and as such a 2% penalty has been accrued as at October 31, 2005.

During December 2005 the Company completed a private placement of 15,268,000 units at $1.50 per unit whereby each unit consisted of one common share and one share purchase warrant. Each two warrants will entitle the holder to purchase an additional common share of the Company at $2.00 until December 12, 2007. The Company has paid finders $390,870 in cash plus 260,580 warrants, whereby each warrant will allow the finder to purchase an additional common share at $2.00 until December 12, 2007. In conjunction with this financing the Company has also granted the investors and finders certain registration rights whereby the Company has undertaken to file a resale registration statement covering the shares and shares underlying the warrants within sixty days of closing, otherwise it shall pay a 2% penalty for each month and part of month that it is late in doing so. In addition, the Company must respond to any queries to that resale registration statement within two weeks of receipt or else be subject to an additional penalty as to 2% for each two weeks thereafter. The penalties shall be payable in either shares at a deemed price of $1.50 USD or cash at the unit holders election. Any penalty shares will also be qualified for resale by the same SB2 registration statement.

As at December 19, 2005 the Company had approximately $22,300,000 in cash, plus OQI had cash on hand of approximately $3,100,000. We have no revenues. The Company expects that its primary focus over the next twelve months will be to settle with the WPC creditors and to conduct exploration programs of both its Pasquia Hills and Firebag Sask. prospects as to $100,000 and $3,200,000 respectively. It also expected that additional work an programs will be required on the Pasquia Hills prospect, however, this is dependent on the outcome of the current work program. Also depending on the results of the current work program on the Firebag Sask. prospect the Company expects to expend an additional $12.7 million on exploration of the prospect. While the Company has sufficient resources to complete its planed work programs it is expected that it will require additional funding to carry these work programs forward in the future. Therefore, our operating results, profitability and future rate of growth depend solely on our ability to successfully develop our new business plans and our ability to obtain further funding. We plan to fund future operations by way of joint venture agreements and or other forms of financing, including the public offering or private placement of equity or debt securities and will continue to rely on loans from related parties to meet current obligations. However, we cannot assure you that joint venture partners, debt or equity financing or loans from related parties will be available to us on acceptable terms to meet these requirements.


                             DESCRIPTION OF PROPERTY

Office Space

During the year we maintained our corporate headquarters at 206-475 Howe Street, Vancouver, British Columbia, Canada V6C 2B3. The telephone number of the corporate headquarters is (604) 685-8355. We held this office space under an oral, month-to-month sublease, for rental payments of $1,500 per month until February 2004. In February 2004 we entered into a lease with A.G. Seven Holdings Ltd. to rent the premises for two years at a cost of approximately $2,500 per month. We have an arrangement with a third party where they use some of the office space on a month-to-month basis for rental payments of $1,150 per month. We may sublease additional office space as required for operations.

We currently maintain a mailing address at 206-475 Howe Street, Vancouver, British Columbia, Canada V6C 2B3. We pay no rent for use of this mailing address.

Pasquia Hills Oil Shale Prospect

The Pasquia Hills Oil Shale prospect ("Pasquia Hills Property") is located in east-central Saskatchewan, approximately 200 km northeast of Saskatoon. It consists of 14 contiguous oil shale exploration permits (the "Permits") with a total area of 417,970 hectares (1,032,803 acres).

The initial term of the Permits expires January 29, 2006. Parts of the permitted lands can be converted to a production lease, during or at the end of the permit term. We have reached agreement to purchase from Powermax Energy the right to shallow gas production on certain areas of the Permits located outside of the mine development area.

The Pasquia Hills Property is served by Saskatchewan highways 3, 9, 55, and 123 and the Canadian National Railroad and is accessible all year around by road. Hudson Bay, with a population of approximately 2,000, is 10 km east of the area of the Pasquia Hills Property identified for mine development and offers full services including scheduled flights. This small town lies 200 km northeast of Saskatoon. There is logging in the hills and farming in the valleys within the permitted area. There are no known land use, environmental, or aboriginal land issues within the Permits.

The ore is a shale formation known as "White Specks" which has been deposited in a shallow marine environment and contains kerogen that is often called shale oil. Kerogen is defined as hydrocarbons bound within insoluble organic matter, which can be released with heating and steam. This is different than oil from tar sands where the hydrocarbons are very heavy oil mixed with sand but in a free form.

Composition of the Pasquia Hills Oil Shale

The composition of the kerogen from the Pasquia Hills is unusually high in aromatics making it a large untapped potential petrochemical feedstock supply that may be the richest ore grade oil shale resource known in the world. A set of preliminary tests were performed on shale oil liquids derived from the Pasquia Hills Oil Shale samples using various retort conditions. Shale oil samples were processed at Norwest Labs, Calgary, Alberta using a laboratory-scale retort apparatus with 80 g ore handling capacity, operating in the temperature range of 400 C to 500 C. Retort tests were performed as dry (i.e. no sweeping gas was injected) and wet (i.e. steam was injected to sweep the hydrocarbons formed in the retort chamber).


Campbell Assay

Since 1997 Apex Engineering Inc. ("AEI") has been working on a retort process operating under the partial presence of steam. In this process oil shale particles will be small enough (10 mm) to operate the retort process at a fast heating rate to reduce diffusion limitations, which could result in a higher liquid yield and a more desired liquid quality. The retort process suggested by AEI has the potential to be used by the Pasquia Hills project for the commercial development of the Saskatchewan oil shale deposits.

Using the laboratory scale test apparatus it was experimentally verified that the liquid yield was increased from 26.3 L/tonne-ore to 52.5 L/tonne-ore by modification of the retort chamber.

The following conclusions are arrived at by AEI based on oil shale retort and liquid characterization tests sponsored by WPC:

      1. oil yields depends on the retort conditions (i.e. a higher oil yield could be obtained in a suitable retort environment);

      2. shale oil produced from Pasquia Hills oil shale ore could be an economic petro chemical feedstock;

      3. fluidized bed retort could increase the shale oil yield with a better liquid characteristics to produce petrochemicals; and

      4. larger shale oil samples has to be produced using the fluidized bed retort for further liquid characterization tests, which will be completed in the 2004 pre-feasibility study.

WPC is negotiating business terms with AEI to develop the process further as part of the pre-feasibility study

Reserves

      Geologic Potential

The Pasquia Hills Oil Shale permits have the potential to contain 7.8 billion barrels oil. WPC has incurred, approximately, $1,525,000 in exploration expenses to date, including 44 test holes resulting in a mine development area being selected for open-pit strip mining, which covers approximately 50,000 acres. Each drill hole has consistent grades averaging 7.13% oil or therefore 34 liters per tonne. WPC paid Retread Resources Ltd., who are independent professional consulting geologists and engineers, to prepare a report dated November 2002 on the mine development property. The following chart reflects proven and probable oil shale in the mine development area:


        --------------------- ------------------------------ -------------------
                              Fully Risked Barrels           Non Risk Barrels
        --------------------- ------------------------------ -------------------
        Proven                   150,000,000                    150,000,000
        (Measured)
        --------------------- ------------------------------ -------------------
        Probable                 361,000,000                    451,000,000
        (Indicated)
        --------------------- ------------------------------ -------------------
        Total                    511,000,000                    701,000,000
        --------------------- ------------------------------ -------------------

Given the consistent grades, it is likely, on completing a 75-hole infield-drilling program that a large percentage of the indicated resources will become measured or proven. In addition, the ore zone is open ended to the West and North, which may increase the resource to 7.8 billion barrels oil. The ore zone is relatively flat lying and gently dipping to the west with an average pay of 45 meters (148 feet) and an average overburden thickness of 21 meters (69 feet).

Production

Effective April 30, 2005 we do not have any production or production revenue.

Drilling Activity

We are not currently engaged in drilling activity. The property was previously owned by Sun Oil and later by Burning Rock who worked the area intermittently during the period 1932 to 1965. Recent geologic studies that are relevant to the area include Beck (1974) and Macauley (1984, 1986).

Firebag, Sask., Tar Sands Prospect

The Firebag, Saskatchewan prospect that covers approximately 850,000 acres in northwestern Saskatchewan along the Alberta border being made up of Saskatchewan oil shale exploration permits nos. PS00205, PS00206, PS00207, PS00208, PS00209, PS00210, PS00211, PS00212, PS00213, PS00214, PS00215, PS00216 and PS00217
granted on June 9, 2004 under the provisions of the Oil Shale Regulations (collectively the "Exploration Permits"). The prospective lands host Fort McMurray and Wabiskaw Palo channel zones containing Athabasca Oil Sands.

Exploration Permits

The Exploration Permits provide for the right to explore and develop oil sands deposits in the Province of Saskatchewan and, in total, comprise an area of approximately 850,000 acres of land as of July 25, 2005. These lands are situated entirely in the Province of Saskatchewan and encompass the northeastern edge of the Athabasca Oil Sands Deposit, adjacent to the Alberta provincial border. The Exploration Permits provide for the right to license, explore and work the lands for a maximum of 5 years or until a lease has been granted for their development. In accordance with the terms of the application for the exploration permits, the OQI has relinquished 40% of the total acreage covered by the exploration permits on the first anniversary date of the exploration permits, and will relinquish another 40% of the remaining acreage by the second anniversary date of the exploration permits. The conversion of the Exploration Permits to lease is subject to certain levels of expenditure on the applicable lands, pursuant to the Province of Saskatchewan Oil Shale Regulations (the "Oil Shale Regulations"). Although subject to the Oil Shale Regulations, oil sands are specifically defined therein. The required exploration expenditures to hold the permits for the current year are 2(cent) per acre (increasing to 4(cent)/acre in the second year).

Resource Potential Report

OQI engaged Dr. Michael Ranger, PhD, to conduct an assessment of the bitumen potential based upon historical drilling data on the Exploration Permits. Dr. Ranger is a leading, independent geological consultant specializing exclusively in the oil sands industry. The Ranger Report was prepared in October 2004 and in his study, Dr. Ranger concludes that the bitumen-bearing east-west valley trends observed in northeast Alberta's Athabasca Oilsands (e.g. Suncor's Firebag project and others) are assumed to extend onto the Firebag East prospect. The Ranger Report recommends that exploration work consisting primarily of core well, stratigraphic testing should be undertaken, with initial work recommended on the western half of the exploration permits adjacent to Suncor's Firebag project area.

Production

Effective April 30, 2005 we do not have any production or production revenue.

Drilling Activity

None.

Uranium Holdings Corporation

The Company no longer owns the Henday Lake Property. Rather, the Company owns a 20% interest in UHC. The following is a description of this mineral property, which is located in the Athabasca Basin of northern Saskatchewan, Canada.

Henday Lake

The Henday Lake Property is located approximately 500 miles north of Regina, Saskatchewan and is comprised of three continuous mining claims totaling 9,275 hectares (22,920 acres) in the Henday and Mallen Lake area.

The property is largely undeveloped and there have been no previous mining operations on the Henday Lake Property. However, various operators, have explored portions of the property mainly during the 1970's and 1980's, by prospecting, geophysics and possibly some diamond drilling.

During the year ended April 30, 2005 UHC spent approximately $20,000 (2004 - $300,000) on geophysics and exploration activities related to the Henday Lake property of which the Company expended $4,207 (2004 - $59,525) to maintain its 20% interest.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In August and September 2005, Mr. D'Angela and Novadan Capital LP, an entity controlled by Mr. D'Angela, participated in a private placement with the Company whereby the Company issued 8% Convertible Notes. The private placement is described in the Management's Discussion and Analysis section, above. Mr. D'Angela participated in both the Company's Original Offering and the Amended Offering whereas Novadan Capital LP participated only in the Original Offering. Novadan Capital Ltd., an entity controlled by Mr. D'Angela, received a finder's fee of $85,487 in connection with the Original Offering. In December 2005, Novadan Capital Ltd. received 1,000,000 common shares at a deemed value of $1,900,000 to provide consulting services to the Company for the six month period ending May 2006.

      The following table summarizes the Company's securities held by Mr. D'Angela and his affiliated entities:



                Common    Shares Underlying    Shares Underlying
                ------    -----------------    -----------------
                          Convertible Notes       Warrants
                          -----------------       --------
                           $0.40    $0.90     $0.55      $1.30
    Romeo         -0-      96,143  262,825    96,143    262,825
  D'Angela
-----------------------------------------------------------------
   Novadan      59,135     96,143    -0-      96,143      -0-
 Capital LP
-----------------------------------------------------------------
   Novadan     1,213,718    -0-      -0-       -0-        -0-
Capital Ltd.
-----------------------------------------------------------------

Mr. D'Angela exercises voting and investment control over all the securities described above.


      October Sun, a Nevada Corporation ("October Sun"), a greater than 5% beneficial owner of the Company's shares, and the Company were parties an Option Agreement, dated as of September 10, 2001 (the "Option Agreement"), whereby October Sun granted the Company the right to purchase all of the outstanding shares of its wholly-owned subsidiary - API Canada. Pursuant to the October Sun Option Agreement the Company: (i) made a payment of $75,000 to October Sun; (ii) issued to two third parties each a warrant to acquire up to 500,000 common shares at a purchase price of $0.01 per share until July 25, 2003; (iii) issued to two third parties each options to purchase up to 250,000 common shares at an exercise price of $0.27 per share until August 21, 2006; and (iv) agreed to pay costs up to a maximum of $60,000 ($100,000 Cdn.) for the completion or abandonment of the 7-32 Well if the October Sun Option Agreement was not exercised. On April 30, 2002, the Company and October Sun closed the transaction contemplated by the Option Agreement pursuant to the terms and provisions of that certain Agreement and Plan of Reorganization, dated April 30, 2002 (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, Anhydride Petroleum (USA) ("Anhydride USA"), a wholly owned subsidiary of October Sun, which in turn owned all of the outstanding capital stock of API Canada, was merged with and into a wholly owned subsidiary of the Company, CWPC Merger, Inc., a Colorado corporation, with the entity surviving the merger being a wholly owned subsidiary of the Company named Anhydride Petroleum (USA), and owning all of the outstanding capital stock of API Canada. As a result of the transaction, the Company (i) issued to October Sun an demand promissory note in the principal amount of U.S. $100,000, bearing interest at a rate of prime plus 2%; (ii) 3,950,000 shares of the Company's Common Stock, $0.001 par value; and
(iii) a warrant to purchase up to 500,000 shares of the Company's Common Stock, $0.001 par value, at a purchase price of $0.01 per share, which warrant expires April 30, 2003, which warrant was subsequently cancelled and replaced with a warrant issued to Anhydride Oil Corporation whereby it may purchase 600,000 up to 600,000 shares of the Company's Common Stock, $0.001 par value, at a purchase price of $0.01 per share, which warrant expires August 30, 2004. As a result of the merger, the Company through its wholly owned subsidiary, Anhydride USA, which owns all of the issued and outstanding shares of API Canada, became the owner of certain parcels, mining rights, and licenses, subject to certain working interests, collectively known as the Anhydride Rights.

      In addition to the consideration received by October Sun in connection with the Merger Agreement, October Sun was paid by the Company a management fee in the amount of $72,000 (2004 -$72,000.)

      Convertible Notes - On September 24, 2002 the Company issued a convertible note to October Sun, a Nevada Corporation in the principal amount of $400,000 and on the same date the Company issued a convertible note to United Corporate Advisors in the principal amount of $195,000. The notes were converted on September 13, 2004 into Units at $0.25 per share. Each unit consists of one common share and a warrant to purchase one common share at $0.33 per share until September 14, 2006.


      United Corporate Advisors ("UCA") is related to the Company by way of common directors. During the nine months ended January 31, 2006 UCA was paid consulting fees of $136,462 and no amount remains owing. During the year ended April 30, 2005 UCA converted a $195,000 note into 780,000 common shares and 780,000 warrants to purchase that same number of common shares at $0.34 per share until September 30, 2005. During the nine months ended January 31, 2006 the Company agreed to extend the expiry date of these warrants to September 14, 2006 and recorded a non cash financing expense of $692,172.

      The Company paid to William Timmins a consulting fee of $16,663 during the nine months ended January 31, 2006. Also during nine months ended January 31, 2006 the Company agreed to issue Mr. Timmins on his resignation from the board 50,000 common shares at a deemed cost of $181,000, pay him $30,000 over twelve months and purchase from him, at the then fair market value, any OQI shares that he acquired as a result of being a director of OQI.


      Other than the transactions stated above, none of the directors or executive officers of the Company, nor any person who owned of record or was known to own beneficially more than 5% of the Company's outstanding shares of its Common Stock, nor any associate or affiliate of such persons or companies, has any material interest, direct or indirect, in any transaction that has occurred since May 1, 2003, or in any proposed transaction, which has materially affected or will affect the Company.


      MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The Company's Common Stock is traded on the NASD Over-the-Counter Bulletin Board under the symbol CWPC. The following table sets forth the high and low closing prices of the Company's Common Stock during the periods indicated as reported by the Internet source Yahoo Finance (http://finance.yahoo.com). The quotations below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may represent actual transactions.

                           Fiscal Quarter             High Bid    Low Bid
                                                       Price      Price
----------------   --------------------------------   --------   --------
Fiscal Year End    3rd Quarter (11/1/05 - 1/31/06)    $  5.52    $   1.64
April 30, 2006     2nd Quarter (8/1/05 - 10/31/05)    $  3.32    $   0.43
                   1st Quarter (5/1/05 - 7/31/05)     $  0.45    $   0.37

Fiscal Year End    4th Quarter (2/1/05 - 4/30/05)     $  0.51    $   0.30
April 30,          3rd Quarter (11/1/04- 1/31/05)        0.38        0.26
2005               2nd Quarter (8/1/04 - 10/31/04)       0.53        0.32
                   1st Quarter (5/1/04 - 7/31/04)        0.68        0.33

Fiscal Year End    4th Quarter (2/1/04 - 4/30/04)     $  0.54    $   0.30
April 30,          3rd Quarter (11/1/03 - 1/31/04)       0.56        0.18
2004               2nd Quarter (8/1/03 - 10/31/03)       0.27        0.04
                   1st Quarter (5/1/03 - 7/31/03)        0.13        0.05


The closing price of the Common Stock as reported on March 28, 2006, was $7.52 per share.

We have appointed Computershare Trust Company of Canada, 510 Burrard Street, 2nd Floor Vancouver, British Columbia, V6C 3B9, as transfer agent for our shares of common stock.

Holders

As of March 28, 2006, there were 136 holders of the Company's Common Stock, who collectively held 105,879,586 issued and outstanding shares.


Dividends

The Company did not declare or pay cash or other dividends on its Common Stock during the last two calendar years. The Company has no plans to pay any dividends, although it may do so if its financial position changes.

Equity Compensation Plan Information

The following table gives information about the Company's common stock that may be issued upon the exercise of options under all of the Company's option plans as of April 30, 2005.

                                                                           (c) Number of
                                                                            Securities
                                                                             Remaining
                                                                           Available for
                            (a) Number of                                 Future Issuance
                          Securities to be          (b) Weighted           Under Equity
                             Issued Upon          Average Exercise      Compensation Plans     (d) Total of
                              Exercise                Price of              (Excluding          Securities
                           of Outstanding           Outstanding             Securities         Reflected in
                          Options, Warrants      Options, Warrants         Reflected in           Columns
       Plan Category          and Rights             and Rights             Column (a))         (a) and (c)
-------------------------------------------------------------------------------------------------------------

Equity Compensation
Plans
Approved by
Shareholders                            0             $       N/A                     0                    0

Equity Compensation
Plans
Not Approved by
Shareholders                    1,175,000             $      0.27              1,630,000            2,805,000
                          -----------------      ----------------       ------------------     --------------
TOTAL                           1,175,000             $      0.27              1,630,000            2,805,000
                          =================      ================       ==================     ==============


                             EXECUTIVE COMPENSATION

Compensation and other Benefits of Executive Officers

      The following table sets out the compensation received for the fiscal years April 30, 2005, 2004 and 2003 in respect to each of the individuals who were the Company's chief executive officer at any time during the last fiscal year and the Company's four most highly compensated executive officers whose total salary and bonus exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


              FISCAL YEAR COMPENSATION                                                       LONG TERM COMPENSATION

                                                                    Awards                                         Payouts

                                                                                             Restricted
                                                                                              Shares
                                                                        Securities              or
    Name and                                              Other         Underlying           Restricted       LTIP      All other
    --------                                              -----         ----------           ----------       ----      ---------
    Principal                 Salary        Bonus         Annual        Option/SARs             Share        Payouts   Compensation
    ---------                 ------        -----         ------        -----------             -----        -------   ------------
    Position          Year      ($)        ($)         Compensation       Granted               Units          ($)         ($)
    --------          ----      ---        ---         ------------       -------               -----          ---         ---

Douglas Cannaday,     2005   $       0   $         0              0                 0                    0         0              0
Former President(2)   2004   $  24,857   $    30,000              0           600,000(4)                 0         0              0
                      2003   $  56,000   $    30,000              0           400,000(3)                 0         0              0

Thornton              2005   $   1,500   $   110,750              0           425,000(5)                 0         0              0
Donaldson,            2004           0   $    22,100              0           130,000(5)                 0         0              0
President(1)          2003           0             0              0           200,000                    0         0              0

-------------------
(1) Mr. Donaldson served as President from April, 1998 to May 16, 2002 and from September 15, 2003 to present.
(2)  Mr. Cannaday has served as President from May 16, 2002 to September 15,
     2003
(3)  These options were cancelled by the Company May 28, 2003
(4) During 2004 Mr. Cannaday received 300,000 common shares to settle the $30,000 bonus declared in 2003 plus management fees of $54,857 made up of 24,857 in cash and a $30,000 bonus paid by way 300,000 common shares
(5) Mr. Donaldson received a bonus of $110,750 (2004 - $22,100) which was paid by the issuance of 425,000 (2004 - 130,000) common shares

                           Agreements with Management

      Oilsands Quest Inc. ("OQI"), a subsidiary of the Company, reached agreement with Mr. Christopher Hopkins, its President, and Mr. Karim Hirji, Chief Financial Officer, whereby, subject to certain conditions, they each have agreed to provide their services to OQI. in return for $66,741 ($84,000 CDN) per year until certain business targets are met and thereafter at $139,043 ($175,000
CDN) per year which subsequent to April 30, 2005 have been met. These agreements also contain termination clauses whereby OQI has agreed to pay them, subject to certain conditions, an amount of up to one and one-half times their annual pay should they be terminated for reasons other than cause.

      There are no other arrangements or understandings between any executive officer and any director or other person pursuant to which any person was selected as a director or an executive officer.

Option/Stock Appreciation Rights ("SAR") Grants during the most recently completed Fiscal Year.

      The following table sets out the stock options and stock warrants granted as bonuses, which were granted by the Company during 2005 to the Named Executive Officers of the Company.


                       OPTION/SAR GRANTS IN PREVIOUS YEAR
                                INDIVIDUAL GRANT

                Number of         % of Total
                Securities        Options/SARs
                Underlying        Granted to      Exercise or    Market Price
                Options/SARs      Employees in    Base Price     on Date of
Name            Granted (#)       Fiscal Year     ($/Sh)         Grant           Expiration Date
-------------   ------------      ------------    ------------   -------------   ---------------
Thornton              50,000(2)            1.8%   $       0.27   $        0.27   n/a
Donaldson (1)S

------------------

      (1) Mr. Donaldson served as President from April, 1998 to May 16, 2002 and from September 15, 2003 to present.

      (2) During 2005 Mr. Donaldson received a bonus of $112,250 of which $110,750 was paid by the issuance of 425,000 common shares. Of these 375,000 common shares related to options which were granted during 2004 or earlier and 50,000 common shares related to a bonus of $13,500 used to acquire 50,000 options granted during 2005. Subsequent to April 30, 2005 on May 18, 2005 Donaldson was issued 100,000 options at $0.36 per share until November 1, 2006.

Aggregated Option/SAR Exercised in Last Financial Year and Fiscal Year-End Option/SAR Values.

      The following table sets out all option/SARs and warrants granted as bonuses which were exercised by the Named Executive Officers during the most recently completed fiscal year and the values of options/SARs and warrants for such persons as of the end of the most recently completed fiscal year.

      AGGREGATED OPTION/SAR EXERCISED IN LAST FINANCIAL YEAR AND FISCAL YEAR-END
                                  OPTION/SAR VALUES.

                                                           Number of
                                                           Securities
                                                           Underlying
                                                           Unexercised        Value of
                                                           Options/SARs at    Unexercised
                                                           FY-End (#)         Options/SARs at
                                                                              FY-End ($)
             Shares Acquired on                            Exercisable/       Exercisable/
  Name       Exercise (#)            Value Realized ($)    Unexercisable      Unexercisable
  ----       ------------------      ------------------    ----------------   ----------------
Thornton         130,000(2)          2.1%       $  0.17       $  0.17              n/a
Donaldson (1)

-------------------

  (1) Mr. Donaldson served as President from April, 1998 to May 16, 2002 and from September 15, 2003 to present.
  (2) Mr. Donaldson received a bonus of $22,100 which was paid by the issuance of 130,000 common shares.


Compensation of Directors.

      The Directors of the Company are not compensated for their services. In addition, no pension or retirement benefit plan has been instituted by the Company and none is proposed at this time and there is no arrangement for compensation with respect to termination of the directors in the event of change of control of the Company.

Benefit Plans.

      The Company currently has no retirement, pension, profit-sharing, insurance or medical reimbursement plans or long term incentive plans covering its officers and directors.

Repricing of Options.

None

                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of CanWest Petroleum Corporation (f/k/a Uranium Power Corporation), filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                        FOR CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)

                        --------------------------------

INDEX                                                                 PAGE NO.
AUDITED FINANCIAL STATEMENTS

Report of Independent Registered Public
Accounting Firm                                                         F-1
Consolidated Financial Statements

Consolidated Balance Sheets                                             F-2
Consolidated Statements of Operations                                   F-3
Consolidated Statements of Stockholders' Equity (Deficiency)            F-4-6
Consolidated Statements of Cash Flows                                   F-7
Notes to Consolidated Financial Statements                              F-8-30
UNAUDITED FINANCIAL STATEMENTS

Consolidated Financial Statements                                       f-1
Consolidated Balance Sheets                                             f-2
Consolidated Statements of Operations                                   f-3
Consolidated Statements of Stockholders' Equity (Deficiency)            f-4
Consolidated Statements of Cash Flows                                   f-5
Notes to Consolidated Financial Statements                              f-6-21

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       TO THE SHAREHOLDERS AND DIRECTORS OF CANWEST PETROLEUM CORPORATION
                         (an Exploration Stage Company)

We have audited the accompanying consolidated balance sheets of Canwest Petroleum Corporation (an Exploration Stage Company) as at April 30, 2005 and 2004 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years ended April 30, 2005, 2004 and 2003 and the cumulative totals for the exploration stage operations from April 3, 1998 (inception) through April 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the consolidated financial position of the Company as at April 30, 2005 and 2004 and the results of its operations and its cash flows for each of the three years ended April 30, 2005, 2004 and 2003 and the cumulative totals for the exploration stage operations from April 3, 1998 (inception) through April 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going-concern. As discussed in note 2 to the financial statements, the Company has no revenues and limited capital, which together raise substantial doubt about its ability to continue as a going-concern. Management plans in regard to these matters are also described in note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


"Pannell Kerr Forster" (signed)
(registered with PCAOB as "Smythe Ratcliffe")


Chartered Accountants


Vancouver, Canada
July 22, 2005

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                      Consolidated Balance Sheets (note 2)
                                    April 30
                                 (U.S. Dollars)

================================================================================
                                                        2005            2004
--------------------------------------------------------------------------------

                                     Assets
Current
  Cash                                             $  1,022,175    $    348,636
  Accounts receivable                                    20,327          20,718
  Exploration Advances and Deposits                     167,283               0
--------------------------------------------------------------------------------
Total Current Assets                                  1,209,785         369,354
Properties (note 3 and 6)                             5,773,464         118,456
Earth Energy Licence Agreement (note 15)                      1         106,508
Investment in Energy 51 Inc. (note 18)                  310,291         152,800
Investment in Uranium Holdings
  Corporation (note 6(b))                                   815             815
--------------------------------------------------------------------------------

Total Assets                                       $  7,294,356    $    747,933
================================================================================

                                  Liabilities
Current
  Accounts payable (note 10)                       $  2,029,734    $  1,115,177
  Convertible debentures (note 6(e) and 17)             876,073       1,020,375
  Due to related parties (note 11)                       69,689         639,307
--------------------------------------------------------------------------------
                                                      2,975,496       2,774,859
Future Income taxes (note 13)                           142,594               0
Non-controlling shareholders interest
  (note 6(e))                                           448,224               0
--------------------------------------------------------------------------------
Total Liabilities                                     3,566,314       2,774,859
--------------------------------------------------------------------------------
Commitments and Contingencies (notes 2,6,9,16,18 and 19)

                       Stockholders' Equity (Deficiency)
Capital Stock
  Authorized
    100,000,000 (2004 - 40,000,000) Common
        stock with a par value of $0.001 each
     10,000,000 Preferred stock with a par
        value of $0.001 each
  Issued
    58,408,661 Common stock (2004 - 20,784,838)          58,409          20,785
Treasury Stock (note 9)
          23,000 Common stock (2004 - 23,000)               (23)            (23)
Additional Paid-in Capital                           13,835,455       2,955,768
Deficit Accumulated During Exploration Stage         (9,999,965)     (4,890,892)
Other Comprehensive Loss                               (165,834)       (112,564)
--------------------------------------------------------------------------------
Total Stockholders' Equity (Deficiency)               3,728,042      (2,026,926)
--------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity
  (Deficiency)                                     $  7,294,356    $    747,933
================================================================================


See notes to consolidated financial statements.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                      Consolidated Statements of Operations
                                 (U.S. Dollars)

==========================================================================================================
                                                                                                  From
                                                                                              Inception on
                                                                                              April 3, 1998
                                                                                                 Through
                                                      Year Ended April 30,                      April 30,
                                            2005               2004             2003              2005
----------------------------------------------------------------------------------------------------------

Expenditures
  Non-cash financing expense            $  1,959,557      $    464,598      $          0      $  2,424,155
  Consulting                               1,660,055           391,577           121,124         2,310,356
  Exploration costs                          505,098            99,685           803,791         1,824,961
  Advertising and promotion                  338,428           211,561           210,101           873,930
  Professional fees                          296,941           176,807           161,206           721,905
  Interest and bank charges                  131,597            31,797             4,672           168,619
  Write down of licence                      106,507                 0                 0           106,507
  Management fee                              72,000           126,857           100,721           414,602
  Office                                      68,606            12,869            13,306           106,717
  Transfer agent fee                          41,311            13,775             9,320            79,259
  Rent                                        34,741            14,916             5,847            75,919
  Travel                                      29,103            36,612            36,818           151,134
  Write-off of exploration property                0                 0           822,218           856,359
  Equity loss from investment                      0                 0                 0            19,713
  Incorporation cost written off                   0                 0                 0               700
----------------------------------------------------------------------------------------------------------
Net loss before income tax recovery
  and minority interest                   (5,243,944)       (1,581,054)       (2,289,124)      (10,134,836)
Income tax recovery                           39,385                 0                 0            39,385
----------------------------------------------------------------------------------------------------------
Net loss before minority interest         (5,204,559)       (1,581,054)       (2,289,124)      (10,095,451)
Minority interest (Note 6(e))                 95,486                 0                 0            95,486
----------------------------------------------------------------------------------------------------------
Net Loss for Period                     $ (5,109,073)     $ (1,581,054)     $ (2,289,124)     $ (9,999,965)
==========================================================================================================

Net Loss Per Share                      $      (0.16)     $      (0.09)     $      (0.18)
==========================================================================================================

Weighted Average Number of Shares
  Outstanding                             31,555,958        18,319,647        12,525,754
==========================================================================================================


See notes to consolidated financial statements.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
          Consolidated Statements of Stockholders' Equity (Deficiency)
                           Years Ended April 30, 2005
                                 (U.S. Dollars)


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Additional
                                                Common Stock                   Treasury Stock             Paid-in     Subscriptions
                                            Shares       Par Value          Shares       Par Value        Capital        Received
-----------------------------------------------------------------------------------------------------------------------------------

Common stock issued on
  inception for assets                    6,000,000    $      6,000               0    $          0    $     91,834    $          0
Net loss                                          0               0               0               0               0               0
-----------------------------------------------------------------------------------------------------------------------------------

Balance, April 30, 1998                   6,000,000           6,000               0               0          91,834               0
Common stock issued
  For subscriptions                       1,000,000           1,000               0               0         606,005               0
  For resource properties                   200,000             200               0               0         137,131               0
Share issue costs                                 0               0               0               0         (15,586)              0
Net loss                                          0               0               0               0               0               0
Common stock returned to
  treasury for cancellation                (922,500)           (922)              0               0        (554,700)              0
-----------------------------------------------------------------------------------------------------------------------------------

Balance April 30, 1999                    6,277,500           6,278               0               0         264,684               0
Common stock issued for cash                600,000             600               0               0         299,400               0
Common stock issued for finder's fee         50,000              50               0               0          24,950               0
Treasury stock (note 9)                           0               0         (23,000)            (23)        (15,189)              0
Share issue costs                                 0               0               0               0         (25,000)              0
Net loss                                          0               0               0               0               0               0
-----------------------------------------------------------------------------------------------------------------------------------

Balance, April 30, 2000                   6,927,500           6,928         (23,000)            (23)        548,845               0
Common stock issued for
  financial services                        120,000             120               0               0          59,880               0
Other comprehensive income                        0               0               0               0               0               0
Net loss                                          0               0               0               0               0               0
-----------------------------------------------------------------------------------------------------------------------------------

Balance, April 30, 2001                   7,047,500    $      7,048         (23,000)   $        (23)   $    608,725    $          0
===================================================================================================================================


---------------------------------------------------------------------------------------
                                                            Deficit
                                                          Accumulated        Total
                                              Other        During the     Stockholders'
                                          Comprehensive    Exploration       Equity
                                              Income          Stage       (Deficiency)
---------------------------------------------------------------------------------------

Common stock issued on
  inception for assets                     $          0   $          0    $     97,834
Net loss                                              0           (700)           (700)
---------------------------------------------------------------------------------------

Balance, April 30, 1998                               0           (700)         97,134
Common stock issued
  For subscriptions                                   0              0         607,005
  For resource properties                             0              0         137,331
Share issue costs                                     0              0         (15,586)
Net loss                                              0       (210,736)       (210,736)
Common stock returned to
  treasury for cancellation                           0              0        (555,622)
---------------------------------------------------------------------------------------

Balance April 30, 1999                                0       (211,436)         59,526
Common stock issued for cash                          0              0         300,000
Common stock issued for finder's fee                  0              0          25,000
Treasury stock (note 9)                               0              0         (15,212)
Share issue costs                                     0              0         (25,000)
Net loss                                              0       (319,714)       (319,714)
---------------------------------------------------------------------------------------

Balance, April 30, 2000                               0       (531,150)         24,600
Common stock issued for
  financial services                                  0              0          60,000
Other comprehensive income                        3,534              0           3,534
Net loss                                              0       (136,856)       (136,856)
---------------------------------------------------------------------------------------

Balance, April 30, 2001                    $      3,534   $   (668,006)   $    (48,722)
=======================================================================================


See notes to consolidated financial statements.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
          Consolidated Statements of Stockholders' Equity (Deficiency)
                           Years Ended April 30, 2005
                                 (U.S. Dollars)


=========================================================================================================================
                                                                                                            Additional
                                                     Common Stock                  Treasury Stock            Paid-in
                                                 Shares       Par Value         Shares       Par Value       Capital
-------------------------------------------------------------------------------------------------------------------------
Balance, April 30, 2001                         7,047,500   $      7,048        (23,000)   $        (23)   $    608,725
Common stock issued for cash                      987,000            987              0               0         220,113
Subscriptions received                                  0              0              0               0               0
Stock option compensation  expense                      0              0              0               0          77,600
Other comprehensive income                              0              0              0               0               0
Common stock deemed to be  issued               3,950,000          3,950              0               0         193,550
Warrants granted on purchase                            0              0              0               0          50,000
Net loss                                                0              0              0               0               0
-------------------------------------------------------------------------------------------------------------------------
Balance, April 30, 2002                        11,984,500         11,985        (23,000)            (23)      1,149,988
Common stock issued for cash
  and settlement of debt                        2,300,000          2,300              0               0         299,700
Subscriptions received                                  0              0              0               0               0
Stock option compensation  expense                      0              0              0               0          76,124
Other comprehensive income  (loss)                      0              0              0               0               0
Net loss                                                0              0              0               0               0
-------------------------------------------------------------------------------------------------------------------------
Balance, April 30, 2003                        14,284,500         14,285        (23,000)            (23)      1,525,812
Common stock issued
  For settlement of debt                        1,037,638          1,037              0               0         102,727
  For cash                                      3,750,000          3,750              0               0         529,950
  For service                                   1,620,100          1,620              0               0         207,320
  For property                                     92,600             93              0               0          36,021
Stock option compensation expenses                      0              0              0               0          89,340
Beneficial conversion feature of
  convertible debenture and
  warrants (note 17)                                    0              0              0               0         464,598
Other comprehensive income (loss)                       0              0              0               0               0
Net loss                                                0              0              0               0               0
-------------------------------------------------------------------------------------------------------------------------

Balance, April 30, 2004                        20,784,838   $     20,785        (23,000)   $        (23)   $  2,955,768
=========================================================================================================================


============================================================================================================
                                                                                Deficit
                                                                 Other        Accumulated         Total
                                                             Comprehensive     During the      Stockholders'
                                              Subscriptions      Income        Exploration        Equity
                                                 Received        (Loss)           Stage        (Deficiency)
------------------------------------------------------------------------------------------------------------
Balance, April 30, 2001                        $          0    $      3,534    $   (668,006)   $    (48,722)
Common stock issued for cash                              0               0               0         221,100
Subscriptions received                              112,500               0               0         112,500
Stock option compensation  expense                        0               0               0          77,600
Other comprehensive income                                0             256               0             256
Common stock deemed to be  issued                         0               0               0         197,500
Warrants granted on purchase                              0               0               0          50,000
Net loss                                                  0               0        (352,708)       (352,708)
------------------------------------------------------------------------------------------------------------
Balance, April 30, 2002                             112,500           3,790      (1,020,714)        257,526
Common stock issued for cash
  and settlement of debt                                  0               0               0         302,000
Subscriptions received                             (112,500)              0               0        (112,500)
Stock option compensation  expense                        0               0               0          76,124
Other comprehensive income  (loss)                        0         (79,340)              0         (79,340)
Net loss                                                  0               0      (2,289,124)     (2,289,124)
------------------------------------------------------------------------------------------------------------
Balance, April 30, 2003                                   0         (75,550)     (3,309,838)     (1,845,314)
Common stock issued
  For settlement of debt                                  0               0               0         103,764
  For cash                                                0               0               0         533,700
  For service                                             0               0               0         208,940
  For property                                            0               0               0          36,114
Stock option compensation expenses                        0               0               0          89,340
Beneficial conversion feature of
  convertible debenture and warrants (note 17)            0               0               0         464,598
Other comprehensive income (loss)                         0         (37,014)              0         (37,014)
Net loss                                                  0               0      (1,581,054)     (1,581,054)
------------------------------------------------------------------------------------------------------------

Balance, April 30, 2004                        $          0    $   (112,564)   $ (4,890,892)   $ (2,026,926)
============================================================================================================


See notes to consolidated financial statements.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
          Consolidated Statements of Stockholders' Equity (Deficiency)
                           Years Ended April 30, 2005
                                 (U.S. Dollars)

===================================================================================================================================
                                                                                                        Additional
                                                  Common Stock                   Treasury Stock           Paid-in     Subscriptions
                                             Shares       Par Value         Shares       Par Value        Capital       Received
-----------------------------------------------------------------------------------------------------------------------------------
Balance, April 30, 2004                    20,784,838   $     20,785        (23,000)   $        (23)   $  2,955,768   $          0
Common stock issued
  For settlement of debt                   16,607,161         16,607              0               0       3,752,292              0
  For cash                                  3,801,972          3,802              0               0         998,555              0
  For services                              4,436,566          4,437              0               0       1,245,290              0
  For property (Note 6)                    12,778,124         12,778              0               0       2,855,441              0
Stock option compensation expense
  (Note 4)                                          0              0              0               0          68,552              0
Beneficial conversion feature of
  convertible debentures and  warrants
  (Note 6(e), 8 and 17)                             0              0              0               0       1,959,557              0
Other comprehensive income (loss)                   0              0              0               0               0        (53,270)
Net loss                                            0              0              0               0               0              0
-----------------------------------------------------------------------------------------------------------------------------------

Balance April 30,2005                      58,408,661   $     58,409        (23,000)   $        (23)   $ 13,835,455   $          0
===================================================================================================================================


========================================================================================
                                                             Deficit
                                              Other        Accumulated        Total
                                           Comprehensive    During the     Stockholders'
                                              Income        Exploration       Equity
                                              (Loss)           Stage       (Deficiency)
----------------------------------------------------------------------------------------
Balance, April 30, 2004                    $   (112,564)   $ (4,890,892)   $ (2,026,926)
Common stock issued
  For settlement of debt                              0               0       3,768,899
  For cash                                            0               0       1,002,357
  For services                                        0               0       1,249,727
  For property (Note 6)                               0               0       2,868,219
Stock option compensation expense
  (Note 4)                                            0               0          68,552
Beneficial conversion feature of
  convertible debentures and  warrants
  (Note 6(e), 8 and 17)                               0               0       1,959,557
Other comprehensive income (loss)                     0
Net loss                                     (5,109,073)     (5,109,073)
----------------------------------------------------------------------------------------

Balance April 30,2005                      $   (165,834)   $ (9,999,965)   $  3,728,042
========================================================================================

See notes to consolidated financial statements.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                           (Exploration Stage Company)
                      Consolidated Statements of Cash Flows
                                 (U.S. Dollars)

==================================================================================================================
                                                                                                    From Inception
                                                                                                           on
                                                              Year Ended April 30,                   April 3, 1998
                                                      2005             2004             2003         Through April
                                                                                                        30, 2005
------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net loss                                        $(5,109,073)     $(1,581,054)     $(2,289,124)     $(9,999,965)
  Non cash adjustments to net loss
      Compensation expense                             68,552           89,340           76,124          311,616
      Consulting expenses satisfied by shares       1,161,060          196,940                0        1,418,000
      Exploration costs acquired for shares            88,667                0                0          225,998
      Equity loss from investment                           0                0                0           19,713
      Non-cash financing expense                    1,959,557          464,598                0        2,424,155
       Write-off of exploration property                    0                0          822,218          856,359
     Write down of licence                            106,507                0                0          106,507
     Income Tax Recovery                              (39,385)               0                0          (39,385)
     Minority Interest                                (95,486)               0                0          (95,486)
Changes In Non-Cash Working Capital
  Accounts receivable                                (166,892)         (14,168)            (279)        (187,610)
  Accounts payable                                  1,387,136          108,474          934,040        2,544,380
------------------------------------------------------------------------------------------------------------------
Cash Used in Operating Activities                    (639,357)        (735,870)        (456,621)      (2,415,718)
------------------------------------------------------------------------------------------------------------------
Investing Activities
  Earth Energy Licence                                      0         (106,508)               0         (106,508)
  Property acquisition                             (2,786,789)         (82,341)         (75,048)      (3,810,529)
  Investment in Energy 51 Inc.                       (157,491)        (152,800)               0         (310,291)
------------------------------------------------------------------------------------------------------------------
Cash Used in Investing Activities                  (2,944,280)        (341,649)         (75,048)      (4,227,328)
------------------------------------------------------------------------------------------------------------------
Financing Activities
  Issuance of shares for cash                       1,002,357          533,700          302,000        2,408,393
  Common stock returned to treasury                         0                0                0          (15,212)
  Convertible debentures                            2,503,748        1,020,375                0        3,524,123
  Advances from Uranium Holdings Corporation                                 0          (16,856)               0
  Advances from (to) related parties                   25,382         (127,084)         321,435          664,689
  Future Income Taxes                                 181,979                0                0          181,979
  Minority Interest                                   543,710                0                0          543,710
  Subscriptions received                                    0                0         (112,500)               0
------------------------------------------------------------------------------------------------------------------
Cash Provided by Financing Activities               4,257,176        1,426,155          494,915        7,307,681
------------------------------------------------------------------------------------------------------------------
Inflow (Outflow) of Cash                              673,539          348,636          (37,154)         664,635
Cash, Beginning of Period                             348,636                0           37,154                0
------------------------------------------------------------------------------------------------------------------
Cash, End of Period                               $ 1,022,175      $   348,636      $         0      $   664,635
==================================================================================================================
Non-Cash Financing Activities
  Common stock issued for properties              $ 2,868,219      $    36,114      $         0      $ 3,336,998
  Warrants granted on purchase of properties      $         0      $         0      $         0      $    50,000
  Common stock issued for services                $ 1,249,727      $   196,940      $         0      $ 1,531,667
  Common stock issued for debt                    $ 3,768,899      $         0      $         0      $ 3,768,899
==================================================================================================================

See notes to consolidated financial statements.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
1.    ORGANIZATION AND NATURE OF BUSINESS

      The Company was incorporated as Uranium Power Corporation on April 3, 1998 under the laws of the State of Colorado and on November 2, 2004 changed its name to CanWest Petroleum Corporation (the "Company"). The Company is in the exploration stage as defined in statement No. 7 of the Financial Accounting Standards Board. The principal business activity is the exploration and development of natural resource properties principally in Canada.

      These consolidated financial statements include the accounts of the Company and the following:

            - its wholly owned subsidiary, Anhydride Petroleum (USA), Inc. ("Anhydride USA") and Anhydride USA's wholly owned subsidiary Anhydride Petroleum (Canada) Inc. ("Anhydride Canada") both acquired April 30, 2002;

            - Oilsands Quest Inc. ("OQI") in which the Company held a 64.89% interest (note 6(e)); and

            - Western Petrochemicals Corp. ("Western Petrochemicals") that the Company holds a 97.53% interest (note 3).
      All intercompany transactions have been eliminated.

      Subsequent to April 30, 2005, the Company acquired 100% of Township Petroleum Corporation, which has been inactive since incorporation.
2.    GOING CONCERN

      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a going-concern basis. This presumes funds will be available to finance on-going development, operations and capital expenditures and the realization of assets and the payment of liabilities in the normal course of operations for the foreseeable future. Management intends to raise additional capital through share issuances to finance operations and invest in other business opportunities.

      The Company has a working capital deficit of $1,765,711 (2004 - $2,405,505), minimal other capital resources presently available to meet obligations which normally can be expected to be incurred by similar companies.

      Included in accounts payable is $689,066 (2004 - $692,420) payable by Anhydride Canada. Certain of the creditors of Anhydride Canada have threatened receivership proceedings against Anhydride Canada unless they are paid in full. Anhydride Canada does not have the resources to meet these demands and the Company has determined that it will not commit resources to Anhydride Canada or defend such action should the creditors take it. To date no formal action has been taken by the Anhydride Canada creditors.

      The outcome of the above matters cannot be predicted. These financial statements do not give effect to any adjustments to the amounts and classification of assets and liabilities which might be necessary should the Company be unable to continue as a going concern.

      These factors raise substantial doubt about the Company's ability to continue as a going-concern which is dependent on the Company's ability to obtain and maintain an appropriate level of financing on a timely basis and to achieve sufficient cash flows to cover obligations and expenses.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
3.    ACQUISITION OF WESTERN PETROCHEMICALS

      On April 21, 2005 the Company issued 10,728,124 common shares for a 97.53% interest in Western Petrochemicals Corp., which holds the permits to the Pasquia Hills, Oil Shale Project (note 6(d)). At the time the shares were issued Western Petrochemicals liabilities exceeded its assets by $926,200 and this along with $2,209,219 for the common shares issued has been recorded as Pasquia Hills property acquisition costs.

4.    SIGNIFICANT ACCOUNTING POLICIES

      (a)   Exploration stage expenditures

            The Company expenses all expenditures for exploration of properties as they are incurred where the properties do not have proven mineral reserves.

      (b)   Investments

            Investments in Uranium Holdings Corporation and Energy 51 Inc. are accounted for by the cost method whereby the original cost of the investment is not adjusted unless there is a permanent decline in value or the asset is disposed of.

      (c)   Foreign currency translation

            The Company's operations and activities are conducted principally in Canada, hence the Canadian dollar is the functional currency which is translated into U.S. dollars for reporting purposes as follows:

            (i) Monetary assets and liabilities at the rate of exchange in effect as at the balance sheet date;

            (ii) Non-monetary assets and liabilities at the exchange rates prevailing at the time of the acquisition of the assets or assumption of the liabilities; and,

            (iii) Revenues and expenditures at the average rate of exchange for the year.

            Gains and losses arising from this translation of foreign currency are included in other comprehensive income (loss) as a separate component of stockholders' equity (deficiency).

      (d)   Comprehensive loss

            Comprehensive loss is comprised of net loss and other comprehensive income (loss) arising from foreign currency translation.
      (e)   Loss per share

            Loss per share calculations are based on the weighted average number of shares outstanding during the period. Diluted loss per share has not been presented separately as the outstanding warrants are anti-dilutive for each of the periods presented.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
4.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

      (f)   Use of estimates

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and would impact future results of operations and cash flows.

      (g)   Income taxes

            Income taxes are calculated using the liability method of accounting. Temporary differences arising from the difference between the tax basis of an asset or liability and its carrying amount on the balance sheet are used to calculate deferred income tax liabilities or assets. These standards required that the deferred income tax asset and liabilities be measured using tax rates and laws that are expected to apply when the temporary differences are expected to reverse.

      (h)   Stock-based compensation

            Also, subsequent to April 30, 2005, the Company applies the intrinsic value method of accounting as prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations, in accounting for options granted to employees. As such, compensation expense is recorded on the date of the grant when the market price of the underlying stock exceeds the exercise price. SFAS 123 "Accounting for Stock-based Compensation" establishes accounting and disclosure requirements using the fair value-based method of accounting for stock-based compensation plans. As allowed by SFAS 123, the Company elected to continue to apply the intrinsic value-based method of accounting described above and has adopted the disclosure requirements of SFAS 123, as amended by SFAS 148 effective May 1, 2003.

            The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options granted to employees, and accordingly, compensation expense of $Nil (2004 - $Nil) was recognized as compensation expense. Had compensation expense been determined as provided in SFAS 123 using the Black-Scholes option-pricing model, the pro-forma effect on the Company's net loss and per share amounts would have been as follows:

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
4.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

      (h)   Stock-based compensation (Continued)

===========================================================================================
                                                2005             2004              2003
-------------------------------------------------------------------------------------------
Net loss, as reported                      $  (5,109,073)   $  (1,581,054)   $  (2,289,124)
Deduct:
  Total stock-based compensation
    expense determined under value under
    based method awards, net of
    related tax effects                          (16,420)        (127,886)        (137,175)
-------------------------------------------------------------------------------------------

Net loss, pro-forma                        $  (5,125,493)   $  (1,708,940)   $  (2,426,299)
===========================================================================================
Net loss per share, as reported            $       (0.16)   $       (0.09)   $       (0.18)
Add:
    Stock-based expense determined
    under fair value based method
    awards, net of related tax effects             (0.00)           (0.00)           (0.01)
-------------------------------------------------------------------------------------------

Net loss per share, pro-forma              $       (0.16)   $       (0.09)   $       (0.19)
===========================================================================================

            During the year ended April 30, 2005, 2,899,900 options were granted to consultants. These options were accounted for using the Black-Scholes option-pricing model, which resulted in consulting expenses totalling $68,552 (2004 - $89,340; 2003 - $76,124). The fair value of each option grant is calculated using the following weighted average assumption:

            ===================================================================
                                            2005            2004          2003
            -------------------------------------------------------------------
            Expected life (years)              5               1             2
            Interest rate                  3.98%            2.5%         3.00%
            Volatility                   146.12%          84.01%        70.86%
            Dividend yield                 0.00%           0.00%         0.00%
            ===================================================================

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
4.    SIGNIFICANT ACCOUNTING POLICIES (Continued)
      (i) Recent accounting pronouncements (Continued)

      i) FIN 46(R), Consolidation of Variable Interest Entities, applies at different dates to different types of enterprises and entities, and special provisions apply to enterprises that have fully or partially applied Interpretation 46 prior to issuance of Interpretation 46(R). Application of Interpretation 46 or Interpretation 46 (R) is required in financial statements of public entities that have public interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities (other than small business issuers) for all other types of entities is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to entities other than special-purpose entities and by non-public entities is required at various dates in 2004 and 2005. There is no impact on the Company's financial statements.

      ii) In December 2004, the FASB issued SFAS Statement No. 153, "Exchanges of Nonmonetary Assets." The statement is an amendment of APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.
      iii) In December 2004, FASB issued a revision to Statement No. 123, Accounting for Stock-Based Compensation which supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. The revised SFAS 123 eliminates the alternative to use Opinion 25's intrinsic value method of accounting and instead, requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. Furthermore, public entities are required to measure liabilities incurred to employees in share-based payment transactions at fair value as well as estimate the number of instruments for which the requisite service is expected to be rendered. Any incremental compensation cost for a modification of the terms or conditions of an award is measured by comparing the fair values before and after the modification. For public entities that file as small business issuers, the effective date of the revised Statement is as of the beginning of the next fiscal year that begins after December 15, 2005. The Company currently uses the intrinsic value method.
5.    FINANCIAL INSTRUMENTS
      (i) The carrying value of cash, accounts receivable, exploration advances and deposits, accounts payable, convertible debentures and due to related parties approximate their fair value because of the short maturity of these financial instruments.

      (ii)  Interest rate risk

            The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary current assets and current liabilities.

      (iii) Translation risk

            The Company is exposed to foreign currency fluctuations to the extent expenditures incurred by the Company are not denominated in U.S. dollars.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
6.    PROPERTIES

                             Hocking Lake                      Firebag, Sask.
                              and Henday       Pasquia Hills     Tar Sands
                            Lake Properties  Oil Shale Project    Project
                              (note6(a))         (note 6(d))     (note6(e))           Total
-----------------------------------------------------------------------------------------------
Balance April 30, 2003      $           1     $           0     $           0     $           1
Acquisition of property                 0           118,455                 0           118,455
-----------------------------------------------------------------------------------------------
Balance April 30, 2004                  1           118,455                 0           118,456
Acquisition of property                 0         2,936,637         2,718,311         5,655,008
===============================================================================================

Balance April 30, 2005      $           1     $   3,055,152     $   2,718,311     $   5,773,464
===============================================================================================

      (a)   Hocking Lake and Henday Lake Properties

            By agreement dated April 13, 1998, the Company acquired all the assets of Athabasca Uranium Syndicate (a British Columbia, Canada syndicate) which consisted of cash and the Hocking Lake Property and Henday Lake Property. These properties were acquired in 1997 by the syndicate for $59,459 (CDN - $82,270) being the sellers' historical cost as the sellers were the controlling stockholders. Consideration given to the members of the syndicate was 6,000,000 common stock of the Company at a par value of $0.001 each. The cost of the assets acquired totalled $97,834.

            The Henday Lake Property was transferred to Uranium Holdings Corporation in December 2000 (note 6(b)). As of April 30, 2002 all claims related to the Hocking Lake Property had lapsed.
      (b)   Uranium Holdings Corporation

            Pursuant to a letter of intent dated December 1, 2000 with one of its stockholders, the Company transferred all its rights to the Henday Lake Property to a newly formed company, Uranium Holdings Corporation ("UHC"), a Nevada Corporation, in exchange for $131,183 (CDN - $199,713) to be spent on the Henday Lake Property and 20% of the equity of UHC.

            As part of the agreement, the Company executed a note in favour of UHC for $38,005 (CDN - $58,376). The note is non-interest bearing and payable on demand upon the closure of the sale of controlling interest in the Company to a third party, or at such time as the Company acquires funds from another source. During the year ended April 30, 2003, the Company repaid the loan in full. The Company will continue to hold a 20% interest in the claims transferred to UHC regardless of the equity issued subsequent to the incorporation of UHC. The Company shall have a carried interest in the claims until such time as a total of $163,334 (CDN - $250,000) inclusive of the $94,080 (CDN - $144,000) required for the first work program has been expended. Subsequent to such expenditure, the Company shall retain the right to participate on the same basis as the investors in future expenditure programs on a pro-rata basis. Should the Company not provide the requested funds within 30 days of written demand, the Company's 20% interest shall be reduced in such manner as may reasonably be negotiated between the parties. As of April 30, 2005, $496,619 (2004 - $475,584) had been spent on the property.
            During the year ended April 30, 2005, the Company expended $4,207 (2004 - $59,525) to maintain its 20% interest in the claims.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
6.    PROPERTIES (Continued)

   (c) Athabaska Oil Prospect

      (a) During the year ended April 30, 2002, the Company signed an Option Agreement with October Sun to purchase all the issued and outstanding shares in the capital stock of Anhydride Canada owned by October Sun. Anhydride Canada owns certain petroleum and natural gas parcels and rights in the Province of Alberta, Canada. Consideration was as follows:

            (i)   cash of $75,000;

            (ii) transferable share purchase warrants for 1,000,000 shares of common stock of the Company exercisable at $0.01 per share on or before July 25, 2003 to third parties;

            (iii) commit to pay all costs to a maximum of $60,000 for completion or abandonment of an existing well that Anhydride Canada had the rights to explore; and

            (iv) issue to third parties, options entitling them to purchase 500,000 shares of common stock of the Company, at $0.27 per share, on or before August 21, 2006.

      (b)   The Company completed the following to exercise the option:
            (i) delivered $100,000 by way of demand promissory note to October Sun;

            (ii) assumed the obligations of Anhydride Canada of a promissory note of $192,700 (CDN - $300,000) and a bonus of $64,230 (CDN
                  - $100,000) to the lenders (this obligation has been paid off in full);

            (iii) 3,950,000 shares at $0.001 per share were issued to the private company or assigns; and

            (iv) granted October Sun a transferable warrant to subscribe for 500,000 shares of common stock at $0.01 per share for a one year period following the successful test of the initial well. This warrant was cancelled and replaced by one for 600,000 shares of common stock on similar terms to a third party (note
                  8).

      The acquisition of the Athabaska Oil Prospect was accomplished through the consummation of a reverse triangular merger completed April 30, 2002. During the year ended April 30, 2003, the Company re-entered an oil well and a total of $1,650,298 was spent in exploration costs to test and deepen it. Of this amount $846,507 was contributed by working interest holders, see Farmout Agreements (note 14), and this amount has been deducted from the total exploration costs leaving net exploration costs of $803,791 being charged to operations. The result of the exploration was that no economic quantities of hydrocarbons were discovered and as a result the property was written off during the year ended April 30, 2003.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
6.    PROPERTIES (Continued)

   (d) Pasquia Hills, Oil Shale Project

      During the year ended April 30, 2004, the Company acquired the right to acquire a 60% joint venture interest in the Pasquia Hills oil shale project, covering approximately 700,000 acres located in the Pasquia Hills area of Saskatchewan, from Western Petrochemicals. Pursuant to the agreement the Company has made a payment of $26,090 to Western Petrochemicals and has paid certain other costs on Western Petrochemicals behalf which have been included in property acquisition costs. The Company also acquired the rights to a farm-in agreement on the Pasquia Hills land from a non-related company for 92,000 shares of common stock, with a cost of $36,114, and a cash payment of $29,923.

      On April 21, 2005 the Company issued 10,728,124 common shares for a 97.53% interest in Western Petrochemicals Corp., which holds the permits to the Pasquia Hills, Oil Shale Project. At the time the shares were issued Western Petrochemicals liabilities exceeded its assets by $926,200 and this along with $2,209,219 for the common shares issued has been recorded as Pasquia Hills property acquisition costs.

   (e) Firebag, Sask., Tar Sands Project

      During the year ended April 30, 2005 the Company acquired a 49% interest in the Firebag, Saskatchewan prospect that covers approximately 2,000 square miles in northwestern Saskatchewan along the Alberta border. The prospective lands host Fort McMurray and Wabiskaw Palo channel zones containing Athabasca Oil Sands. This interest was acquired for $769,125 ($1 million CDN), 50,000 common shares with a deemed value of $19,000 and a 2.5% gross overriding royalty.

      The Company had another agreement to purchase the remaining 51% interest through the indirect purchase of 100% of the issued and outstanding shares of American Oilsands Company Inc., a private Alberta, Canada, company, for $1,202,131 ($1,500,000 CDN), 2 million common shares and $0.11 per barrel in royalties. Included in property costs for the year ended April 30, 2005 is non-refundable payment of $437,962 ($550,000 CDN) that the Company made towards this purchase and $640,000 related to the issuance of the 2 million common shares by the Company.

      The 49% interest in the Firebag Saskatchewan prospect is held by the Company's subsidiary OQI. The Company, acquired OQI on September 24, 2004 and held all 100 of the issued and outstanding shares. In order to finance the purchase OQI borrowed $794,534 ($1 million CDN) from the Company by way of a convertible note. This convertible note is due September 29, 2008, bears interest at 3% and is convertible into common shares of OQI at $1.06 ($1.30 CDN) per share.

      In order to secure management, raise funds for the exploration of the project and the payment required for the remaining 51% of the project OQI issued 3 million OQI shares to OQI management and 6,999,900 OQI shares to the Company all at $.001 per share.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
6. PROPERTIES (Continued)

   (e) Firebag, Sask., Tar Sands Project (Continued)

      Additional private placements by OQI during the year ended April 30, 2005 were as follows:

            - Raised by way of a private placement $166,852 through the sale of 420,000 common shares;

            - OQI issued 315,000 common shares, pursuant to which income tax deductions pertaining to exploration equal to the proceeds are claimable by the investors ("Flow-through Common Shares"), for proceeds of $500,556 ($630,000 CDN) and 5,875 warrants to finders in relation to the sale of these shares whereby each warrant may be converted into one common share at $1.59 ($2.00
                  CDN) until June 30, 2006; and

            - OQI issued 15,000 common shares and 37,500 Flow-through Common Shares for proceeds of $78,659 ($99,000 CDN), 375 warrants to finders in relation to the sale of these shares whereby each warrant may be converted into one common share at $1.28 ($1.60
                  CDN) until October 1, 2006 and 625 warrants to finders in relation to the sale of these shares whereby each warrant may be converted into one common share at $1.59 ($2.00 CDN) until October 1, 2006.

      OQI also issued $876,073 ($1,100,000 CDN) 3% unsecured convertible debentures which mature as to $238,929 ($300,000 CDN) on February 28, 2008, $79,643 ($100,000 CDN) on April 1, 2008 and $557,501 ($700,000 CDN)
      on April 15, 2008. The notes are convertible into common shares of OQI at a rate of $0.99 ($1.25 CDN) for one year following their issuance and then at $1.27 ($1.60 CDN) per share until maturity. In conjunction with this offering OQI also issued 343,750 warrants to purchase that same number of common shares at a price of $1.27 ($1.60 CDN) until the earlier of i) the Company being listed for trading on a recognized stock exchange or ii) the maturity date.

      In conjunction with the above noted convertible debentures and warrant issuances the Company incurred $372,421 in non-cash financing expense. OQI issued 300,000 options to acquire that same number of shares at $0.40 ($0.50 CDN) until November 12, 2009, subject to a vesting period of one year.

      From the proceeds of the share issuances and convertible debentures OQI made non-refundable property payments of $406,629 ($500,000 CDN) towards the purchase of the remaining 51% of the project leaving a commitment to pay $357,540 ($450,000 CDN) as at April 30, 2005.

      OQI reached agreement with its President and Chief Financial Officer whereby, subject to certain conditions, they each have agreed to provide their services to OQI in return for $66,741 ($84,000 CDN) per year until certain business targets are met and thereafter at $139,043 ($175,000 CDN) per year which, subsequent to April 30, 2005 have been met. These agreements also contain termination clauses whereby OQI has agreed to pay the officers, subject to certain conditions, an amount of up to one and one-half times their annual pay should they be terminated for reasons other than cause.

      The Company has the right of first offer on future financings.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
6. PROPERTIES (Continued)

   (e) Firebag, Sask., Tar Sands Project (continued)

      As at April 30, 2005 the Company held 7,000,000 common shares, representing 64.89% of the issued and outstanding shares of OQI. The non-controlling shareholders 35.11% interest in OQI represented $448,224 of its net assets.

      Subsequent to April 30,2005, OQI completed the purchase of the remaining 51% interest in the property by paying $357,540 ($450,000 CDN). OQI now has a 100% interest in the property, subject to the above noted royalties. OQI issued 1,524,875 Flow-through Common Shares and 767,628 units under a private placement for gross proceeds of $3,490,464 ($4,393,099 CDN). Each unit consisted of one common share and warrant entitling the holder to acquire one common share at $1.59 ($2.00 CDN). These warrants expire as to 717,628 warrants on May 31, 2007 and 50,000 warrants on June 15, 2007. In conjunction with this financing OQI also issued agents warrants whereby the agent may acquire up to 146,475 common shares and 14,000 common shares both at $1.39 ($1.75 CDN) until May 31, 2008 and June 15, 2008 respectively and 146,475 common shares and 14,000 common shares both at $1.59 ($2.00 CDN) until May 31, 2008 and June 15, 2008 respectively. Also subsequent to April 30, 2005, the Company agreed to convert the non-refundable payment of $437,962 ($550,000 CDN) that the Company made towards the purchase of the 51% interest in the property into 297,688 common shares and a warrant to acquire up to an additional 647,688 common shares at $1.59 ($2.00 CDN) until June 13, 2007.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
7. STOCK OPTIONS

      The Company had outstanding options to purchase that same number of common shares as follows:

      ========================================================================
                            Exercise                    April 30,
      Expiry Date            Price           2005         2004           2003
      ------------------------------------------------------------------------
      April 15, 2004       $    0.25             0             0       100,000
      April 25, 2004       $    0.12             0             0       410,000
      October 15, 2004     $    0.17             0       600,000             0
      January 27, 2005     $    0.30             0       100,000             0
      May 6, 2005          $    0.25             0             0       400,000
      May 15, 2005         $    0.25       225,000       455,000       455,000
      February 2, 2006     $    0.30       100,000             0             0
      August 21, 2006      $    0.27       850,000     1,050,000     1,050,000
      ------------------------------------------------------------------------
                                         1,175,000     2,205,000     2,415,000
      ========================================================================
      The following table summarizes the Company's stock option activity:

      ====================================================================================
                                                                                 Weighted
                                                                                  Average
                                            Number            Exercise           Exercise
                                          of Options            Price              Price
      ------------------------------------------------------------------------------------

      Balance, April 30, 2002             1,200,000       $ 0.27 to $ 0.50        $ 0.30
      Granted during year                 3,310,000       $ 0.12 to $ 0.27        $ 0.24
      Cancelled                            (810,000)      $ 0.25 to $ 0.27        $ 0.22
      Exercised                          (1,135,000)      $ 0.11 to $ 0.20        $ 0.16
      Expired                              (150,000)           $ 0.27             $ 0.27
      ------------------------------------------------------------------------------------
      Balance, April 30, 2003             2,415,000       $ 0.12 to 0.27          $ 0.24
      Granted during year                 6,050,100       $ 0.06 to $ 0.45        $ 0.14
      Cancelled                            (400,000)           $ 0.25             $ 0.25
      Exercised                          (5,760,100)      $ 0.06 to $ 0.45        $ 0.13
      Expired                              (100,000)           $ 0.25             $ 0.25
      ------------------------------------------------------------------------------------
      Balance, April 30, 2004             2,205,000            $ 0.24             $ 0.24
      Granted during year                 2,749,900       $0.30 to $0.48          $ 0.37
      Exercised                          (3,649,900)      $0.17 to $0.48          $ 0.33
      Expired                              (130,000)      $0.25 to $0.30          $ 0.29
      ------------------------------------------------------------------------------------
      Balance, April 30, 2005             1,175,000       $0.25 to $0.30          $ 0.27
      ====================================================================================

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
7.    STOCK OPTION PLAN (Continued)

      During the year ended April 30, 2000, the Company adopted an incentive and a non-statutory stock option plan. As of April 30, 2003 and April 30, 2004 the Company had options outstanding to acquire 1,050,000 shares of common stock under the 2000 plan at $0.27 per share until August 21, 2006. During the year ended April 30, 2005, 200,000 of the option under this plan were exercised. There remain 850,000 options outstanding under this plan and no additional options are available to be issued under this plan. The Company also issued an option, not under a plan, to a consultant to acquire up to 150,000 common shares at $0.27 per share until March 31, 2003, which expired unexercised during the year ended April 30, 2003. During the year ended April 30, 2003, the Company adopted a 2002 Stock Option Plan (the "2002 Plan") which as at April 30, 2003 had outstanding options to acquire up to 1,365,000 shares of common stock, which were to expire as to 100,000 at $0.25 per share on April 15, 2004, 410,000 at $0.12 on April 25, 2004,
      230,000 at $0.25 per share on May 15, 2004, 400,000 on May 6, 2005 and
      225,000 at $0.25 on May 15, 2005. During the year ended April 30, 2004 the Company cancelled 400,000 options at $0.25 per share, which expired on May 6, 2005 and reissued them at $0.11 per share until June 28, 2004. Also during this period 810,000 options were exercised as to 410,000 options at $0.12 per share with an expiry date of April 25, 2004 and 400,000 options at $0.11 per share with an expiry date of June 28, 2004. On April 15, 2004, 100,000 options expired unexercised. During the year ended April 30, 2005, 30,000 options at $0.25 per share expired unexercised as at May 15, 2004 and 200,000 options at $0.25 were exercised. As at April 30,2005 under the 2002 Plan 225,000 options at $0.25 expiring May 15, 2005 remained outstanding. Subsequent to April 30, 2005 the 225,000 options at $0.25 expiring May 15, 2005 expired unexercised and were replaced by 225,000 options at $0.36 expiring November 1, 2006. Due to the expiry of options 30,000 options remain available for issuance under this plan.

      On June 20, 2003, the Company adopted the 2003 Stock Option Plan (the "2003 Plan"), whereby 2,500,000 shares of common stock may be optioned. The 2003 Plan has not been adopted or ratified by the shareholders of the Company. Incentive options may be granted at any price for a period of up to ten years. During the year ended April 30, 2004 the Company issued a total of 2,500,000 options to acquire that same number of common shares. These options were issued as to 1,050,000 options at a deemed price of $0.10 per share for services, 400,000 options at $0.12 per share until June 25, 2004, 500,000 options at $0.06 per share until July 31, 2004, 300,000 options at $0.09 per share until August 15, 2004 and 250,000 options at $0.10 per share until August 18, 2004. All the options were exercised during the year ended April 30, 2005 and no additional options may be granted under the 2003 Plan.

      On September 18, 2003, the Company adopted the 2003b Incentive Stock Option Plan (the "2003b Plan"), whereby 2,500,000 shares of common stock may be optioned. The stock option plan has not been adopted or ratified by the shareholders of the Company. Incentive options may be granted at any price for a period of up to ten years. During the year ended April 30, 2004 the Company issued a total of 2,450,100 options to acquire that same number of common shares. These options were issued as to 650,000 options at a deemed price of $0.10 per share for services, 490,000 options at a deemed price of $0.17 per share for services, 170,000 options at $0.23 per share until September 19, 2004, 520,000 options at $0.17 per share until October 3, 2004, 100,000 options at $0.20 per share until October 10, 2004, 100,000 shares at $0.21 per share until November 12, 2004, 200,000

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
7.    STOCK OPTION PLAN (Continued)

      shares at $0.45 per share until November 20, 2004, 100 options at a deemed price of $0.40 per share for services, 20,000 options at a deemed price of $0.33 per share for services and 200,000 options at $0.10 per share expiring October 15, 2004. During the year ended April 30, 2005 the Company issued the remaining 49,900 options for services at a deemed price of $0.40 per share. No options remain outstanding or available under this plan.

      On October 15, 2003, the Company adopted the 2003c Stock Plan (the "2003c Plan"), whereby 2,000,000 shares of common stock may be optioned. The 2003c Plan has not been adopted or ratified by the shareholders of the Company. Incentive options may be granted at any price for a period of up to ten years. As at April 30, 2004 there were 700,000 options outstanding under this plan to acquire that same number of shares as to 600,000 at $0.17 per share until October 15, 2004 and 100,000 at $0.30 until January 27, 2005, which expired unexercised. During the year ended April 30, 2005, the Company issued 100,000 options to acquire that same number of common shares at $0.40 per share until May 4, 2005 which were exercised during the year. The Company also granted consultants options for services at deemed prices of $0.40 per share for 500,000 options, $0.35 per share for 250,000 options, $0.27 per share for 50,000 options and $0.31 per share for 400,000 options and that same numbers of shares were issued. The Company also paid a bonus of $102,000 to consultants that was used to exercise 600,000 options at $0.17 per share. The Company issued the remaining 100,000 options pursuant to this plan at $0.30 per share until February 2, 2006 and which remain outstanding. No further options may be issued under this plan.

      During October 2004, the Company adopted the 2004 Stock Option Plan (the "2004 Option Plan"), whereby 900,000 shares of common stock may be optioned. The 2004 Plan has not been adopted or ratified by the shareholders of the Company. Incentive options may be granted at any price for a period of up to ten years. During the year ended April 30, 2005 the Company granted consultants 590,000 options for services at deemed prices of $0.36 per share, 150,000 options at a deemed price of $0.31 per share and 160,000 options at a deemed price of $0.37 per share and that same number of shares were issued. There are no additional options available to be issued under this plan.

      During March 2005, the Company adopted the 2005 Stock Option Plan (the "2005 Plan"), whereby 2,000,000 shares of common stock may be optioned. The 2005 Plan has not been adopted or ratified by the shareholders of the Company. Incentive options may be granted at any price for a period of up to ten years. During the year ended April 30, 2005 the Company granted a consultant 400,000 options for services at deemed prices of $0.48 per share and there remained 1,600,000 options available under the plan. Subsequent to April 30, 2005 the Company issued 1,600,000 options at $0.36 until November 1, 2006. No options remain available under this plan.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)

8.    WARRANTS

      The Company had the following warrants outstanding:

                                                                   April 30,
      ---------------------------------------------------------------------------------------
                 Expiry Date      Exercise Price         2005          2004           2003
      ---------------------------------------------------------------------------------------
      July 11- 2003                     0.25                  0              0        483,000
      July 25 - 2003                 $  0.01                  0              0      1,000,000
      August 30-2004                    0.01                  0              0        600,000
      January 6-2005                    0.35                  0      2,666,666              0
      September 14-2005                 0.34          2,380,000              0              0
      November 3-2005                   0.35          1,791,627              0              0
      September 14-2006                 0.35          6,647,963              0              0
      ---------------------------------------------------------------------------------------
                                                     10,819,590      2,666,666      2,083,000
      ---------------------------------------------------------------------------------------


      During the year ended April 30, 2002, the Company issued 1,000,000 warrants at $0.01 per share, to acquire the same number of shares before July 25, 2003, these warrants expired unexercised. The Company also issued 600,000 warrants at $0.01 per share, to acquire the same number of shares. The exercise of these warrants was subject to a successful well being drilled on the Athabasca prospect, which did not occur owing to the prospect being written off as of April 30, 2003, and expired unexercised August 30, 2004.

      During the year ended April 30, 2003, the Company issued warrants which were based on the Limited Partnership exploration expenditures; see Farmout Agreements (note 14). As of April 30, 2003 the Limited Partnership was entitled to warrants to acquire 483,000 common shares at $0.25 per share until July 11, 2003. During the year ended April 30, 2004, these warrants expired unexercised.

      During the year ended April 30, 2003, the Company issued warrants to other joint venture parties, all on similar terms and conditions, see Farmout Agreements (note 14). Pursuant to these agreements the Company is committed to issuing 410,000 warrants that will entitle the holders to acquire that same number of common shares at $0.25 per share. These warrants expired unexercised as to 350,000 on November 25, 2003, 10,000 on February 27, 2004, 10,000 on February 28, 2004 and 40,000 on March 3,
      2004.

      During the year ended April 30, 2004, pursuant to the issuance of $1,000,000 6% secured convertible debentures the Company also issued 2,666,666 warrants. Each warrant entitles its holder to purchase an additional common share of the Company during the period January 6, 2004 to January 6, 2005 at $0.35 per share. The holder of the warrants may elect a cashless exercise of the warrants based on the market value of the Company's common shares at the time of exercise. During the year ended April 30, 2005, as an inducement to have the holders exercise, the Company agreed to reduce the exercise price on 2,222,222 of these warrants to $0.20 per share and they were exercised for cash. The Company also agreed to re-issue 2,222,2222 warrants at $0.35 pre share and extend the expiry date on the remaining 444,444 whereby the expiry date for both is November 3, 2005 and in conjunction with this recorded a non-cash financing expense of $375,715. Of these re-issued and lengthened expiry dated warrants 875,039 were exercised for cash. As at April 30, 2005 1,791,627 of these warrants remained exercisable until November 3, 2005.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
8.    WARRANTS (Continued)

      During the year ended April 30, 2005, pursuant to the issuance of secured $1,500,000 6% convertible debentures (note 17) the Company also issued 5,666,166 warrants. Each warrant entitles its holder to purchase an additional common share of the Company at $0.35 until September 14, 2006. The holder of the warrants may elect a cashless exercise of the warrants based on the market value of the Company's common shares at the time of exercise. During the year ended April 30, 2005, 604,711 of these warrants were exercised for cash and 5,061,455 remain outstanding. Pursuant to three private placements during the year ended April 30, 2005 the Company issued 1,586,508 warrants to purchase that same number of common shares at $0.35 each until September 14, 2006.

      During the year ended April 30, 2005 the Company converted $595,000 in notes due to October Sun and Untied Corporate Advisors, both related parties (note 11), pursuant to which it also issued 2,380,000 warrants to purchase that same number of common shares at $0.34 per share until September 30, 2005.

      Subsequent to April 30, 2005, 391,700 of the $0.35 November 3, 2005 expiry date warrants and 115,000 of the $0.35 September 14, 2006 warrants were exercised for cash. Holders of the November 3, 2005 expiry date warrants also exercised cashless conversion rights whereby 594,517 warrants were exercised and the Company issued 190,464 common shares. Likewise holders of 1,391,703 warrants with an September 14, 2006 expiry date exercised their cashless conversion rights and the Company issued 445,854 common shares to them. The Company also issued, as an inducement for early exercising of the warrants with expiry dates of November 3, 2005 and September 14, 2006, 1,945,750 warrants to purchase that same number of common shares at $0.35 until April 30, 2006.

9.    COMMON STOCK

      (a)   Treasury stock

            During the year ended April 30, 2000 the Company purchased 23,000 shares of its common stock from the original owners who had acquired the shares prior to April 30, 2000 in a private placement. The common stock was purchased for the same amount as the proceeds from original issue.

      (b)   Private placements

            The Company received $150,000 in share subscriptions pertaining to a private placement of 1,500,000 shares at $0.10 per share of which 375,000 shares have been issued to April 30, 2002 for net subscriptions received at April 30, 2002 of $112,500. The balance of 1,125,000 shares were issued during the April 30, 2003 year-end. In addition, during the April 30, 2003 year-end, the Company completed a private placement of 40,000 shares at $0.30 per share for total proceeds of $12,000 and during the year ended April 30, 2004 it completed a private placement of 200,000 shares for proceeds of $40,000.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
9.    COMMON STOCK (Continued)

      (c)   Debt Settlement

            In an attempt to settle outstanding liabilities of Anhydride Canada, the Company made an offer to creditors to settle outstanding debts for shares of the Company at a deemed price of $0.10 per share for every $0.15 CDN of debt held. The Company has received acceptances from creditors totalling $336,037 ($416,484 CDN) that represents 2,776,560 common shares. During the year ended April 30, 2004 the Company issued 287,638 common shares pursuant to these agreements and during the year ended April 30, 2005 it issued an additional 493,493 common shares.

            During the year ended April 30, 2005 the Company also entered into three private placements whereby for the settlement of $476,500 of debt it issued 1,906,000 common shares and 1,586,508 warrants to purchase that same number of common shares at $0.35 each until September 14, 2006. The Company, also during the year ended April 30, 2005 settled $595,000 in debt owed to related parties through the issuance of 2,380,000 common shares and 2,380,000 warrants to purchase that same number of common shares at $0.34 per share until September 30, 2005.

      (d)   Anhydride Petroleum Limited Partnership

            Pursuant to an agreement between the Company and Anhydride Petroleum Limited Partnership (the "Limited Partnership"), the Company agreed to acquire the interests of the Limited Partnership in a property, which the Company had an interest in but was written off as of April 30, 2003, for 3,220,000 common shares of the Company. During the year ended April 30, 2005, 886,666 of these shares were issued and charged to exploration at $0.10 per share.

10.   ACCOUNTS PAYABLE

      Accounts payable at April 30 consists of the following:
      ========================================================================
                                                          2005         2004
      ------------------------------------------------------------------------
      Trade accounts payable                           $1,899,179   $  945,927
      Advances from third parties                         130,555      169,250
      ------------------------------------------------------------------------
                                                       $2,029,734   $1,115,177
      ========================================================================

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
11.   RELATED PARTY TRANSACTIONS

      The following non-arm's length transactions occurred with parties who are directors and stockholders of the Company.

      (a) Acquisition of assets of Athabasca Uranium Syndicate (note 6(a)) in exchange for 6,000,000 common stock.

      (b) During the year ended April 30, 2003, the Company was charged management fees of $72,000 (2004 - $72,000) by October Sun from whom the Company acquired Anhydride USA. October Sun is related to the Company by way of significant influence. As of April 30, 2005, $58,061 (2004 - $509,290) was owed to October Sun. Included in the balance owed as of April 30, 2004 was a $400,000 convertible note which bears interest at 6% and may be converted into units at the lower of $0.25 per unit or the then market on the date of conversion until December 31, 2004. At April 30, 2003, 2004 and through to the date of conversion, October Sun waived all rights to the interest. On conversion of the note each unit is to consist of one common share of the Company and a warrant to purchase an additional common share at 133% of the unit price for one year following the date of conversion. On September 14, 2004 October Sun converted the note into 1,600,000 common shares and 1,600,000 warrants to purchase that same number of common shares at $0.34 per share until September 14, 2005. The balance of funds owed, being $58,061, is without interest or stated terms of repayment.

      (c) Included in 2003 exploration costs is $57,230 related to an officer who was acting in the Company's exploration programs. This same officer also received $28,770 in management fees. As at April 30, 2003 a total of $33,200 was due to this officer. During the year ended April 30, 2004 $30,000 of this amount was settled by the officer exercising an option to acquire 300,000 common shares. During the year ended April 30, 2004 this officer was paid management fees of $54,857 which includes $30,000 paid by way of issuing him an additional 300,000 common shares. During September, 2003 this officer resigned his position with the Company and no amounts were owed to him.

      (d) The Company accrued fees of $3,271 in 2003 to a director and officer, included in advertising and promotion expenses, were written off during 2004.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
11.   RELATED PARTY TRANSACTIONS (Continued)

      (e) United Corporate Advisors ("UCA") is related to the Company by way of common directors. As of April 30, 2005, $11,628 (2004 - $232,188)
            was owed to UCA and included in due to related parties. Included in the balance owed as of April 30, 2004 was a $195,000 convertible note which bears interest at 6% and may be converted into units at the lower of $0.25 per unit or the then market on the date of conversion until December 31, 2004. At April 30, 2003, 2004 and through to the date of conversion, UCA waived all rights to the interest. On conversion of the note each unit is to consist of one common share of the Company and a warrant to purchase an additional common share at 133% of the unit price for one year following the date of conversion. On September 14, 2004 UCA converted the note into 780,000 common shares and 780,000 warrants to purchase that same number of common shares at $0.34 per share until September 14, 2005. The balance of funds owed, being $11,628, is without interest or stated terms of repayment.

      (f) Included in consulting expenses for the year ended April 30, 2004 is $39,100 pertaining to 230,000 shares issued to directors of the Company under the 2003b Plan. During the year ended April 30, 2005, pursuant to various Company stock option plans, directors of the company were issued 650,000 common shares and deemed proceeds of $151,000 were charged to consulting. Also included in consulting for the year ended April 30, 2005 is $4,611 paid to directors of the Company.

12.   COMPREHENSIVE LOSS

      ====================================================================================
                                                 2005             2004             2003
      ------------------------------------------------------------------------------------
      Net loss                              $(5,109,073)     $(1,581,054)     $(2,289,124)
      Other comprehensive income (loss)         (53,270)         (37,014)         (79,340)
      ------------------------------------------------------------------------------------
                                            $(5,162,343)     $(1,618,068)     $(2,368,464)
      ====================================================================================

13.   INCOME TAXES

      As at April 30, 2005, the Company has available a net operating loss carryforward of approximately $4,700,000 (2004 - $2,372,000) which it may use to offset future United States federal taxable income. The net operating loss carryforward, if not utilized, will begin to expire in 2017. A deferred tax asset approximating $1,842,000 (2004 - $1,360,000)
      stemming from temporary timing differences between the accounting and tax treatment of certain assets and liabilities, as well as from the Company's net operating loss carryforwards, has been reduced by a valuation allowance to $Nil due to uncertainties regarding the utilization of the deferred assets.

      Anhydride Canada has net operating losses of approximately $470,000 (2004
      - $470,000) which may be applied against future taxable income generated in Canada which begin to expire in 2009. Anhydride Canada also has a total of $1,129,000 ($1,129,000) in pooled Canadian exploration expenditures which may be carried forward indefinitely and applied against future taxable income. A deferred tax asset approximating $570,000 (2004 - $570,000) stemming from temporary timing differences between the accounting and tax treatment of certain assets and liabilities, as well as from the Company's net operating loss carryforwards, has been reduced by a valuation allowance to $Nil (2004 - Nil) due to uncertainties regarding the utilization of the deferred assets.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
13.   INCOME TAXES - to be updated (Continued)

      OQI has net operating losses of approximately $310,000 (2004 - $Nil). As at April 30, 2005, the Company had a deferred tax liability related to differences between the accounting and tax values for certain assets. Such a liability stems from the renunciation of exploration expenditures to investors. The net effect of the deferred tax asset related to operating losses and deferred tax liability is a deferred tax liability of approximately $142,000 (2004 - $Nil), which has been recognized in these consolidated financial statements.

      Western Petrochemicals has net operating losses of approximately $764,000 (2004 - $718,000) which may be applied against future taxable income generated in Canada which begin to expire in 2008. A deferred tax asset approximating $272,000 (2004 - $256,000) stemming from the Company's net operating loss carryforwards, has been reduced by a valuation allowance to $Nil due to uncertainties regarding the utilization of the deferred assets.

      Certain of the tax related filing for the above noted companies have not yet been submitted to the appropriate tax authorities. The above noted tax amounts and balances are also subject to review and assessment by the tax authorities and any changes, which may occur as a result of such review or assessment by the tax authorities has not been reflected in these financial statements.

14.   FARMOUT AGREEMENTS

      During the year ended April 30, 2003, the Company entered into the following Farmout and or exploration agreement (the "Farmout Agreements") as follows:

      (a) Anhydride Petroleum Limited Partnership (the "Limited Partnership") The Company entered into two Farmout Agreements, on essentially the same terms with the Limited Partnership with respect to the Athabasca and Firebag Prospects. Under the terms of the Farmout Agreements the Limited Partnership will earn a 1% working interest in a Prospect for each $54,000 CDN incurred in exploration expenditures on that Prospect, up to a maximum of a combined 25% working interest, both before and after payout, subject to royalty interests. Anhydride Canada is the operator under each of the Farmout Agreements.

            Under the terms of each of the Farmout Agreements, following earn-in of an interest, including a fractional interest, in a Prospect, the Limited Partnership will be entitled to approve all further work carried out on the Prospect, which consent may be unreasonably withheld.

            Under the Farmout Agreements, the Limited Partnership agreed to grant the Company a call option (the "Working Interest Call Option") under which the Company may purchase the working interests earned by the Limited Partnership in the Prospects in consideration for paying a predetermined purchase amount. The purchase amount comprises a base amount and a performance amount where the base amount is equal to 130% of the incurred earn-in expenditures of the Partnership paid in shares of the Company, with such shares valued at the average five day closing price at the time the call option is exercised. The shares to be issued by the Company will be restricted securities in the United States and be subject to resale restrictions in the United States and Canada.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
14.   FARMOUT AGREEMENTS (Continued)

            Under the terms of the call option, however, the Company has granted the Partnership certain registration rights, under which the Company will file a registration statement with the Securities and Exchange Commission (the "SEC") in the United States registering the shares for sale (the "Call Option Registration Rights"). The performance amount will initially be $Nil. For every 90-day period following the exercise of the call option that expires without a registration statement being filed, the performance amount is increased by 20% of the incurred earn-in expenditures of the Partnership paid-in shares of the Company. The Performance Amount will be paid, as earned, in shares of the Company with such shares valued at the average five day closing price at the time the respective performance amount is earned. On the sooner of the registration statement becoming effective or the shares issued on exercise of the call option otherwise becoming free of resale restrictions, the Performance Amount shall cease to accrue and no further shares of the Company will be payable.

            As consideration for granting of the call option in respect of the working interests in the Prospects, the Company has agreed to issue 1,500,000 transferable warrants to the Limited Partnership whereby it may acquire up to 750,000 common shares exercisable at a price of $0.50 per share for a period of one year ending July 11, 2003. The warrants will vest in proportion to the working interest earned in the Athabasca Prospect and Firebag Prospects, for each 1% working interest earned in a Prospect warrants to acquire 30,000 common shares of the Company will vest and be immediately exercisable. The shares issued on exercise of the warrants will be subject to resale restrictions.

            The Company subsequently amended the terms of the exploration agreements whereby the number of shares to be issued pursuant to the warrants was increased to 1,500,000 and the price per share issued was lowered to $0.25 per share. The rate at which the Limited Partnership shall earn a 1% working interest was increased to $60,000 CDN. The Company also agreed to pay costs associated with the start-up of the Limited Partnership.

            Based on the Limited Partnerships exploration expenditures of $483,000 CDN as at April 30, 2003 they were entitled to warrants to acquire 483,000 common shares at $0.25 per share, which subsequently expired.

      (b)   Other joint venture partners

            The Company entered into four exploration agreements (the "Exploration Agreements"), pursuant to which $266,310 ($410,000 CDN) was advanced for exploration on the Athabasca Prospect. In consideration thereof the Company earned a working interest in the Athabasca Prospect.

            Pursuant to the Exploration Agreements the Company acquired an option to acquire their working interests back on terms similar to those granted by the Limited Partnership. In exchange for acquiring the options the Company has agreed to issue warrants to purchase up to 410,000 common shares at an exercise price of $0.25 per share which expired unexercised during the year ended April 30, 2004.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
14.   FARMOUT AGREEMENTS (Continued)

      (c)   PNG Ventures, Inc. ("PNGV")

            Pursuant to a letter agreement PNGV had advanced a total of $214,821 for a working interest in the Athabasca Prospect.
15.   EARTH ENERGY LICENCE AGREEMENT

      On August 12, 2003, the Company became party to an exclusive license agreement for Canada, Central and South America with Earth Energy Resources Ltd. ("Earth Energy") and West Peak Ventures of Canada Ltd. ("West Peak") for the use of Earth Energy's proprietary catalytic process. The process includes a proprietary Catalyst in conjunction with processing equipment to separate hydrocarbons from sand, shale or oil. Under the terms of the underlying license agreement with Earth Energy, the Company was to have paid $375,799, subject to certain conditions, of which it paid $106,508 ($150,000 CDN). The Company was also to pay a royalty of 5% and had the right to purchase catalyst and processing equipment from Earth Energy Resources Ltd. for cost plus 25%. In conjunction with this agreement the Company also had a three-year option, on the same terms, on a Central and South American license agreement with the exception that the license fee is a one-time payment of $500,000 US.

      During the year ended April 30, 2005 the above noted licence agreement was cancelled and replaced with a new agreement whereby the Company is to receive a 2.5% of gross revenue and 12.5% of net profits from product sold and income earned (the "Royalty") from products and processes related to certain patented chemical formulations utilized for applications related to the extraction of oil from surface mines tar sands, oil shale and soil reclamation (the "Catalyst") in Canada. The Company may also elect to receive a similar Royalty from Central and South America, subject to a payment of $500,000 that may be paid by way of offset and forfeiture of the first $500,000 in Royalties. Earth Energy has the right to name four entities and their affiliates upon which the Company will only receive 50% of the Royalty. The Company also has the right to purchase the Catalyst, at cost, and equipment from Earth Energy, at cost plus 25%, on any properties that the Company has a greater than 15% interest. As the present value of this agreement is currently undeterminable, the previously recorded licence costs have been written down by $106,507 and the licence is now recorded as $1.

16.   CONTINGENCY

      In a statement of claim filed against Anhydride Canada and others, the plaintiffs claim they owned a 63.3% interest in the 7-32 well on the Athabasca prospect. The claim also seeks general damages of $5,000,000 CDN from the defendants as well as monetary and special damages as determined by the court. A statement of defence was filed by Anhydride Canada, but given that the property has been written off it will not be actively pursued. Since filing of the statement of defence in April 2003, no further action has been taken by the plaintiff. The Company believes the claim is frivolous and without merit and as such no amount has been accrued by the Company at April 30, 2004 and 2005.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
17.   CONVERTIBLE DEBENTURES

      During the year ended April 30, 2004 the Company issued $1,000,000 of 6% secured convertible debentures with a maturity date of June 1, 2004, which was subsequently extended. These debentures were secured by a general security agreement over all of the Company's property. The debentures are convertible into common shares at the lower of 70% of the five-day average closing price of the Company's common shares or $0.45 per share, provided that while the debentures are in good standing the conversion price will not be below $0.15 per share. This resulted in a non-cash financing expense to the Company of $204,705. The Company also issued to the debenture holders 2,666,666 warrants to purchase the same amount of common shares and included in non-cash financing expense is $259,893 reflecting the beneficial conversion of the warrants.

      During the year ended April 30, 2005 the Company issued $1,500,000 of 6% secured convertible debentures with a maturity date of February 28, 2005, which was subsequently extended. These debentures were secured by a general security agreement over all of the Company's property. The debentures are convertible into common shares at the lower of 70% of the five-day average closing price of the Company's common shares or $0.45 per share, provided that while the debentures are in good standing the conversion price will not be below $0.15 per share. The Company also issued to the debenture holders 5,666,166 warrants to purchase the same amount of common shares. As a result of the issuance of these convertible debentures a non-cash financing expense of $1,211,421 was charged to operations.

      During the year ended April 30, 2005 the above noted convertible debentures and related interest and penalties were converted into 11,827,668 common shares and no amount remained outstanding as at April 30, 2005.

      On June 9, 2005 the Company issued 7% convertible notes for an aggregate principal amount of $2,000,000. The Company has agreed to make monthly payments equal to one-twelfth of the initial principal amount of the note plus any other amounts due, including interest. The monthly payments for the first three months may be deferred until the fourth month and are payable in either shares, subject to an effective registration statement, or cash. Should the Company elect to make the monthly payment in cash then it must pay 130% of the principal plus 100% of any other amounts due, including interest. If the Company elects to have the monthly payment paid in shares then the note holders may convert at anytime thereafter into common shares of the Company at the lesser of i) $0.60, ii) 135% of the average of the five lowest closing bid prices of the Company's common stock for the ten trading days preceding the effective date of a registration statement registering the underlying shares and warrants for resale and iii) 70% of the average of the five lowest closing bid prices of the Company's common stock for the ten trading days preceding the date of conversion. Should the Company fail to make a timely election to pay in cash or shares or to actually make the cash payment then the holders of the notes may determine whether they want to be paid in cash or shares on the terms noted above. Pursuant to this offering the Company issued 500,000, warrants to purchase that same number of common shares at $0.45 until June 9, 2007, 5,000,000 warrants to purchase that same number of common shares at $0.55 per share until June 9, 2007 and 2,500,000 warrants to purchase that same number of common shares at $1.50 until June 9, 2007. In conjunction with this offering the Company has paid $200,000 in finders fees and has agreed to pay a finders fee of 10% from any of the 5,000,000 warrants to purchase that same number of common shares at $0.55 per share until June 9, 2007 that are exercised. The agreement contains certain registration rights for the underlying shares of common stock and warrants and the Company will incur a 2% penalty if the registration statement is not filed by July 24, 2005 with a 2% penalty each 30 days thereafter until filed and a 2% penalty if the registration statement is not effective by December 6, 2005 with a 2% penalty each 30 days thereafter until effective. To date the Company has not filed its registration statement.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                   Notes to Consolidated Financial Statements
            Years Ended April 30, 2005, 2004 and 2003 and the Period
              From April 3, 1998 (Inception) Through April 30, 2005
                                 (U.S. Dollars)
================================================================================
18.   INVESTMENT IN ENERGY 51 INC.

      On April 7, 2004, the Company entered into an equity participation and farmout agreement with Energy 51 Inc. ("Energy 51"). Pursuant to this agreement the Company purchased 750,000 common shares of Energy 51 for $152,800. Energy 51 is a privately held Alberta company engaged in the exploration and development of oil and gas primarily in Alberta. The agreement granted the Company the right to purchase a further 750,000 common shares for $157,491 to bring its interest in Energy 51 to 25% which the Company exercised during the year ended April 30, 2005. Subsequent to April 30, 2005, Energy 51 completed a share financing in which it raised $14,182,425 ($17,850,000 CDN) and the Company's interest in Energy 51 was reduced to 2%.

      As part of this agreement the Company must be offered the right to participate on all prospects generated by Energy 51 until April 1, 2006. During the year ended April 30, 2005 the Company agreed to participate in the Sylvan Lake and Barrhead oil and gas prospects and included in exploration is $53,428 and $78,428 respectively, in related exploration costs.

19.   COMMITMENTS

      The Company entered into a joint venture with a major Canadian chemical company to jointly determine the commercial value of the shale oil in the Pasquia Hills prospect. This agreement is made up of a number of phases and each party may decide not to proceed at any time by giving notice. Phase one consists of research at an estimated cost of $50,000, which, along with the information gathered is to be split equally between the parties. Subsequent phases involve further research and feasibility geared ultimately towards a production contract where the major Canadian chemical company would purchase petrochemical feedstock from the Company for further processing.

      The Company has entered into a joint venture agreement (the "Sulfoxy Joint Venture") whereby it has agreed to fund research and development relating to the improvement of bitumen recovery from surface mineable oil sands ore and in-situ recovery of bitumen and heavy oils by oxidation and sulfonation of asphaltens as to $163,054 ($205,220 CDN) to obtain a 60% interest. Upon earning a 60% interest in the joint venture the Company may elect to purchase an additional 15% joint venture interest for $1,191,800 ($1,500,000 CDN). To date no payments have been made pursuant to this agreement, however, the Company is committed to contributing not less than $73,550 ($92,570 CDN) on or before September 1, 2005 for the phase one work plan and $89,504 ($112,650 CDN) on or before February 28, 2006, subject to the Company approving the anticipated phase two work plan.

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
                        Consolidated Financial Statements
                   For The Nine Months Ended January 31, 2006
                      (Unaudited - Prepared by Management)
                                 (U.S. Dollars)

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
                   Consolidated Balance Sheets (U.S. Dollars)

                                                   JANUARY 31,       APRIL 30,
                                                     2006              2005
                         ASSETS                   (UNAUDITED)       (AUDITED)
                                                 --------------   --------------
CURRENT
     Cash                                        $   23,998,763   $    1,022,175
     Accounts Receivable                                244,251           20,327
     Exploration Advances and Deposits                   17,248          167,283
     Share subscription recievable                      300,000               --
     Prepaid expenses                                 4,268,333               --
                                                 --------------   --------------
                                                     28,828,595        1,209,785
PROPERTIES (note 4)                                  15,614,256        5,773,464
EARTH ENERGY LICENSE AGREEMENT  (note 10)                     1                1
INVESTMENT IN ENERGY 51 INC. (note 12)                  310,291          310,291
INVESTMENT IN URANIUM HOLDINGS
    CORPORATION (note 4b)                                   815              815
                                                 --------------   --------------
                                                 $   44,753,958   $    7,294,356
                                                 ==============   ==============

                         LIABILITIES
CURRENT
    Accounts Payable (note 9)                    $    2,841,077   $    2,029,734
    Convertible Debentures  (note 4(d) and 11)        4,238,109          876,073
    Due to Related Parties (note 8)                      58,062           69,689
                                                 --------------   --------------
                                                      7,137,248        2,975,496
FUTURE INCOME TAXES (Note 14)                         1,050,091          142,594
NON-CONTROLLING SHAREHOLDER INTEREST (Note 4(d))      4,744,388          448,224
                                                 --------------   --------------
                                                     12,931,727        3,566,314
                                                 --------------   --------------
COMMITMENTS AND CONTINGENCIES
    (notes 2, 4, 5, 6, 7, 8, 9, 11,
    13 14, and 15)

                         STOCKHOLDERS' EQUITY
CAPITAL STOCK
Authorized
     250,000,000 Common stock with a par
         value of $0.001 each (note 5)
     10,000,000 Preferred stock with a par
         value of $0.001 each
Issued
     105,680,781 Common stock (note 5)                105,681
      58,408,661 Common stock                         58,409
TREASURY STOCK                                            (23)              (23)
ADDITIONAL PAID-IN CAPITAL                         60,868,444        13,835,455
DEFICIT ACCUMULATED DURING EXPLORATION STAGE      (29,725,272)       (9,999,965)
OTHER COMPREHENSIVE INCOME (LOSS)                     573,401          (165,834)
                                                 --------------   --------------
                                                   31,822,231         3,728,042
                                                 --------------   --------------
                                               $   44,753,958    $    7,294,356
                                               ==============    ==============
See Notes to Consolidated Financial Statements

                          CANWEST PETROLEUM CORPORATION
                      (Formerly Uranium Power Corporation)
                         (An Exploration Stage Company)
              Consolidated Statements of Operations (U.S. Dollars)
                      (Unaudited - Prepared by Management)

                                                                                                          ON APRIL 3,
                                                                                                             1998
                                              THREE MONTHS ENDED                NINE MONTHS ENDED          THROUGH
                                                  JANUARY 31,                      JANUARY 31,            JANUARY 31,
                                            2006             2005           2006                2005         2006
                                         ----------------------------------------------------------------------------
EXPENDITURES
     Non-cash financing expenses         $    408,899    $    382,081    $  6,094,908    $  1,593,502    $  8,519,063
     Consulting                             6,270,764         367,984       8,237,411       1,341,829      10,547,767
     Exploration costs                      3,813,360         159,359       4,885,393         360,234       6,710,354
     Advertising and Promotion                992,518          70,264       1,617,775         186,204       2,491,705
     Professional Fees                        217,978          50,534         405,877         199,969       1,127,782
     Interest and Bank Charges                303,748          26,663         461,147         124,516         629,766
     Office                                   126,570          24,571         203,223          45,073         309,940
     Transfer Agent Fees                       27,020          14,134          82,210          38,017         161,469
     Travel                                    37,330           8,180          74,572          22,285         225,706
     Rent                                      29,015           7,184          58,597          19,754         134,516
     Management Fee                                --          18,000              --          54,000         414,602
     Equity loss from investment                   --              --              --              --          19,713
     Incorporation cost written off                --              --              --              --             700
     Write down of licence                         --              --              --              --         106,507
     Write-off of Exploration Property             --              --              --              --         856,359
                                         ------------    ------------    ------------    ------------    ------------
                                           12,227,202       1,128,954      22,121,113       3,985,383      32,255,949
OTHER ITEMS
     Recovery of exploration costs                 --              --        (736,782)             --        (736,782)
     Interest Income                          (59,096)             --        (109,835)             --        (109,835)
                                         ------------    ------------    ------------    ------------    ------------
LOSS BEFORE INCOME TAX EXPENSE
  (RECOVERY) AND MINORITY INTEREST         12,168,106       1,128,954      21,274,496       3,985,383      31,409,332
INCOME TAX EXPENSE (RECOVERY)                 (38,351)        (21,411)        (32,651)        (21,411)        (72,036)
                                         ------------    ------------    ------------    ------------    ------------
LOSS BEFORE MINORITY INTEREST              12,129,755       1,107,543      21,241,845       3,963,972      31,337,296
MINORITY INTEREST                          (1,170,719)        (47,197)     (1,516,538)        (47,197)     (1,612,024)
                                         ------------    ------------    ------------    ------------    ------------
NET LOSS FOR PERIOD                      $ 10,959,036    $  1,060,346    $ 19,725,307    $  3,916,775    $ 29,725,272
                                         ============    ============    ============    ============    ============
Net Loss Per Share                       $      (0.12)   $      (0.03)   $      (0.27)   $      (0.14)
                                         ============    ============    ============    ============

Weighted Average Number of shares
Outstanding                                91,394,612      34,768,630      73,629,373      27,450,214
                                         ============    ============    ============    ============


See Notes to Consolidated Financial Statements

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
   Consolidated Statements of Stockholders' Equity (Deficiency) (U.S. Dollars)
             For the Nine Months Ended January 31, 2006 (unaudited)
                         and Year Ended April 30, 2005

                                           Shares       par Value       Shares         Par Value
                                        ------------   ------------   ------------    ------------
BALANCE. APRIL 30, 2004                   20,784,838   $     20,785        (23,000)   $        (23)
Common stock issued for:
  Settlement of debt                      16,607,161         16,607             --              --
  Cash                                     3,801,972          3,802             --              --
  Services                                 4,436,566          4,437             --              --
  Property                                12,778,124         12,778             --              --
Stock option compensation expense                 --             --             --              --
Beneficial conversion feature of
  convertible debentures                          --             --             --              --
Other comprehensive (loss)                        --             --             --              --
Net loss                                          --             --             --              --
                                        ------------   ------------   ------------    ------------
BALANCE. APRIL 30, 2005                   58,408,661         58,409        (23,000)            (23)
Common stock issued for:
  Settlement of debt                       4,845,224          4,846             --              --
  Cash                                    21,734,155         21,733             --              --
  Cashless exercise of warrants and
    options                                9,865,638          9,866             --              --
  Property                                   114,015            114             --              --
  Services                                10,128,210         10,713             --              --
Stock option compensation expense                 --             --             --              --
Beneficial conversion feature of
  convertible debentures and warrants        584,878             --             --              --
Other comprehensive income
  Exchange gain on  translation                   --             --             --              --
Net loss                                          --             --             --              --
                                        ------------   ------------   ------------    ------------
BALANCE. JANUARY 31, 2006                105,680,781   $    105,681        (23,000)   $        (23)
                                        ============   ============   ============    ============

                                          Capital       income (loss)      Stage        (Deficiency)
                                        ------------    ------------    ------------    ------------
BALANCE. APRIL 30, 2004                 $  2,955,768    $   (112,564)   $ (4,890,892)   $ (2,026,926)
Common stock issued for:
  Settlement of debt                       3,752,292              --              --       3,768,899
  Cash                                       998,555              --              --       1,002,357
  Services                                 1,245,290              --              --       1,249,727
  Property                                 2,855,441              --              --       2,868,219
Stock option compensation expense             68,552              --              --          68,552
Beneficial conversion feature of
  convertible debentures                   1,959,557              --              --       1,959,557
Other comprehensive (loss)                        --         (53,270)             --         (53,270)
Net loss                                          --              --      (5,109,073)     (5,109,073)
                                        ------------    ------------    ------------    ------------
BALANCE. APRIL 30, 2005                   13,835,455        (165,834)     (9,999,965)      3,728,042
Common stock issued for:
  Settlement of debt                       2,389,462              --              --       2,394,308
  Cash                                    26,286,545              --              --      26,308,278
  Cashless exercise of warrants and
    options                                   (9,866)             --              --              --
  Property                                   125,157              --              --         125,271
  Services                                 8,351,721              --              --       8,362,434
Stock option compensation expense          3,795,062              --              --       3,795,062
Beneficial conversion feature of
  convertible debentures and warrants      6,094,908              --              --       6,094,908
Other comprehensive income
  Exchange gain on  translation                   --         739,235              --         739,235
Net loss                                          --              --     (19,725,307)    (19,725,307)
                                        ------------    ------------    ------------    ------------
BALANCE. JANUARY 31, 2006               $ 60,868,444    $    573,401    $(29,725,272)   $ 31,822,231
                                        ============    ============    ============    ============

 See Notes to Consolidated Financial Statements

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
              Consolidated Statements of Cash Flows (U.S. Dollars)
                      (Unaudited - Prepared by Management)

                                                                               FROM
                                                                             INCEPTION
                                                                             ON APRIL 3,
                                              FOR THE NINE MONTHS ENDED       1998 TO
                                                      JANUARY 31,            JANUARY 31,
                                                2006           2005             2006
                                                ----           ----             ----
Operating Activities
Net loss                                    $(19,725,307)   $ (3,916,775)   $(29,725,272)
Adjustments to reconcile net
loss to net cash used operating activites
  Stock option compensation expenses           3,795,062          28,395       4,106,678
  Consulting expenses acquired for shares      3,777,416         969,060       5,195,416
  Exploration costs acquired for shares          316,685          88,667         542,683
  Recovery of exploration costs                 (736,782)             --        (736,782)
  Equity loss from investment                         --              --          19,713
  Non cash financing expense                   6,094,908       1,593,502       8,519,063
  Write-down of exploration property                  --              --         856,359
  Write-down of licence                               --              --         106,507
  Income tax expense (recovery)                  (32,651)        (21,411)        (72,036)
  Minority interest                           (1,516,538)        (47,197)     (1,612,024)
Changes in Non-cash Working Capital
   Accounts Recievable                          (373,889)       (252,004)       (561,499)
   Accounts Payable                            1,914,125         430,164       4,458,504
                                            ------------    ------------    ------------
                                              (6,486,971)     (1,127,599)     (8,902,690)
                                            ------------    ------------    ------------
INVESTING ACTIVITY
   Earth Energy Licence                               --              --        (106,508)
   Property acquisitions                      (9,715,521)     (1,385,766)    (13,168,510)
  Investment in Energy 51 Inc.                        --        (157,491)       (310,291)
                                            ------------    ------------    ------------
                                              (9,715,521)     (1,543,257)    (13,585,309)
                                            ------------    ------------    ------------
FINANCING ACTIVITIES
   Issuance of shares for cash                26,308,278         484,444      28,716,671
   Convertible debentures                      5,390,344       1,622,816       8,914,467
   Common stock returned to treasury                  --              --         (15,212)
   Advances from related parties                 (11,627)          4,978         653,062
  Future income taxes                            940,148         189,046       1,122,127
  Non-controling minority interest             5,812,702         476,050       6,356,412
                                            ------------    ------------    ------------
                                              38,439,845       2,777,334      45,747,527
                                            ------------    ------------    ------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH          739,235              --         739,235
                                            ------------    ------------    ------------

INFLOW (OUTFLOW) OF CASH                      22,976,588         106,478      23,998,763
CASH, BEGINNING OF PERIOD                      1,022,175         348,636              --
                                            ------------    ------------    ------------
CASH, END OF PERIOD                         $ 23,998,763    $    455,114    $ 23,998,763
                                            ============    ============    ============
NON-CASH FINANCING ACTIVITITES
   Common stock deemed to be issued
     for resource properties                $    125,271    $     19,000    $  3,462,269
                                            ============    ============    ============
  Warrants granted on purchase of
    resource properties                     $         --    $         --    $     50,000
                                            ============    ============    ============
  Common stock issued for services          $  8,362,434    $  1,057,727    $  9,894,101
                                            ============    ============    ============
  Common stock issued for debt              $  2,394,308    $  2,322,698    $  6,163,207
                                            ============    ============    ============


See Notes to Consolidated Financial Statements

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
            Notes to Consolidated Financial Statements (U.S. Dollars)
                   For the Nine Months Ended January 31, 2006
                      (Unaudited - Prepared by Management)


1.    BASIS OF PRESENTATION

      These unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information. These financial statements are condensed and do not include all disclosures required for annual financial statements. The organization and business of the Company, accounting policies followed by the Company and other information are contained in the notes to the Company's audited consolidated financial statements filed as part of the Company's April 30, 2005 Form 10KSB.

      In the opinion of the Company's management, these consolidated financial statements reflect all adjustments necessary to present fairly the Company's financial position at January 31, 2006 and April 30, 2005 and the results of operations for the three and nine months ended January 31, 2006 and the statement of cash flows for the three and nine months ended January 31, 2006. The results of operations for the nine months ended January 31, 2006 are not necessarily indicative of the results to be expected for the entire fiscal year.

      These consolidated financial statements include the accounts of the Company, formerly called Uranium Power Corporation, and the following:

            - its wholly owned subsidiary, Anhydride Petroleum (USA), Inc. ("Anhydride USA") and Anhydride USA's wholly owned subsidiary Anhydride Petroleum (Canada) Inc. ("Anhydride Canada"), both acquired April 30, 2002, until October 31, 2005 when Anhydride Canada was sold to a third party for nominal cash proceeds. As a result of the disposal of Anhydride Canada the Company recorded a $736,782 recovery of exploration expenses pertaining to accounts payable of Anhydride Canada;

            - Oilsands Quest Inc. ("OQI") in which the Company holds a 66.8% interest (note 4(d));

            - Western Petrochemicals Corp. ("Western Petrochemicals") in which the Company holds a 97.53% interest (note 4(c)); and

            - Township Petroleum Corporation ("Township"), which the Company holds a 100% interest.

      All intercompany transactions have been eliminated.

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
            Notes to Consolidated Financial Statements (U.S. Dollars)
                     For Nine Months Ended January 31, 2006
                      (Unaudited - Prepared by Management)

2.    GOING CONCERN

      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a going-concern basis. This presumes funds will be available to finance on-going development, operations and capital expenditures and the realization of assets and the payment of liabilities in the normal course of operations for the foreseeable future. Management intends to raise additional capital through share issuances to finance operations and invest in other business opportunities.

      These financial statements do not give effect to any adjustments to the amounts and classification of assets and liabilities, which might be necessary should the Company be unable to continue as a going concern.

   3. LOSS PER SHARE

      Net loss per share computations is based on the weighted average number of shares outstanding during the period. Common stock equivalents have not been included as their effects are anti-dilutive.

   4. PROPERTIES

                           Hocking Lake
                           and           Pasquia Hills,
                           Henday Lake      Oil Shale    Firebag, Sask.         Eagles Nest,
                           Properties        Project    Tar Sands Project     Tar Sands Project       Total
                           (note 4(a))     (note 4(c))    (note 4(d))            (note 4(e))
--------------------------------------------------------------------------------------------------------------
Balance April 30, 2004     $           1   $   118,455     $        --        $               --   $   118,456
Acquisition of property               --     3,294,237       2,360,771                        --     5,655,008
                           -------------   -----------     -----------        ------------------   -----------
Balance April 30, 2005                 1     3,412,692       2,360,771                        --     5,773,464
Acquisition of property               --        66,782       8,921,551                   852,459     9,840,792
                           -------------   -----------     -----------        ------------------   -----------
Balance January 31, 2006   $           1   $ 3,479,474     $11,282,322        $          852,459   $15,614,256
                           =============   ===========     ===========        ==================   ===========

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
            Notes to Consolidated Financial Statements (U.S. Dollars)
                     For Nine Months Ended January 31, 2006
                      (Unaudited - Prepared by Management)

4. PROPERTIES (continued)

      (a)   Hocking Lake Property and Henday Lake Property

      By agreement dated April 13, 1998, the Company acquired all the assets of Athabasca Uranium Syndicate (a British Columbia, Canada syndicate) which consisted of cash and the Hocking Lake Property and Henday Lake Property. These properties were acquired in 1997 by the syndicate for $59,459 being the sellers' historical cost as the sellers were the controlling stockholders.

      Consideration given to the members of the syndicate was 6,000,000 common stock of the Company at a par value of $0.001 each. The cost of the assets acquired totalled $97,834.

      The Henday Lake Property was transferred to Uranium Holdings Corporation in December 2000 (note 4(b)). As of April 30, 2002 all claims related to the Hocking Lake Property had lapsed.

      (b) Uranium Holdings Corporation

      Pursuant to a letter of intent dated December 1, 2000 with one of its stockholders, the Company transferred all its rights to the Henday Lake Property to a newly formed company, Uranium Holdings Corporation ("UHC"), a Nevada Corporation, in exchange for $131,183 to be spent on the Henday Lake Property and 20% of the equity of UHC.

      The Company will continue to hold a 20% interest in the claims transferred to UHC regardless of the equity issued subsequent to the incorporation of UHC. The Company shall have a carried interest in the claims until such time as a total of $163,334 has been expended on the property. Subsequent to such expenditure, the Company shall retain the right to participate on the same basis as the investors in future expenditure programs on a pro-rata basis. Should the Company not provide the requested funds within 30 days of written demand, the Company's 20% interest shall be reduced in such manner as may reasonably be negotiated between the parties. As of April 30, 2005, $496,619 (2004 - $475,584) had been spent on the property.
      During the year ended April 30, 2005, the Company expended $4,207 (2004 - $59,525) to maintain its 20% interest in the claims. Subsequent to April 30, 2005 the Company has not been called to expend any money to maintain its interest.

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
            Notes to Consolidated Financial Statements (U.S. Dollars)
                     For Nine Months Ended January 31, 2006
                      (Unaudited - Prepared by Management)

4. PROPERTIES (continued)

      (c)   Pasquia Hills, Oil Shale Project

      During the year ended April 30, 2004, the Company acquired the right to acquire a 60% joint venture interest in the Pasquia Hills oil shale project, covering approximately 700,000 acres located in the Pasquia Hills area of Saskatchewan, from Western Petrochemicals. Pursuant to the agreement the Company has made a payment of $26,090 to Western Petrochemicals and has paid certain other costs on Western Petrochemicals behalf which have been included in property acquisition costs. The Company also acquired the rights to a farm-in agreement on the Pasquia Hills land from a non-related company for 92,000 shares of common stock, with a cost of $36,114, and a cash payment of $29,923.

      On April 21, 2005 the Company issued 10,728,124 common shares for a 97.53% interest in Western Petrochemicals Corp., which holds the permits to the Pasquia Hills, Oil Shale Project. At the time the shares were issued Western Petrochemicals liabilities exceeded its assets by $926,200 and this along with $2,209,219 for the common shares issued has been recorded as Pasquia Hills property acquisition costs. The Company has agreed to acquire all of the remaining shares held by the non-controlling shareholders through the issuance of 271,876 common shares, these shares have not yet been issued.

      (d)   Firebag, Sask., Tar Sands Project

      During the year ended April 30, 2005 the Company acquired a 49% interest in the Firebag, Saskatchewan prospect that covers approximately 2,000 square miles in northwestern Saskatchewan along the Alberta border. The prospective lands host Fort McMurray and Wabiskaw Palo channel zones containing Athabasca Oil Sands. This interest was acquired for $769,125 in cash, 50,000 common shares with a deemed value of $19,000 and a 2.5% gross overriding royalty.

      The Company had another agreement to purchase the remaining 51% interest through the indirect purchase of 100% of the issued and outstanding shares of American Oilsands Company Inc., a private Alberta, Canada, company, for $1,202,131 plus 2 million common shares and $0.11 per barrel in royalties. Included in property costs for the year ended April 30, 2005 is non-refundable payment of $437,962 that the Company made towards this purchase and $640,000 related to the issuance of the 2 million common shares by the Company.

      The 49% interest in the Firebag Saskatchewan prospect is held by the Company's subsidiary OQI. The Company, acquired OQI on September 24, 2004 and held all 100 of the issued and outstanding shares. In order to finance the purchase OQI borrowed $849,545 ($1 million CDN) from the Company by way of a convertible note. This convertible note is due September 29,

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
            Notes to Consolidated Financial Statements (U.S. Dollars)
                   For the Nine Months Ended January 31, 2006
                      (Unaudited - Prepared by Management)

4. PROPERTIES (continued)

      (d)   Firebag, Sask., Tar Sands Project (continued)

      2008, bears interest at 3%. During the nine months ended January 31, 2006 the principal and interest were converted into 788,769 common shares of OQI.

      In order to secure management, raise funds for the exploration of the project and the payment required for the remaining 51% of the project OQI issued 3 million OQI shares to OQI management and 6,999,900 OQI shares to the Company all at $.001 per share.

      Additional private placements by OQI during the year ended April 30, 2005 were as follows:

      - Raised by way of a private placement $166,852 through the sale of 420,000 common shares;

      - OQI issued 315,000 common shares, pursuant to which income tax deductions pertaining to exploration equal to the proceeds are claimable by the investors ("Flow-through Common Shares"), for proceeds of $500,556 and 5,875 warrants to finders in relation to the sale of these shares whereby each warrant may be converted into one common share at $1.70 ($2.00 CDN) until June 30, 2006; and

      - OQI issued 15,000 common shares and 37,500 Flow-through Common Shares for cash proceeds of $78,659. OQI also issued 375 warrants to finders in relation to the sale of these shares whereby each warrant may be converted into one common share at $1.36 ($1.60 CDN) until October 1, 2006 and 625 warrants to finders in relation to the sale of these shares whereby each warrant may be converted into one common share at $1.70 ($2.00 CDN) until October 1, 2006.

      OQI also issued $934,500 ($1,100,000 CDN) 3% unsecured convertible debentures which mature as to $254,864 ($300,000 CDN) on February 28, 2008, $84,955 ($100,000 CDN) on April 1, 2008 and $594,682 ($700,000 CDN)
      on April 15, 2008. The notes are convertible into common shares of OQI at a rate of $1.06 ($1.25 CDN) for one year following their issuance and then at $1.36 ($1.60 CDN) per share until maturity. In conjunction with this offering OQI also issued 343,750 warrants to purchase that same number of common shares at a price of $1.36 ($1.60 CDN) until the earlier of i) the Company being listed for trading on a recognized stock exchange or ii) the maturity date.

      In conjunction with the above noted convertible debentures and warrant issuances the Company incurred $404,812 in non-cash financing expense.

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
            Notes to Consolidated Financial Statements (U.S. Dollars)
                   For the Nine Months Ended January 31, 2006
                      (Unaudited - Prepared by Management)

4. PROPERTIES (continued)

      (d) Firebag, Sask., Tar Sands Project (continued)

      OQI issued 300,000 options to acquire that same number of shares at $0.42 ($0.50 CDN) until November 12, 2009, subject to a vesting period of one year. During the nine months ended January 31, 2006 100,000 of these options expired and were cancelled and 100,000 new options were issued at $2.55 ($3.00 CDN) exercisable until August 15, 2010, subject to a vesting period of one year. Included in consulting expense is stock option compensation expense of $58,539 related to these options.

      From the proceeds of the share issuances and convertible debentures OQI made non-refundable property payments of $406,629 towards the purchase of the remaining 51% of the project leaving a commitment to pay $357,540 as at April 30, 2005.

      OQI reached agreement with its President and Chief Financial Officer whereby, subject to certain conditions, they each have agreed to provide their services to OQI in return for $71,362 ($84,000 CDN) per year until certain business targets are met and thereafter at $148,670 ($175,000 CDN) per year. These conditions were met during the nine months ended January 31, 2006. These agreements also contain termination clauses whereby OQI has agreed to pay the officers, subject to certain conditions, an amount of up to one and one-half times their annual pay should they be terminated for reasons other than cause.

      The Company has the right of first offer on future financings.

      As at April 30, 2005 the Company held 7,000,000 common shares, representing 64.89% of the issued and outstanding shares of OQI. The non-controlling shareholders 35.11% interest in OQI represented $448,224 of its net assets.

      During the nine months ended January 31, 2006, OQI completed the purchase of the remaining 51% interest in the property by paying $357,540. OQI now has a 100% interest in the property, subject to the above noted royalties.

      During the nine months ended January 31, 2006, OQI issued 1,524,875 Flow-through Common Shares and 767,628 units under a private placement for gross proceeds of $3,490,464. Each unit consisted of one common share and warrant entitling the holder to acquire one common share at $1.70 ($2.00
      CDN). These warrants expire as to 717,628 warrants on May 31, 2007 and 50,000 warrants on June 15, 2007. In conjunction with this financing OQI also issued agents warrants whereby the agent may acquire up to 146,475 common shares and 14,000 common shares both at $1.49 ($1.75 CDN) until May 31, 2008 and June 15, 2008 respectively and 146,475 common shares and 14,000 common shares both at $1.70 ($2.00 CDN) until May 31, 2008 and June 15, 2008 respectively. The Company has recorded a non-cash financing

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
            Notes to Consolidated Financial Statements (U.S. Dollars)
                   For the Nine Months Ended January 31, 2006
                      (Unaudited - Prepared by Management)

4. PROPERTIES (continued)

      (d) Firebag, Sask., Tar Sands Project (continued)

      expense of $125,605 relating to these warrants. During January 2006 OQI issued 320,950 common shares on the exercise of certain of these agents warrants.

      Also during the nine months ended January 31, 2006, the Company agreed to convert the non-refundable payment of $437,962 that the Company made towards the purchase of the 51% interest in the property into 297,688 common shares and a warrant to acquire up to an additional 647,688 common shares at $1.70 ($2.00 CDN) until June 13, 2007. The Company also entered into a financing agreement with OQI whereby it purchased 2,500,000 units for $13,732,047, of which $4,607,468 has been allocated to property costs. Each unit consisted of one common share on one share purchase warrant. Every two share purchase warrants will entitle the Company to purchase an additional common share at $8.50 ($10 CDN) until October 31, 2006. The Company also purchased 571,428 units from a third party for $4,932,482, of which $4,069,297 has been allocated to property costs. Each unit consisted of one common share of OQI and a warrant to purchase an additional share. The Company exercised these warrants at a cost of $992,063 and was issued an additional 571,428 common shares.

      During January 2006 OQI issued 400,000 options to its directors to acquire that number of common shares at $5.23 ($6 CDN) for five years. In conjunction with this issuance of options the Company has recorded a $234,393 stock option compensation benefit.

      As at January 31, 2006 the Company held 11,729,313 common shares, representing 66.8% of the issued and outstanding shares of OQI. The non-controlling shareholders 33.2% interest in OQI represented $4,744,388 of its net assets.

      Subsequent to January 31, 2006 OQI issued 328,969 common shares on the conversion of $400,000 CDN of its convertible debt.

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
            Notes to Consolidated Financial Statements (U.S. Dollars)
                   For the Nine Months Ended January 31, 2006
                      (Unaudited - Prepared by Management)

4. PROPERTIES (continued)

      (e) Eagles Nest, Tar Sands Project, (continued)

      The Company entered into an agreement with three third parties (collectively the Triple 7 Joint Venture) to post, acquire, develop and produce oil sands deposits located in the Athabasca Region of Alberta, Canada (the Triple 7 Joint Venture Agreement) whereby in consideration for the expertise and industry experience provided by Triple 7 Joint Venture the Company has agreed to pay the Triple 7 Joint Venture $127,432 ($150,000 CDN) payable in common shares for any leases acquired pursuant to a specific Alberta Crown sale of leases, paid during the nine months ended January 31, 2006. The Company has also agreed to pay the Triple 7 Joint Venture partners, as ongoing fees, $127,432 ($150,000 CDN) in cash or common shares (at the discretion of the Company) on the first and second anniversary dates of the Agreement. Shares issued under the agreement are subject to "piggyback" registration rights. On the third anniversary date of the agreement the Company shall pay to the Triple 7 Joint Venture $382,295 ($450,000 CDN) per parcel of acquired leases that have not been surrendered, or for which no commercial project has been identified. In the event that the Company receives a feasibility study, conducted by an independent third party, that indicates that a commercial project on one or more of the leases is economic and wishes to construct a commercial project, the Company is required to notify the Triple 7 Joint Venture. Upon commencement of construction of such a commercial project the Company shall pay to the Triple 7 Joint Venture the sum of $5,097,272 ($6,000,000 CDN). In addition to such payments the Company has granted each of the Triple 7 Joint Venture partners a royalty in the acquired leases of $0.03 Canadian on each barrel of crude bitumen produced, saved and sold from the Acquired Leases, or $382,295 ($450,000 CDN) per year, whichever is greater. Such royalty is governed by the royalty procedure, which stipulates, among other things, that the royalty will be secured by a lien, first charge or security interest on the royalty lands, and that the royalty is assignable or transferable subject to a right of first offer to Township.

      On August 24, 2005 the Company through its wholly owned subsidiary, Township, acquired one lease pursuant to the Triple 7 Joint Venture at a cost of $727,187. This prospect will be known as the Eagles Nest Project. To finance the acquisition of the project the Company issued convertible notes pursuant to which it also granted royalties of $0.0073 Canadian on each barrel of crude bitumen produced, saved and sold from the project. The Company then bought back $0.0015 Canadian of the royalties for 200,000 common shares at a deemed cost $80,000 which has been recorded as an exploration expense.

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
            Notes to Consolidated Financial Statements (U.S. Dollars)
                   For the Nine Months Ended January 31, 2006
                      (Unaudited - Prepared by Management)

5. COMMON STOCK

      (a)   Authorized common shares

      During the nine months ended January 31, 2006 the authorized number of common shares was increased to 250,000,000 from 100,000,000.

      (b)   Treasury stock

      During the year ended April 30, 2000 the Company purchased 23,000 shares of its common stock from the original owners who had acquired the shares prior to April 30, 2000 in a private placement. The common stock was purchased for the same amount as the proceeds from original issue.


      (c) Shares issued for services

      During the nine months ended January 31, 2006 the Company issued 2,000,000 common shares pursuant to a consulting agreement, at a deemed cost of $860,000, whereby the shares are earned evenly over a twelve-month period ending April 2006. The Company also issued 5,200,000 common shares pursuant to consulting agreements, at a deemed cost of $6,940,000, whereby the shares are earned evenly over a six month period ending May 2006. The deemed value of the contracted services not yet earned has been reflected in prepaid expenses. Also included in consulting expenses is 1,595,000 common shares issued to consultants for services at a deemed cost of $561,715 and 555,670 common shares issued to finders of the convertible note financing at a deemed cost of $222,268.

      (d)   Settlement with Anhydride Canada Creditors

      During the year ended April 30, 2004, in an attempt to settle outstanding liabilities of Anhydride Canada, the Company made an offer to creditors to settle outstanding debts for shares of the Company at a deemed price of $0.10 per share for every $0.15 CDN of debt held. The Company has received acceptances from creditors totalling $336,037 ($416,484 CDN) that represents 2,776,560 common shares. During the year ended April 30, 2004 the Company issued 287,638 shares pursuant to these agreements and during the year ended April 30, 2005 it issued an additional 493,493 shares. During the nine months ended January 31, 2006 the Company issued 33,529 common shares pursuant to these agreements.

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
            Notes to Consolidated Financial Statements (U.S. Dollars)
                   For the Nine Months Ended January 31, 2006
                      (Unaudited - Prepared by Management)

5. COMMON STOCK (continued)

      (e)   Anhydride Petroleum Limited Partnership

      Pursuant to an agreement between the Company and Anhydride Petroleum Limited Partnership (the "Limited Partnership"), the Company agreed to acquire the interests of the Limited Partnership in a property, which the Company had an interest in but was written off as of April 30, 2003, for 3,220,000 common shares of the Company. During the year ended April 30, 2005, 886,666 of these shares were issued and charged to exploration at $0.10 per share. The balances of the shares were issued during the nine months ended January 31, 2006 and $233,333 was charged to exploration expense.

      (f)   Debt Settlement

      During the nine months ended January 31, 2006 the Company settled $366,000 of debt owed by Western Petrochemicals through the issuance of 850,000 common shares.

(g)   Private Placement

      During the nine months ended January 31, 2006 the Company completed a private placement of 15,068,000 units at $1.50 per unit whereby each unit consisted of one common share and one share purchase warrant. Each two warrants will entitle the holder to purchase an additional common share of the Company at $2.00 until December 12, 2007. Pursuant to this placement the Company paid finders $528,870 cash, which is included in consulting expenses, plus 260,580 warrants and as yet have not but may issue an additional 92,000 warrants. The warrants issued to the finders are on similar terms as the issued warrants. The Company has recorded a non-cash financing expense of $407,294 related to the issuance of the warrants under this private placement. In conjunction with this financing the Company has also granted the investors and finders certain registration rights whereby the Company has undertaken to file a resale registration statement covering the shares and shares underlying the warrants within sixty days of closing, otherwise it shall pay a 2% penalty for each month and part of month that it is late in doing so. In addition, the Company must respond to any queries to that resale registration statement within two weeks of receipt or else be subject to an additional penalty as to 2% for each two weeks thereafter. The penalties shall be payable in either shares at a deemed price of $1.50 USD or cash at the unit holders election. Any penalty shares will also be qualified for resale by the same SB2 registration statement.

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
            Notes to Consolidated Financial Statements (U.S. Dollars)
                   For the Nine Months Ended January 31, 2006
                      (Unaudited - Prepared by Management)

6. STOCK OPTIONS

      As at January 31, 2006 the Company had 2,790,000 options outstanding of which 2,120,555 are exercisable, to purchase that same number of common shares as follows:

             Stock option                                 Number of
             Plan           Expiry Date   Exercise price   Options
            -------------   -----------   --------------  ---------
            SOP 2000        21-Aug-06     $   0.27          150,000
            SOP 2002        1-Nov-06      $   0.36           50,000
            SOP 2005(a)     1-Nov-06      $   0.36          840,000
            SOP 2005(b)     20-Oct-07     $   1.50          400,000
            SOP 2006        1-Jan-07      $   1.70          350,000
            SOP 2006        1-Jan-08      $   2.00          400,000
            SOP 2006        11-Jan-08     $   2.58          600,000
                                                          ---------
                                                          2,790,000
                                                          =========


      During the nine months ended January 31, 2006 the Company had the following activity pursuant to its stock option plans:

         o Under SOP 2000 plan 600,000 options at $0.27 were exercised on a cashless basis whereby the Company issued 462,686 common shares in satisfaction of the exercise and the Company granted a consultant a bonus of $27,000 to exercise 100,000 options;
         o Under SOP 2002 plan 225,000 options with an exercise price of $0.25 per share expired and 225,000 options with an exercise price of $0.36 and an expiry date of November 1, 2006 were issued to consultants and 175,000 of these options were exercised by of the Company granting the consultants a bonus of $63,000.
         o Under the SOP 2003c plan the remaining 100,000 options at $0.30 were exercised on a cashless basis whereby the Company issued 76,924 common shares in satisfaction of the exercise;
         o The Company also issued 1,600,000 options under the SOP 2005(a) plan with an exercise price of $0.36 until November 1, 2006 and 760,000 of these options were exercised by of the Company granting the consultants a bonus of $273,600.

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
            Notes to Consolidated Financial Statements (U.S. Dollars)
                   For the Nine Months Ended January 31, 2006
                      (Unaudited - Prepared by Management)

6. STOCK OPTIONS (continued)

      o On October 17, 2005, the Company adopted the 2005(b) Stock Option Plan, whereby 2,500,000 shares of common stock may be optioned. The 2005(b) Plan has not been adopted or ratified by the shareholders of the Company. Incentive options may be granted at any price for a period of up to ten years. The Company granted consultants 400,000 options at $1.50 per share until October 20, 2007, 300,000 options at $1.50 per share until October 20, 2008 which were exercised on a cashless basis during the period and 209,456 shares issued and 250,000 options at $2.00 per share until January 3, 2007 which was exercised on a cashless basis during the period and 149,396 shares issued.
      o On January 3, 2006 the Company adopted the 2006 Stock Option Plan, whereby 2,500,000 shares of common stock may be optioned. The 2006 Plan has not been adopted or ratified by the shareholders of the Company. Incentive options may be granted at any price for a period of up to ten years. The Company granted a consultant 400,000 options at $2.00 per share until January 1, 2008, subject to vesting evenly over eighteen months from January 1, 2006, another consultant was granted 350,000 options at $1.70 per share until January 1, 2007, subject to vesting evenly over six months from January 1, 2006 and a director was granted 600,000 options at $2.58 per share until January 1, 2007.

      Pursuant to the stock option plans there remained 1,550,000 options under the SOP 2005(b) plan and 1,150,000 under the SOP 2006 plan available to be issued as at January 31,2006. The Company has recorded in consulting expenses a stock option compensation expense of $3,704,538 relating to the issuance of these options.

      Subsequent to January 31, 2006 the Company issued 750,000 options to directors under the SOP 2006 as to 250,000 at $4.62 expiring February 8, 2008, 250,000 at $4.57 expiring February 17, 2009 and 250,000 $4.60 expiring March 9, 2008.

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
            Notes to Consolidated Financial Statements (U.S. Dollars)
                   For the Nine Months Ended January 31, 2006
                      (Unaudited - Prepared by Management)

7. WARRANTS

      The Company had the following warrants outstanding, to purchase that same number of common shares, at January 31, 2006:

                                                               Number of
                Expiry Date           Exercise price           Warrants
            --------------------   --------------------   --------------------
             14-Sep-06             $               0.34              2,380,000
             19-Sep-06             $               1.30              2,370,207
              9-Jun-07             $               0.45                 68,750
             19-Sep-07             $               0.55              1,817,967
             12-Dec-07             $               2.00              7,894,580
                                                          --------------------
                                                                    14,531,504

      During the nine months ended January 31, 2006 the Company had the following transactions involving its warrants:
            - The 2,380,000 warrents with an expiry date of September 14, 2005 were extended to September 14, 2006.
            - A total of 1,791,072 warrants with a November 3, 2005 expiry date were exercised, of which 451,855 of the warrants were exercised for cash proceeds of $158,149 and 1,339,217 warrants were exercised pursuant to cashless exercise provisions, whereby the Company issued 841,454 common shares. A total of 555 warrants with a November 3, 2005 expiry date expired unexercised;
            - The Company issued, as an inducement for early exercising of the warrants with expiry dates of November 3, 2005 and September 14, 2006, 1,945,750 warrants to purchase that same number of common shares at $0.35 until April 30, 2006. After the issuance all of these warrants were exercised for cash proceeds of $681,013;
            - A total of 5,061,455 warrants with a September 14, 2006 expiry date were exercised of which 512,300 of the warrants were exercised for cash proceeds of $179,305 and 4,549,155 warrants were exercised pursuant to cashless exercise provisions, whereby the Company issued 2,813,960 common shares;

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
            Notes to Consolidated Financial Statements (U.S. Dollars)
                   For the Nine Months Ended January 31, 2006
                      (Unaudited - Prepared by Management)

7.    WARRANTS (continued)

            - In conjunction with the June 9, 2005 convertible note the Company issued i) 500,000 warrants to purchase that same number of common shares at $0.45 until June 9, 2007 of which 431,250 were exercised for cash, ii) 5,000,000 warrants to purchase that same number of common shares at $0.55 per share until June 9, 2007 of which 2,625,000 were exercised for cash and the balance done on a cashless exercise basis whereby 2,216,685 common shares were issued and iii) 2,500,000 warrants to purchase that same number of common shares at $1.50 until June 9, 2007 of which 500,000 were exercised for cash and the balance done on a cashless exercise basis whereby 1,620,005 common shares were issued
            - In conjunction with the financing of the Eagles Nest Project the Company issued 2,370,206 warrants to purchase that same number of common shares until September 19, 2006 at $1.30 per share and 1,817,967 warrants to purchase that same number of common shares until September 19, 2007 at $0.55 per share.
            - Finally in conjunction with a private placement the Company issued 7,894,580 warrants to purchase that same number of common shares until December 12, 2007.

      Subsequent to January 31, 2006 the Company agreed to issue a consultant a warrant to purchase 200,000 common shares at $4.50 per share until February 6, 2008.

8.    RELATED PARTY TRANSACTIONS

      The following non-arm's length transactions occurred with parties who are directors, officers and stockholders of the Company.

      (a) As of January 31, 2006, $58,062 was owed to October Sun and included in due to related parties. This balance is without interest or stated terms of repayment. During the year ended April 30, 2005 October Sun converted a $400,000 note into 1,600,000 common shares and 1,600,000 warrants to purchase that same number of common shares at $0.34 per share until September 14, 2005. During the nine months ended January 31, 2006 the Company agreed to extend the expiry date of these warrants to September 14, 2006 and recorded a non cash financing expense of $1,419,840.

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
            Notes to Consolidated Financial Statements (U.S. Dollars)
                   For the Nine Months Ended January 31, 2006
                      (Unaudited - Prepared by Management)

8.    RELATED PARTY TRANSACTIONS (continued)

      (b) United Corporate Advisors ("UCA") is related to the Company by way of common directors. During the nine months ended January 31, 2006 UCA was paid consulting fees of $136,462 and no amount remains owing. During the year ended April 30, 2005 UCA converted a $195,000 note into 780,000 common shares and 780,000 warrants to purchase that same number of common shares at $0.34 per share until September 30, 2005. During the nine months ended January 31, 2006 the Company agreed to extend the expiry date of these warrants to September 14, 2006 and recorded a non cash financing expense of $692,172.

      (c) The Company paid a Director a consulting fee of $16,663 during the nine months ended January 31, 2006. Also during nine months ended January 31, 2006 the Company agreed to issue this Director on his resignation from the board 50,000 common shares at a deemed cost of $181,000, pay him $30,000 over twelve months and purchase from him, at the then fair market value, any OQI shares that he acquired as a result of being a director of OQI.

      (d) A private company with a director in common received 1,000,000 common shares at a deemed cost of $1,900,000 to provide consulting services to the Company for the six month period ending May 2006.

9.    ACCOUNTS PAYABLE

      Accounts payable as at January 31, 2006 includes $127,403 (April 30, 2005
      - $130,555) in advances from third parties. Also included in accounts payable is $200,000 in exploration costs related to the Company's Pasquia Hills prospect and $90,000 in consulting expenses and $80,000 in advertising and promotional costs which the Company has agreed to settle for 925,000 common shares. Also included in accounts payable is $110,513 in finders fees payable in conjunction with the cashless exercise of warrants which the Company has agreed to settle for 89,006 common shares.

10.   EARTH ENERGY LICENCE AGREEMENT

      On August 12, 2003, the Company became party to an exclusive license agreement for Canada, Central and South America with Earth Energy Resources Ltd. ("Earth Energy") and West Peak Ventures of Canada Ltd. ("West Peak") for the use of Earth Energy's proprietary catalytic process. The process includes a proprietary Catalyst in conjunction with processing equipment to separate hydrocarbons from sand, shale or oil. Under the terms of the underlying license agreement with Earth Energy, the Company was to have paid $375,799, subject to certain conditions, of which it paid $106,508. The Company was also to pay a royalty of 5% and had the right to purchase catalyst and processing equipment from Earth Energy Resources Ltd. for cost plus 25%. In conjunction with this agreement the Company also had a three-year option, on the same terms, on a Central and South American license agreement with the exception that the license fee is a one-time payment of $500,000 US.

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
            Notes to Consolidated Financial Statements (U.S. Dollars)
                   For the Nine Months Ended January 31, 2006
                      (Unaudited - Prepared by Management)


10.   EARTH ENERGY LICENCE AGREEMENT (continued)

      During the year ended April 30, 2005 the above noted licence agreement was cancelled and replaced with a new agreement whereby the Company is to receive a 2.5% of gross revenue and 12.5% of net profits from product sold and income earned (the "Royalty") from products and processes related to certain patented chemical formulations utilized for applications related to the extraction of oil from surface mines tar sands, oil shale and soil reclamation (the "Catalyst") in Canada. The Company may also elect to receive a similar Royalty from Central and South America, subject to a payment of $500,000 that may be paid by way of offset and forfeiture of the first $500,000 in Royalties. Earth Energy has the right to name four entities and their affiliates upon which the Company will only receive 50% of the Royalty. The Company also has the right to purchase the Catalyst, at cost, and equipment from Earth Energy, at cost plus 25%, on any properties that the Company has a greater than 15% interest. As the present value of this agreement is currently undeterminable, the previously recorded licence costs have been written down by $106,507 and the licence is now recorded as $1.


11.   CONVERTIBLE DEBENTURES

            On June 9, 2005 the Company issued 7% convertible notes for an aggregate principal amount of $2,000,000. The Company has agreed to make monthly payments equal to one-twelfth of the initial principal amount of the note plus any other amounts due, including interest. The monthly payments for the first three months may be deferred until the fourth month and are payable in either shares, subject to an effective registration statement, or cash. Should the Company elect to make the monthly payment in cash then it must pay 130% of the principal plus 100% of any other amounts due, including interest. If the Company elects to have the monthly payment paid in shares then the note holders may convert at anytime thereafter into common shares of the Company at the lesser of i) $0.60,
      ii) 135% of the average of the five lowest closing bid prices of the Company's common stock for the ten trading days preceding the effective date of a registration statement registering the underlying shares and warrants for resale and iii) 70% of the average of the five lowest closing bid prices of the Company's common stock for the ten trading days preceding the date of conversion. Should the Company fail to make a timely election to pay in cash or shares or to actually make the cash payment then the holders of the notes may determine whether they want to be paid in cash or shares on the terms noted above. Pursuant to this offering the Company issued 500,000, warrants to purchase that same number of common shares at $0.45 until June 9, 2007, 5,000,000 warrants to purchase that same number of common shares at $0.55 per share until June 9, 2007 and 2,500,000 warrants to purchase that same number of common shares at $1.50 until June 9, 2007. In conjunction with this offering the Company has paid $200,000 in finders fees and has agreed to pay a finders fee of 10% from any of the 5,000,000 warrants to purchase that same number of common shares at $0.55 per share until June 9, 2007 that are exercised.

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
            Notes to Consolidated Financial Statements (U.S. Dollars)
                   For the Nine Months Ended January 31, 2006
                      (Unaudited - Prepared by Management)



11.   CONVERTIBLE EBENTURES (continued)

      In conjunction with these convertible notes and warrants the Company has recorded a non-cash financing expense of $1,722,950. The balance outstanding pursuant to these convertible notes as at January 31, 2006 is $59,232 as a result of the conversion of $2,397,134 of principal and interest into 3,995,224 common shares.

      During the year ended April 30, 2005 OQI also issued $934,500 ($1,100,000
      CDN) 3% unsecured convertible debentures which mature as to $254,864 ($300,000 CDN) on February 28, 2008, $84,955 ($100,000 CDN) on April 1,
      2008 and $594,682 ($700,000 CDN) on April 15, 2008. The notes are convertible into common shares of OQI at a rate of $1.06 ($1.25 CDN) for one year following their issuance and then at $1.36 ($1.60 CDN) per share until maturity. In conjunction with this offering OQI also issued 343,750 warrants to purchase that same number of common shares at a price of $1.36 ($1.60 CDN) until the earlier of i) the Company being listed for trading on a recognized stock exchange or ii) the maturity date. The balance outstanding pursuant to these convertible debentures is $982,110.

      To finance the acquisition of the Eagles Nest Prospect the Company entered into a private placement of its securities whereby the Company issued 8% Convertible Notes (the "Notes") with stock purchase warrants for aggregate principal amount of $5,200,000 (the "Original Offering"), all pursuant to a Subscription Agreement (the "Subscription Agreement") with the purchasers. Under the terms of the Original Offering, the Notes are convertible to shares of the Company's common stock (the "Common Stock") at $0.40 per share of Common Stock. However, pursuant to the subscription agreement, amounts not expended on successful bids, associated costs and first year rentals are to be refunded on a pro-rata basis. The refunded amount totals $4,472,813, as only $727,187 was used in connection with the acquisition of the Eagles Nest Parcel and related costs. Under the terms of the Original Offering, the purchasers will also receive bonus shares equal to 10% of the refunded amount allocable to the respective purchasers, which bonus shares will be issued at the rate of $0.40 per share. Also, purchasers will receive warrants based on one warrant per $0.40 invested by a purchaser, after the refunded amount has been distributed to the purchaser. The warrants are exercisable for two years from the issue date at an exercise price of $0.55 per share.

      Effective August 31, 2005, some of the purchasers elected not to receive their pro-rata portion of the refund amount. Rather, those purchasers elected to be included under amended terms to the Original Offering (the "Amended Offering"). Under the terms of the Amended Offering, a purchaser will receive a new convertible promissory note in the amount of their principal investment not refunded (the "New Note"), which New Note is convertible into shares of the Company's common stock at a per share conversion price of $0.90 per share. The purchaser will also receive one warrant for each $0.90 of principal invested in the Amended Offering.

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
            Notes to Consolidated Financial Statements (U.S. Dollars)
                   For the Nine Months Ended January 31, 2006
                      (Unaudited - Prepared by Management)

11.   CONVERTIBLE DEBENTURES (continued)

      Each warrant is exercisable to purchase one share of common stock at an exercise price of $1.30 per share for one year.

      Of the total $5,200,000 raised in the Original Offering, $727,187 convertible notes were issued under the Original Offering along with 1,817,967 warrants to purchase that same number of common shares at $0.55 until September 19, 2007, $2,339,602 was refunded along with 584,878 common shares at a deemed cost of $233,951 which has been recorded as a non-cash financing expense, $2,133,186 convertible notes were issued pursuant to the amended terms along with 2,370,206 warrants to purchase that same number of common shares at $1.30 until September 19, 2006 and 555,670 common shares were issued as finders fees at a deemed cost of $222,268 which were included in consulting expenses. In conjunction with these convertible notes and warrants the Company has recorded a non-cash financing expense of $1,493,096.

      The subscription agreements relating to the Original Offering and Amended offering contains certain registration rights for the shares of common stock issuable upon conversion of the notes, the exercise of the underlying warrants, bonus shares issued and finders fee shares issued. The Company has filed its registration statement, but it is not yet effective; as such $238,247 in penalties has been accrued as at January 31, 2006.


12.   INVESTMENT IN ENERGY 51 INC.

      On April 7, 2004, the Company entered into an equity participation and farmout agreement with Energy 51 Inc. ("Energy 51"). Pursuant to this agreement the Company purchased 750,000 common shares of Energy 51 for $152,800. Energy 51 is a privately held Alberta company engaged in the exploration and development of oil and gas primarily in Alberta. The agreement granted the Company the right to purchase a further 750,000 common shares for $157,491 to bring its interest in Energy 51 to 25% which the Company exercised during the year ended April 30, 2005. Subsequent to April 30, 2005, Energy 51 completed a share financing in which it raised $17,850,000 CDN and the Company's interest in Energy 51 was reduced to 2%.

      As part of this agreement the Company must be offered the right to participate on all prospects generated by Energy 51 until April 1, 2006. During the year ended April 30, 2005 the Company agreed to participate in the Sylvan Lake and Barrhead oil and gas prospects and included in exploration is $53,428 and $78,428 respectively, in related exploration costs. During the nine months ended January 31, 2006 the Company has incurred exploration costs related to Sylvan Lake in the amount of $438,574 and $108,073 related to Barrhead.

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
            Notes to Consolidated Financial Statements (U.S. Dollars)
                   For the Nine Months Ended January 31, 2006
                      (Unaudited - Prepared by Management)

13.   COMMITMENTS

      The Company entered into a joint venture with a major Canadian chemical company to jointly determine the commercial value of the shale oil in the Pasquia Hills prospect. This agreement is made up of a number of phases and each party may decide not to proceed at any time by giving notice. Phase one consists of research at an estimated cost of $50,000, which, along with the information gathered is to be split equally between the parties. Subsequent phases involve further research and feasibility geared ultimately towards a production contract where the major Canadian chemical company would purchase petrochemical feedstock from the Company for further processing.

      The Company has entered into a joint venture agreement (the "Sulfoxy Joint Venture") whereby it has agreed to fund research and development relating to the improvement of bitumen recovery from surface mineable oil sands ore and in-situ recovery of bitumen and heavy oils by oxidation and sulfonation of asphaltens as to $174,343 ($205,220 CDN) to obtain a 60% interest. Upon earning a 60% interest in the joint venture the Company may elect to purchase an additional 15% joint venture interest for $1,274,318 ($1,500,000 CDN). During the nine months ended January 31, 2006 the Company has incurred $210,331in costs to the Sulfoxy Joint Venture and these have been included in exploration costs.

      Pursuant to an agreement with a consultant, for the Company's Pasquia Hills prospect, the consultant has the right to convert fees paid and owing to February 28, 2006 into common shares at $1.70 per share. As at January 31, 2006 and February 28, 2006 the Company had incurred fees of $53,335 to this consultant and the consultant has requested that these be converted into 30,477 common shares.

14.   FUTURE INCOME TAXES

      The following summarizes OQI's temporary differences that give rise to the future Canadian income tax liability:

        Book Value of property in excess of tax value      $1,285,526
        Non-capital loss carry-forwards tax benefit          (119,474)
        Share issue costs tax benefit                        (115,961)
                                                        -------------
                                                           $1,050,091

      The Company has available losses for United States tax purposes of, approximately, $8 million that expire from 2010 through 2020.

                          CANWEST PETROLEUM CORPORATION
                         (An Exploration Stage Company)
            Notes to Consolidated Financial Statements (U.S. Dollars)
                   For the Nine Months Ended January 31, 2006
                      (Unaudited - Prepared by Management)

15.   SUBSEQUENT EVENT

      As at March 9, 2006 the Company adopted a shareholders right plan and reserved 250,000 of its preferred shares for issuance pursuant to the exercise of the rights. The rights are designed to have certain anti-takeover effects and as such they will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on a substantial number of rights being acquired, or in a manner or on terms not approved by the board of directors of the Company. The rights, however, should not deter any prospective offeror willing to negotiate in good faith with the board of directors, nor should the rights interfere with any merger or other business combination approved by the board of directors. To effect the shareholders rights plan the Company declared a distribution of one right to each outstanding share of common stock, payable to shareholders of record on March 23, 2006. This right will be attached to the underlying common share and remain with the common should the common share be sold or transferred.

                                                   CANWEST PETROLEUM CORPORATION

   We have not authorized any dealer,
     salesperson or other person to
    give any information or represent
     anything not contained in this
    prospectus. You must not rely on
   any unauthorized information. This
    prospectus does not offer to sell
        or buy any shares in any
   jurisdiction where it is unlawful.
   The information in this prospectus
       is current as of its date.


                                               10,442,408 SHARES OF COMMON STOCK


                                                         PROSPECTUS


                                                        April 11, 2006